Exhibit 99.1

REDACTED VERSION(1)

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK

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In re:	:	Chapter 11
	:	Case No. 11-38111 (CGM)
DYNEGY HOLDINGS, LLC, et al.,	:	Jointly Administered
:
Debtors.	:
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REPORT OF SUSHEEL KIRPALANI, EXAMINER

QUINN EMANUEL URQUHART & SULLIVAN, LLP

51 Madison Avenue, 22nd Floor
New York, New York 10010

865 South Figueroa Street, 10th Floor
Los Angeles, California 90017

50 California Street, 22nd Floor
San Francisco, California 94111

Counsel to Examiner

March 9, 2012

(1)           Filed under seal pursuant to the Order Granting the Motion of U.S. Bank National Association, as Indenture Trustee, for Appointment of an Examiner Pursuant to Section 1104(c) of the Bankruptcy Code [Docket No. 276].

C.	THE BLACKSTONE AND ICAHN ATTEMPTS TO ACQUIRE DYNEGY INC.		26

D.	BOARDS OF DIRECTORS OF DYNEGY INC. AND DYNEGY HOLDINGS		27

E.	NEW MANAGEMENT TEAM JOINS DYNEGY		30

F.	DYNEGY DECIDES TO PURSUE PREPETITION RESTRUCTURING		32

	1.	ARCHITECTS OF RESTRUCTURING	32

	2.	IMPENDING DEFAULT UNDER OLD CREDIT FACILITY	33

	3.	INITIAL OUTLINE OF RESTRUCTURING INITIATIVES	33

	4.	RETENTION OF RESTRUCTURING ADVISORS	35

G.	REFINEMENT OF RESTRUCTURING PLAN		39

	1.	PRELIMINARY ACTION PLANS	39

	2.	DYNEGY INC. BOARD OF DIRECTORS AND FRC DELIBERATIONS	42

	3.	SEPARATION OF COALCO TRANSFER FROM THE AUGUST REFINANCING; ORIGINS OF UNDERTAKING	48

	4.	DYNEGY ANNOUNCES INTENT TO PURSUE PREPETITION RESTRUCTURING ON JULY 10, 2011	49

	5.	CREATION OF DYNEGY GAS INVESTMENTS ON AUGUST 1, 2011	50

	6.	AUGUST 4, 2011 DYNEGY INC. BOARD MEETING	53

	7.	LACK OF DELIBERATIONS BY DYNEGY HOLDINGS	53

H.	PHASE 1: RING-FENCE OPERATING ASSETS AND REFINANCE OLD CREDIT FACILITY		54

	1.	SELECTION OF LEAD ARRANGERS	54

	2.	IMPORTANCE OF VALUE OF COALCO	55

	3.	LOAN SYNDICATION EFFORTS AND LENDER REACTIONS	56

	4.	SOLVENCY REPRESENTATIONS	58

	5.	SPECIFIC STEPS IN RING-FENCING TRANSACTION	59

	6.	SOURCES AND USES OF AUGUST REFINANCING	68

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	7.	TERMS OF COALCO AND GASCO CREDIT FACILITIES PRESERVE ABILITY TO TRANSFER COALCO ASSETS	69

	8.	EFFECT OF COALCO AND GASCO CREDIT FACILITIES ON DYNEGY HOLDINGS’S FINANCIAL CONDITION; MARKET REACTION	71

	9.	DELAWARE CHANCERY COURT LAWSUIT	72

	10.	OTHER LAWSUITS CHALLENGING THE RING-FENCING AND REFINANCING TRANSACTIONS	74

I.	PHASE 2: TRANSFER OF COALCO TO DYNEGY INC.; EXCHANGE OFFER		75

	1.	BOARD DELIBERATIONS IN CONNECTION WITH COALCO TRANSFER AND UNDERTAKING EXECUTION	75

	2.	DIRECTOR AND OFFICER VIEW OF WHETHER DYNEGY HOLDINGS WAS SOLVENT AT TIME OF COALCO TRANSFER	80

	3.	TRANSFORMING DYNEGY HOLDINGS INC. FROM CORPORATION TO LIMITED LIABILITY COMPANY	81

	4.	SPECIFIC STEPS OF COALCO TRANSFER	83

	5.	COALCO VALUATION AT TIME OF TRANSFER	84

	6.	UNDERTAKING GIVEN IN EXCHANGE FOR COALCO TRANSFER	86

	7.	IMPACT OF COALCO TRANSFER ON DYNEGY HOLDINGS’S FINANCIAL CONDITION	95

	8.	SEPTEMBER 15, 2011 EXCHANGE OFFER	99

	9.	FORMATION OF AD HOC BONDHOLDER GROUP; RESTRUCTURING SUPPORT AGREEMENT	102

J.	BANKRUPTCY FILING		102

IV. CONCLUSIONS AND RECOMMENDATIONS			104

A.	ASSUMPTIONS APPLICABLE TO ALL CONCLUSIONS AND RECOMMENDATIONS		104

	1.	CHOICE OF LAW	104

	2.	ABILITY TO COLLAPSE CERTAIN TRANSACTIONS	106

	3.	INDICIA OF INSOLVENCY	107

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B.	CONCLUSIONS CONCERNING POSSIBLE CONSTRUCTIVE AND ACTUAL FRAUDULENT TRANSFERS		115

	1.	CONSUMMATION OF “RING-FENCING” TRANSACTIONS AND REFINANCING OF OLD FACILITY, IN ISOLATION, DOES NOT GIVE RISE TO ANY CLAIMS OR CAUSES OF ACTION	115

	2.	TRANSFER OF DYNEGY HOLDINGS’S “OPPORTUNITY” TO RESTRUCTURE INDEBTEDNESS IS NOT A FRAUDULENT TRANSFER	117

	3.	COALCO TRANSFER INVOLVED TRANSFER OF AN INTEREST OF A DEBTOR (DYNEGY HOLDINGS) IN PROPERTY	118

	4.	COALCO TRANSFER WAS MADE WITH AN ACTUAL INTENT TO HINDER AND DELAY—BUT NOT NECESSARILY TO DEFRAUD—DYNEGY HOLDINGS’S CREDITORS	119

	5.	TRANSFER OF COALCO TO DYNEGY INC. IN EXCHANGE FOR UNDERTAKING WAS CONSTRUCTIVE FRAUDULENT TRANSFER	125

	6.	CLAIMS UNDER STATE FRAUDULENT TRANSFER LAW	129

	7.	POTENTIAL DEFENSES TO FRAUDULENT TRANSFER CLAIMS	130

C.	CONCLUSIONS CONCERNING CONDUCT OF DEBTORS IN CONNECTION WITH PRE-PETITION RESTRUCTURING OF DEBTORS AND THEIR NON-DEBTOR AFFILIATES		131

	1.	ASSUMING DYNEGY HOLDINGS WAS INSOLVENT, ITS OFFICERS AND DIRECTORS BREACHED FIDUCIARY DUTIES	131

	2.	CONSIDERATION OF ALTERNATIVES TO RESTRUCTURE DYNEGY HOLDINGS’S UNSECURED INDEBTEDNESS	143

	3.	FIDUCIARY DUTIES OF ADVISORS	144

	4.	DEFENSE OF RELIANCE ON ADVICE OF COUNSEL	147

	5.	THE CORPORATE SEPARATENESS AMONG DYNEGY HOLDINGS, DYNEGY GAS INVESTMENTS, AND DYNEGY INC. SHOULD NOT BE RESPECTED	149

D.	CONCLUSIONS CONCERNING WHETHER DYNEGY HOLDINGS IS CAPABLE OF CONFIRMING A CHAPTER 11 PLAN		154

	1.	GOOD FAITH REQUIREMENT	154

	2.	PLAN MUST PROVIDE FOR CORPORATE GOVERNANCE CONSISTENT WITH INTERESTS OF CREDITORS AND PUBLIC POLICY	156

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Susheel Kirpalani, Examiner appointed in the above-captioned cases, respectfully submits this report in accordance with the Examiner Order.(1)

I.             EXECUTIVE SUMMARY OF THE EXAMINER’S CONCLUSIONS

A.            EXAMINER APPOINTMENT AND MANDATE

On January 11, 2012, Tracy Hope Davis, the United States Trustee for Region 2, appointed Susheel Kirpalani as Chapter 11 Examiner in the bankruptcy cases of Dynegy Holdings, LLC and its debtor affiliates. On January 12, 2012, the Honorable Cecelia G. Morris of the United States Bankruptcy Court for the Southern District of New York approved the appointment. The Examiner was asked to complete an independent, unfettered investigation of certain issues relating to the Debtors’ conduct in the months leading up to the bankruptcy filing, and to file a report containing his findings within 60 days. The Examiner was also charged to serve as a court-appointed mediator to attempt to forge a consensual Chapter 11 plan among the Debtors’ various constituents.

B.            SUMMARY OF FINDINGS AND CONCLUSIONS

Dynegy Inc. is a publicly traded holding company whose stock is listed on the New York Stock Exchange. Before September 1, 2011, Dynegy Inc.’s only asset was ownership of 100% of the equity in Dynegy Holdings, which in turn owned, through a variety of subsidiaries, all of Dynegy’s operations. Dynegy’s debt was issued by Dynegy Holdings or its subsidiaries.(2)

Dynegy Holdings and certain of its indirect subsidiaries filed for bankruptcy protection on November 7, 2011. In the three months prior to filing, Dynegy Holdings had transferred or authorized the transfer of billions of dollars of its assets (stock or other direct or indirect ownership interests of subsidiaries) as part of a multi-step plan to reorganize Dynegy’s business segments and restructure Dynegy’s debts.  The first phase of the restructuring facilitated a refinancing of Dynegy Holdings’s secured bank debt, which, in the absence of a refinancing, was in danger of a covenant breach.  Once the crisis of the potential bank default was averted, Dynegy implemented the next phase of its restructuring plan. The goal of this second phase was to reduce the amount of Dynegy’s unsecured debt, while simultaneously increasing value for stockholders.  To those familiar with the basic tenets of corporate finance, this may seem paradoxical, as it is a bedrock principle that a company’s creditors must be paid in full before its stockholders can receive or retain any value—unless, of course, creditors agree otherwise. Over the spring and summer of 2011, Dynegy devised and implemented a plan to move assets away from the reach of Dynegy Holdings’s unsecured creditors in order to encourage, for lack of a better word, such creditors to accept less than full payment and at the same time permit a recovery for stockholders. This report examines whether the techniques that Dynegy employed were legally permissible.

(1)                                 Capitalized terms not otherwise defined herein shall have the meanings ascribed to the terms in the attached Appendix Of Defined Terms.

(2)                                 Before August 5, 2011, Dynegy Inc. was a guarantor of Dynegy Holdings’s senior secured bank debt.

The Bankruptcy Court directed the Examiner to investigate Dynegy’s pre-bankruptcy transactions and to report on the conduct of the Debtors, the existence of any fraudulent transfers, and whether Dynegy Holdings is capable of confirming a Chapter 11 plan. In carrying out its restructuring strategy, Dynegy was principally concerned with whether it was violating any of the contractual prohibitions contained in Dynegy Holdings’s debt agreements. If it did not violate the letter of the contracts, then Dynegy believed it was free to implement the strategy of moving assets and, potentially, control away from Dynegy Holdings in the hope of convincing creditors to accept less than full payment for their debt. Dynegy expected that creditors would challenge this strategy and, to maximize its defenses, Dynegy tried to structure its transfers of assets away from Dynegy Holdings in a manner that it could claim were transfers in exchange for fair value. Put simply, Dynegy believed that, even if Dynegy Holdings was insolvent, as long as it transferred assets in exchange for what the law considers “reasonably equivalent value,” then creditors would have no legitimate cause to complain.

Dynegy’s strategy was permissible with respect to the transfers relating to the first phase of the restructuring, i.e., transfers incident to the creation of two distinct silos of assets, CoalCo and GasCo,(3) because those transfers did not injure creditors and were not, in and of themselves, intended to do so. Indeed, following these so-called “ring-fencing” transactions, both silos of assets continued ultimately to be owned (as they had been) by Dynegy Holdings. While it is true that as a result of the ring-fencing and attendant refinancing of pre-existing secured bank debt, unsecured creditors of Dynegy Holdings could look only to the residual equity value of CoalCo and GasCo, this was, as a practical matter, always the case for unsecured creditors of Dynegy Holdings, regardless of whether the silos were created.(4)

Dynegy’s strategy was ill-conceived, however, with respect to the second phase of the restructuring, i.e., the transfer or purported “sale” of CoalCo by Dynegy Holdings to Dynegy Inc. in exchange for a piece of paper that Dynegy actively avoided valuing. This transfer of CoalCo, which the board of Dynegy Inc. then valued at $1.25 billion, was made in exchange for an illiquid, unsecured, highly unusual financial instrument called an “undertaking.” In addition, the undertaking had no covenants to protect the holder’s value against other actions that might be

(3)                                 The terms “CoalCo” and “GasCo” are sometimes used for convenience in this report to refer to the holding companies that were newly formed as part of a “ring-fencing” strategy to hold coal and gas assets previously held by subsidiaries of Dynegy Holdings.

(4)                                 To be clear, the amount of refinancing indebtedness did exceed the aggregate amount of Dynegy’s funded, secured bank debt and the Sithe Debentures, all of which were repaid with the proceeds of the refinancing. Excess net proceeds of more than $250 million were set aside for general corporate purposes within the CoalCo and GasCo chains. In addition, $400 million of excess net proceeds essentially replaced the same amount of cash previously residing at Dynegy Holdings, which had been used to repay funded, secured bank debt, and was also set aside for general corporate purposes. Those purposes did ultimately include aspects of the second phase of the restructuring, but the Examiner has not found that the lenders under the refinancing loans had clear knowledge that this second phase would definitely occur—or, if it did, what the precise terms would be or how it might impact Dynegy Holdings, which was not obligated under the new facilities. As such, this type of financing is distinguishable from those where “collapsing” a loan with the use of the proceeds of such loan (e.g., leveraged buyouts) may well be appropriate to determine the economic substance of a transaction on the borrower.

taken by Dynegy Inc. The Examiner believes that this undertaking had a midpoint value at the time (even prior to its amendment in a manner adverse to Dynegy Holdings) of approximately $860 million.  Immediately after Dynegy Inc. provided the undertaking, Dynegy Inc. and Dynegy Holdings agreed to amend it so Dynegy Inc. could reduce its payment obligations by $1.678 over the course of the payment stream (an amount apparently designed to mimic a dollar-for-dollar present value reduction) for each dollar face amount of Dynegy Holdings bonds that was acquired or otherwise retired by Dynegy Inc., even if such debt was acquired or retired at a discount to the face amount. Dynegy took the position that Dynegy Inc.’s future satisfaction of Dynegy Holdings’s debt would constitute value, as a matter of law, measured by the face amount of such debt—no matter what Dynegy Inc. paid for such debt, and regardless of whether Dynegy Inc. paid for such debt by pledging the stock of its newly acquired direct subsidiary, CoalCo.(5) In this way, Dynegy Holdings transferred to Dynegy Inc. not only CoalCo, but also the corporate opportunity to use CoalCo as a vehicle for exchanging its outstanding bonds for structurally senior bonds at a discount, or otherwise to control its own restructuring of indebtedness with its own assets.  Moreover, the addition of the payment reduction mechanism into the amended undertaking rendered the undertaking unsalable to third-parties, and thereby further eroded the value of the undertaking to Dynegy Holdings.

In other words, if creditors of Dynegy Holdings had been willing to compromise their indebtedness at less than face value in exchange for new debt backed by a pledge of CoalCo stock (which was a Dynegy Holdings asset), absent Dynegy Holdings’s transfer of CoalCo to Dynegy Inc., that reduction of indebtedness would have appropriately inured to the benefit of Dynegy Holdings, and not to Dynegy Inc. Reduced to its essence, the transaction transferred hundreds of millions of dollars away from Dynegy’s creditors in favor of its stockholders.

The decision to “sell” CoalCo to Dynegy Inc. in exchange for an undertaking and amended undertaking was made and implemented by directors and officers of Dynegy Inc. The three senior-most Dynegy Inc. officers also served as board members of Dynegy Holdings and its newly formed shell subsidiary, Dynegy Gas Investments, LLC.  The boards of Dynegy Holdings and DGI did not appreciate that what may be good for Dynegy’s ultimate parent, Dynegy Inc., may not be good for Dynegy Inc.’s insolvent(6) subsidiary, Dynegy Holdings. The Examiner believes that these officers did not understand the distinction, from a corporate and fiduciary perspective, between Dynegy Holdings and Dynegy Inc.—a lapse perhaps caused by having the same professionals advise all entities within the consolidated Dynegy family of companies. Indeed, when authorizing the transfer of CoalCo away from Dynegy Holdings, they believed they were attempting to obtain creditor concessions for the benefit of the “company” or “enterprise” as a whole.

(5)                                 Dynegy appears to have developed its method of valuation by applying a legitimate legal principle—the satisfaction of antecedent debt constitutes value—in a way that principle has never been applied. One could call this technique “mark to face” because there was never an effort to determine the instrument’s market value.

(6)                                 For the reasons given in the Examiner’s Work Plan, filed with the Bankruptcy Court on January 24, 2012, the Examiner has assumed that Dynegy Holdings was insolvent throughout the relevant period. While a solvency analysis is outside the scope of this report, the Examiner believes that such an assumption is reasonable and has ample support in the record.

The same cannot be said, however, for the board members of Dynegy Inc.  Certain members of the Dynegy Inc. board did not even understand the transfer that was being made, or why the CoalCo transfer was prudent or appropriate; others did not even know whether there was a separate Dynegy Holdings board. But other members knew exactly what was happening, and why the CoalCo transfer was being made.  In reviewing the CoalCo transfer, the board of Dynegy Inc. relied on the recommendations of the Dynegy Inc. board’s Finance and Restructuring Committee.(7) The Chair of the FRC is an experienced investor who is employed by Dynegy Inc.’s largest stockholder. Certain members of the FRC understood that the goal was to capture any value attainable by acquiring Dynegy Holdings’s bonds at a discount for the benefit of Dynegy Inc.  They did not believe this was inappropriate so long as it did not violate the contractual restrictions in Dynegy Holdings’s debt agreements.  Indeed, given certain other actions that the FRC Chair believed Dynegy Inc. could have lawfully accomplished in the first phase of the restructuring—such as taking on extensive additional debt in what others called an “extend and pretend” strategy—Dynegy Inc. was, in his view, “entitled” to compensation from Dynegy Holdings’s creditors for forgoing such options.

The Examiner concludes that the conveyance of CoalCo to Dynegy Inc. was an actual fraudulent transfer and, assuming that Dynegy Holdings was insolvent on the date of the transfer (approximately two months before the bankruptcy filing), a constructive fraudulent transfer, and a breach of fiduciary duty by the board of directors of Dynegy Holdings. Dynegy Inc., through its board of directors, used its power to control the affairs of Dynegy Holdings—an insolvent subsidiary whose property should have been maximized, or at least safeguarded, for the benefit of Dynegy Holding’s creditors—to disadvantage Dynegy Holdings for the benefit of Dynegy Inc. Dynegy Inc.’s conduct provides a basis for disregarding the corporate separateness among Dynegy Inc., Dynegy Holdings, and Dynegy Holdings’s newly formed shell subsidiary, DGI. As such, DGI should be considered the alter ego of Dynegy Holdings, and DGI’s transfer of CoalCo should be deemed a transfer to Dynegy Inc. of an interest in property of Dynegy Holdings.(8) In that event, Dynegy Holdings would have a claim against Dynegy Inc. for the fraudulent transfer of CoalCo.  Alternatively, to remedy the injustice occasioned upon Dynegy Holdings and, derivatively, its creditors, CoalCo should be deemed property of Dynegy Holdings’s bankruptcy estate. Finally, the breach of fiduciary duty by the board of directors of Dynegy Holdings should be equally attributed to the board of directors of Dynegy Inc.

(7)                                 The members of the FRC installed themselves as the majority of the members of the board of Dynegy Holdings shortly before the commencement of these Chapter 11 Cases. As such, as of the date of this report, the Debtors are controlled by the FRC.

(8)                                 The Delaware Court of Chancery’s decision to the contrary, in connection with a proposed challenge to the first phase of the restructuring, does not foreclose this finding. As discussed below, counsel to Dynegy represented to the Delaware Court of Chancery that no assets (such as CoalCo) were being moved out from under Dynegy Holdings or away from Dynegy Holdings’s creditors. The Delaware Chancery Court noted those representations several times in reaching its decision. In addition, that decision, which was left undisturbed by the Delaware Supreme Court on appeal, had expressly shifted the burden of persuasion on insider transactions to the challenging creditors because such creditors were seeking preliminary injunctive relief.

Throughout the planning and execution of the Prepetition Restructuring, the Dynegy Inc. board favored paths that benefited Dynegy Inc. and its stockholders to the detriment of Dynegy Holdings and its creditors. Indeed, a key purpose of the Prepetition Restructuring, which was identified as early as spring 2011 and ultimately implemented on September 1, 2011, was to transfer value from Dynegy Holdings to and for the benefit of Dynegy Inc., cloaking the central transaction with the semblance of fair value. The Examiner concludes that the Bankruptcy Court could confirm a chapter 11 plan for Dynegy Holdings, but, in light of the conduct of all but one of the members of the board of Dynegy Inc. as of September 1, 2011, four of whom now constitute the majority of the board of Dynegy Holdings, any plan that provides for these individuals to continue as directors would not be consistent with the interests of creditors and with public policy.  That being said, the Examiner does not believe the continued service by senior management of Dynegy Inc., even in director or officer capacities, would be contrary to creditor interests or public policy.

C.            BASES FOR FINDINGS AND CONCLUSIONS(9)

Beginning in April 2011, Dynegy orchestrated a variety of corporate and financing maneuvers as part of a multi-step restructuring plan designed to decrease Dynegy’s overall leverage. Cutting to the substance, the goal of this strategy was to take advantage of the lack of contractual restrictions in Dynegy Holdings’s outstanding unsecured indebtedness by taking steps that would disadvantage Dynegy Holdings’s creditors and benefit stockholders of Dynegy Inc.  In fact, the stock market placed significant value on the options presented by Dynegy Holdings’s weak debt covenants and, assuming a refinancing of the senior secured indebtedness, the liquidity that Dynegy Holdings could potentially expect for several years before hitting a brick wall.  Indeed, stockholders had recently rejected offers to monetize their stock at a premium to current trading levels, despite the previous board’s recommendations, presumably hoping to benefit from the perceived optionality created by the lack of contractual restrictions in Dynegy Holdings’s debt agreements, combined with the potential for future positive changes in the market for electricity generated and sold by Dynegy.  Specifically, the goals of Dynegy’s overall restructuring strategy were to (1) obtain a longer “runway” for stockholders through the renegotiation or refinancing of Dynegy’s outstanding senior secured bank debt, (2) capitalize on (and, potentially, increase) the discount to par in Dynegy Holding’s publicly traded bonds, “capturing” such value for the benefit of stockholders, and (3) utilize the Bankruptcy Code to attempt to reduce Dynegy Holding’s liability on guaranties of obligations relating to certain power plants leased by a subsidiary of Dynegy Holdings.

1.             POTENTIAL ACTUAL AND CONSTRUCTIVE FRAUDULENT TRANSFERS

Whenever a company has creditors, irrespective of their level of sophistication, the law prohibits that company from transferring its assets away from creditors with an actual intent to hinder, delay, or defraud them. Often, it is difficult to prove such “actual fraud” directly from

(9)                                 The findings and conclusions set forth in this report are only the views of the Examiner, following an investigation conducted in a very tight timeframe. While they represent the Examiner’s best judgment of the facts made available to him, nothing in this report constitutes a ruling by the Bankruptcy Court, nor is any finding contained herein the result of an evidentiary hearing.

admissions or contemporaneous documents, but courts can resort to circumstantial evidence known as the “badges of fraud.”  Furthermore, even if a company may not be said to have misrepresented any facts—that is, it did not technically “defraud”—it may still be liable for actual fraudulent transfer if the facts demonstrate an intent to injure creditors by hindering or delaying their ability to recover on their claims.

The law also prohibits insolvent companies from constructively defrauding their creditors. In a nutshell, when a company is solvent, as long as it does not engage in intentional misconduct, it is free to transfer assets to others (even insiders or stockholders) because it is presumed that creditors are unaffected.  When a company with creditors is insolvent, undercapitalized, or is about to enter into a transaction that would render it so, however, the law requires that any transfer of that company’s assets must be made, regardless of intent, in exchange for “reasonably equivalent value.” The law prohibiting such “constructive fraudulent transfers” ensures that creditors are not harmed by a net reduction of assets, because an insolvent borrower’s assets are effectively held in trust for the benefit of its creditors.

For either actual or constructive fraudulent transfers, only a transfer of an interest in property of that debtor/transferor can be avoided and recovered for the benefit of its creditors. Thus, the transfer of assets by an affiliate (including a directly owned subsidiary) will generally not be avoidable because such assets were not available to satisfy the borrower’s creditors in the first place. In the context of the transfer of CoalCo, the relevant asset (the stock of CoalCo) was not technically owned by Dynegy Holdings.  Rather, it was owned, upon its inception, by a newly formed shell company, DGI, which itself was owned by Dynegy Holdings. DGI had no creditors when it transferred CoalCo to Dynegy’s ultimate parent, Dynegy Inc., and Dynegy took the position in litigation before the Delaware Chancery Court that creditors of Dynegy Holdings had no standing to complain about the transfer.  Notably, Dynegy considered the transfer of CoalCo as something that must be evaluated for its impact on an enterprise basis and, indeed, the board of the technical transferor, DGI, evaluated it that way. Nonetheless, Dynegy would later defend the transaction based on which specific entity was used to make the transfer, holding firm that the separate entities must be evaluated on an entity-by-entity basis.

The Examiner finds that the general rule recognizing the corporate distinction between a company’s owner and the company itself should not apply to Dynegy Holdings and DGI. Even if there was some valid business justification for creating DGI, the use of DGI just weeks after its creation (in a transaction that had been contemplated months before) to shield an acknowledged transfer of value away from creditors justifies finding that DGI is the alter ego of Dynegy Holdings. Indeed, even the then-members of the boards of Dynegy Holdings and DGI (the same three senior-most officers of Dynegy Inc.) did not recall the distinction between these entities or why DGI was even created. Their uniform recollection was that Dynegy Holdings transferred CoalCo, which is what, in substance, occurred.

The factual record developed supports a conclusion that Dynegy Holdings, acting at the direction of Dynegy Inc., transferred CoalCo with the actual intent to hinder and delay Dynegy Holdings’s creditors.  In contrast, although Dynegy had determined early in its assessment of restructuring options that it would transfer CoalCo, and although it delayed disclosure of that intention, it does not appear that Dynegy intentionally misled creditors.  Thus, an intent to defraud is likely absent. To the contrary, the transactions were disclosed publicly, albeit as late in time as possible—and conveniently after the challenges to the first phase of the restructuring had been defeated in the Delaware Chancery Court. Under the law, intent to hinder and delay is sufficient to state a claim for actual fraudulent transfer.

In addition, the Examiner finds that the transfer of CoalCo was for less than reasonably equivalent value, and thus a constructive fraudulent transfer.  At the time of the transfer to Dynegy Inc., the Dynegy Inc. board took the position that the undertaking was equivalent to the $1.25 billion value ascribed to CoalCo because payments required by the undertaking could be used to reduce $1.25 billion of Dynegy Holdings’s bonds. If CoalCo were in fact transferred in exchange for a true reduction of Dynegy Holdings’s indebtedness, then Dynegy Holdings may have received reasonably equivalent value for CoalCo. That was not the case, however.

Contrary to Dynegy’s assertions, the undertaking did not reduce Dynegy Holdings’s indebtedness at all, let alone by an amount of $1.25 billion.  In fact, the undertaking was structured specifically so that it would not even obligate Dynegy Inc. to directly reduce Dynegy Holdings’s debt. The undertaking was merely an unsecured promise by Dynegy Inc. to make a stream of designated payments that, as determined by the Examiner, had a present value to Dynegy Holdings at the time of the transfer of approximately $860 million, or 68.8% of the purported $1.25 billion value. From the perspective of Dynegy Holdings, that $860 million is likely overstated, as the inclusion of the payment reduction mechanism in the amended undertaking effectively prevents a sale to a third party.  Indeed, the Liquidation Analysis submitted in the Chapter 11 Cases acknowledges that the “unique nature” of the undertaking may make it impossible to sell to a third party even at a 50% to 75% discount.(10)

Dynegy Inc. and its advisors have contended that the value of the undertaking was never calculated by valuing the stream of the cash payments, but rather that it was assumed that an exchange by Dynegy Inc. for Dynegy Holdings’s bonds would be successful, and thus that $1.25 billion in Dynegy Holdings’s debt would be promptly satisfied. The Examiner does not attribute additional value to the undertaking based Dynegy Inc.’s option to discharge its obligations under that instrument by acquiring or retiring up to $1.25 billion of Dynegy Holdings’s bonds. Dynegy Inc. did not relieve Dynegy Holdings of any debt, and the analysis ends there. In addition, it is impossible to place a value, at the time of the transfer, on the possibility that Dynegy Inc. would choose to pay down, exchange, or purchase Dynegy Holdings’s bonds at a price acceptable to Dynegy Holdings’s bondholders. The debt reduction feature is, at best, an unperformed promise to furnish support, and therefore does not constitute reasonably equivalent value.

(10)                          Moreover, the undertaking, as amended, contains an option for Dynegy Inc. to reduce its payment obligations to Dynegy Holdings by a multiplier that remains static over the life of the instrument. Over time, the static multiplier causes the undertaking to be worth even less than $860 million, and creates an economic incentive for Dynegy Inc. to avoid early redemption of Dynegy Holdings bonds.

2.             CONDUCT OF DEBTORS IN CONNECTION WITH PREPETITION RESTRUCTURING

Throughout the April 2011 to September 2011 time period, and continuing through the date of this report, Dynegy was wholly owned and controlled by its ultimate parent, Dynegy Inc., a publicly traded corporation. Beginning in late July 2011, prior to the implementation of the multi-step plan, the seven-member board of directors of Dynegy Inc. consisted of individuals affiliated with or appointed by the largest shareholders of Dynegy Inc., namely, Icahn and Seneca, two independent directors, and a newly appointed Chief Executive Officer of Dynegy. At the time of the relevant refinancing and restructuring transactions, the board of directors of Dynegy Holdings consisted entirely of senior officers of Dynegy Inc., who held similar titles at various entities within the Dynegy organization.

The general rule for corporations is that the board of a company’s wholly owned subsidiary does not owe fiduciary duties to anyone other than its parent company.  Under applicable Delaware law, however, this rule does not apply when the subsidiary is insolvent. At that time, the subsidiary’s board owes duties to the subsidiary itself, for the ultimate benefit of the subsidiary’s creditors. The definition of “insolvency” for purposes of Delaware corporate law includes both the inability to pay debts as they come due (the so-called “equitable insolvency” test) and the condition when liabilities exceed assets, at a fair valuation (also known as the “balance sheet” test). The subjective belief of board members as to a company’s financial condition is irrelevant; the test is an objective one.

In the case of Dynegy Holdings, the Examiner has assumed this wholly owned subsidiary of Dynegy Inc. was insolvent during the relevant period leading up to these Chapter 11 Cases. Neither the board of Dynegy Holdings nor any professionals advising Dynegy Holdings undertook to determine whether either of the foregoing tests for insolvency had been met. Several Dynegy Inc. board members stated they believed at the time that Dynegy Holdings was solvent based on the positive trading value of Dynegy Inc. stock and their belief that Dynegy Holdings had sufficient liquidity to meet its obligations through 2015.  Dynegy’s Chief Executive Officer, however, indicated that he believed Dynegy Holdings was insolvent when he joined the company in June 2011. As an experienced manager of power companies who had been through other restructurings of insolvent companies, he believed the various steps taken, including the transfer or “sale” of CoalCo, were appropriate because they enabled Dynegy “as a whole” to accomplish a much-needed deleveraging. Neither he nor any other Dynegy Holdings board member perceived any conflict of interest between Dynegy Holdings and Dynegy Inc. Each Dynegy Holdings board member was also an officer of Dynegy Inc., and each was specifically directed to implement the CoalCo Transfer pursuant to a Dynegy Inc. board resolution. They did so by executing unanimous written consents for Dynegy Holdings and DGI following the Dynegy Inc. board meeting and resolution on September 1, 2011.

Dynegy Inc. retained White & Case LLP as its outside legal advisor in April 2011, specifically to assist Dynegy with its restructuring objectives.  W&C understood that it was representing each entity within the Dynegy organization.  At or about the same time, W&C retained Lazard Frères & Co., now known as Lazard Ltd., as its financial advisor to provide certain services incident to the planned restructuring for the benefit of all entities within the Dynegy organization. W&C and Lazard were retained on terms that included the potential for contingency fees tied to increases in the stock price of Dynegy Inc. In August 2011, each of W&C and Lazard amended the terms of their engagement to eliminate this contingency feature.(11) W&C did not perceive any conflicts with concurrently representing Dynegy Inc. and Dynegy Holdings because W&C believed Dynegy Holdings was solvent at all relevant times. Lazard did not perform any solvency analysis for any entity, as it is not in the business of performing such analyses.

At or about the time of retaining restructuring advisors, the board of Dynegy Inc. established the FRC to develop and make recommendations to the board with respect to a planned restructuring of Dynegy’s indebtedness. The steps ultimately carried out in two phases were developed as early as May 2011 by the members of the FRC, led by Vincent Intrieri and Samuel Merksamer—employees and board designees of Icahn, the largest stockholder of Dynegy Inc.

The Examiner has investigated whether, assuming insolvency, the acts of directors of Dynegy Holdings harmed the value of Dynegy Holdings in breach of their fiduciary duties. The Examiner believes that a key motivation behind the “sale” of CoalCo was to put downward pressure on the price of bonds issued by Dynegy Holdings, which were already trading at a discount, by moving assets away from Dynegy Holdings and into the hands (and control) of Dynegy Inc.  This transaction would therefore maximize the chance that creditors would fear nonpayment, or at least a longer delay in repayment, and they would therefore embrace an exchange of their bonds for new bonds to be issued by Dynegy Inc., backed by the value of CoalCo. The way in which Dynegy implemented this transfer ensured that any corporate benefit from retiring debt at a discount would be enjoyed not by Dynegy Holdings, but by Dynegy Inc., for the benefit of Dynegy Inc.’s stockholders. The Examiner concludes this was the intent of Dynegy Inc.

If Dynegy Holdings was insolvent, the board of Dynegy Holdings should have been seeking to maximize the value of Dynegy Holdings for its true economic beneficiaries—its creditors—not its parent stockholder, Dynegy Inc., and its stockholders. Under Delaware law, which applies to the corporate governance of Dynegy Inc. and Dynegy Holdings, creditors have the right to benefit from the firm’s operations until they are fully repaid. Thus, Dynegy’s pursuit of a restructuring that was intended to reduce the value of Dynegy Holdings for the benefit of Dynegy Holding’s parent company is a breach of the fiduciary duty of loyalty.(12)

In addition to the immediate harm caused by transferring the value of CoalCo out from under Dynegy Holdings, the harm inflicted on Dynegy Holdings included its loss of the corporate opportunity to control its restructuring and the associated benefit of any discount it could obtain on its outstanding debt.  Any such discount, if enjoyed at the Dynegy Holdings

(11)                          No executed amended engagement letter for W&C was provided to the Examiner by the time of this report. The Examiner was advised that the amendment for W&C was done orally, subject to definitive documentation, which had not yet been accomplished.

(12)                          Although the Examiner finds that DGI is the alter ego of Dynegy Holdings, to the extent that DGI is to be considered a separate solvent subsidiary, the board of DGI (which has no creditors) owed fiduciary duties exclusively to Dynegy Holdings, its sole member (equity owner).

level, would have inured to the benefit of Dynegy Holdings’s other creditors by strengthening the balance sheet of Dynegy Holdings.  Courts have recognized that a company’s ability to control its own restructuring and benefit from any discount in trading prices for the company’s debt are valuable assets and corporate opportunities that cannot be usurped by insiders.

3.             WHETHER DYNEGY HOLDINGS IS CAPABLE OF CONFIRMING A CHAPTER 11 PLAN

There are several findings that a bankruptcy court must make when deciding whether to confirm a chapter 11 plan.  One such finding is whether the plan was filed in “good faith.” Although “good faith” is not defined in the Bankruptcy Code, a court must ascertain whether the plan was filed with honesty and good intentions, and specifically with the intent of reorganizing the debtor and not for an unlawful purpose. The bankruptcy court is permitted to consider the pre-bankruptcy conduct of the debtor as part of the facts and circumstances that inform this analysis. As it applies to Dynegy Holdings, the good faith component is a multi-faceted inquiry.

One of the cornerstones of Dynegy Holdings’s proposed chapter 11 plan, which is supported by the largest bondholder and several others, is to apply the Bankruptcy Code’s statutory cap to certain claims relating to lease financing for two of Dynegy’s power plants. The Examiner has not been charged with evaluating whether the statutory cap actually does apply to such debts. Whether or not it does apply, some courts have held that a solvent debtor should not be permitted to file a Chapter 11 case solely to utilize the cap because doing so would unfairly shift value from creditors to shareholders. Such courts have held that evidence of such intent is evidence of bad faith.  The Examiner finds that Dynegy Holdings did contemplate filing for Chapter 11 specifically for the purpose of attempting to invoke the statutory cap on the lease financing claims. In fact, it was perceived by the board of Dynegy Inc. to be a key leverage point to use against such creditors.

The specific intent to invoke the statutory cap on these claims, however, does not, in the Examiner’s view, suggest bad faith in light of the other facts and circumstances relevant to Dynegy. First and foremost, every member of the board of Dynegy Inc. and Dynegy Holdings believed, rightly, that Dynegy was overleveraged in the spring, summer, and fall of 2011. As such, the Examiner believes that invoking the statutory cap was not the sole reason for the filing, and notes that Dynegy Holdings’s proposed plan seeks to compromise significantly all of Dynegy Holdings’s debts, even those not even potentially susceptible to statutory caps. Second, the Examiner has assumed that Dynegy Holdings was insolvent throughout the relevant period, and certainly as of the bankruptcy filing. Thus, cases discussing the improper use of statutory caps by solvent debtors are inapposite.

Returning to the issue of whether the Bankruptcy Court could consider the pre-bankruptcy conduct of Dynegy Holdings for the inquiry on “good faith,” the Examiner believes it is within the court’s discretion to do so. The Examiner believes it is technically possible for Dynegy Holdings to propose a confirmable plan because Dynegy Holdings is in need of reorganization and, ultimately, the confirmability of a particular plan is dependent upon the votes of creditors, following disclosure of all relevant facts. The Examiner notes that the current board of Dynegy Holdings includes all of the members of the FRC of the board of Dynegy Inc. Such members have shown a willingness to use control to economically disadvantage creditors while attempting to obtain concessions from them.  By analogy, when courts have confronted the question of whether a debtor’s exclusive right to file a plan should be extended or terminated, courts often look to whether the post-petition control provided by exclusivity is being used as a sword to pressure creditors to submit to the debtor’s demands, or whether control is used inappropriately to favor equity.

The Examiner believes that the transfer of CoalCo to Dynegy Inc., knowing the detrimental impact it would have on creditors of Dynegy Holdings, was an invitation for litigation.  Dynegy Inc. understood that moving assets out from under Dynegy Holdings, the return of which would require years of litigation, created significant runway because it would take years to litigate (even in bankruptcy), during which period Dynegy Inc. may be able to extract creditor concessions and/or benefit from improvements in power markets.  Thus, the board of Dynegy Holdings, which is now controlled by the FRC, has demonstrated its willingness to sacrifice creditor interests for the benefit of direct and indirect stockholders. Although the restoration of value to Dynegy Holdings and its subsidiaries may indeed require protracted litigation, the Examiner believes that creditors should be given the opportunity to vote on competing plans and exclusivity should not be used as a sword in the way that control unquestionably was used pre-bankruptcy.

Finally, with respect to confirmability of any plan, the Examiner believes that it would not be in the interest of creditors and public policy for the non-officer members of the board of Dynegy Inc. to serve as members of the board of Dynegy Holdings, or any affiliate of Dynegy Holdings participating in a joint plan with Dynegy Holdings, or of a successor to Dynegy Holdings. The Examiner draws a distinction for the senior officers of Dynegy Inc., one of whom serves as a member of the board of Dynegy Inc., and each of whom serves as members of the boards of Dynegy Holdings and DGI. The Examiner believes these officers did not appreciate that Dynegy Holdings’s creditors were being disadvantaged by Dynegy Inc. or the relevance of the corporate distinction between Dynegy Inc. and Dynegy Holdings if the latter was insolvent. Rather, their focus was, appropriately, on deleveraging the enterprise and operating the business for the benefit of all stakeholders. As such, it would likely be in furtherance of creditor interests, and consistent with public policy, if they were to continue serving as officers, and, to the extent desired by creditors, as directors.

II.            PROCEDURAL BACKGROUND

A.            COMMENCEMENT OF CHAPTER 11 CASES

Dynegy Holdings commenced the Chapter 11 Cases on the Petition Date in the Bankruptcy Court in Poughkeepsie, New York. Dynegy Holdings and its affiliated debtors and debtors in possession continue to operate their businesses and manage their properties under section 1107 of the Bankruptcy Code.

B.            EXAMINER MOTION, ORDER, AND APPOINTMENT

Four days after the Petition Date, on November 11, 2011, U.S. Bank National Association filed the Examiner Motion requesting, among other things, the appointment of an examiner “to investigate and report on the conduct of Dynegy Holdings, . . . certain affiliates of Dynegy Holdings, the directors of each of the forgoing, and certain significant equity holders of Dynegy Inc. . . . with a particular focus on those entities’ roles in prepetition actions that resulted in hundreds of millions of dollars in assets being transferred away from Dynegy Holdings’s creditors for the benefit of their ultimate equity holders just two months prior to the commencement of these chapter 11 cases.”(13) The Bankruptcy Court granted the Examiner Motion and, pursuant to the Examiner Order dated December 29, 2011, directed the U.S. Trustee to appoint the Examiner. The Examiner Order, among other things:

•                  directs that the Examiner will conduct “an unfettered investigation” and report to the Bankruptcy Court and parties in interest in the Chapter 11 Cases with respect to “(i) the conduct of the Debtors in connection with the prepetition 2011 restructuring and reorganization of the Debtors and their non-Debtor affiliates (including, without limitation, pre-petition transactions; (ii) any possible fraudulent conveyances; and (iii) whether DH is capable of confirming a chapter 11 plan”;

•                  provides that, pursuant to section 1106(a)(4) of the Bankruptcy Code, the Examiner shall file a written report of his investigation within 60 days of the order approving the appointment of the Examiner (that is, March 12, 2012); and

•                  provides that the Examiner “may act as mediator between or among parties in interest to the extent the examiner determines mediation may be beneficial to the progress of these cases.”

To facilitate the investigation, the Examiner Order contained two provisions relevant to the Debtors’ cooperation and their privileges (such as attorney-client and work-product privileges), specifically directing the Debtors to “cooperate fully and to (i) cause their respective present directors, officers, employees and professionals, and (ii) utilize reasonable best efforts to cause their respective former directors, officers, employees and professionals, to cooperate fully with the examiner and to provide unfettered access to the examiner in conjunction with the performance of any of the examiner’s duties and investigation and to promptly turn over, and otherwise promptly make available to, the examiner all information (including witness interviews) requested by the examiner. . . .”(14)

In addition, the Examiner Order directed that the Debtors (or their directors, officers, employees, and professionals) could not seek to withhold information on the grounds of attorney-client privilege:  “if the examiner seeks the disclosure of documents or information (whether written or oral) as to which DH or any of the other Debtors asserts a claim of privilege or other protection from disclosure, including, without limitation, the attorney-client privilege and/or the work product doctrine, or documents or information (whether written or oral) that are confidential (including pursuant to any confidentiality agreement), (i) the Debtors shall not claim or assert, (ii) the Debtors shall cause their respective directors, officers, employees and

(13)         Examiner Motion at 2.

(14)         Examiner Order at 6.

professionals not to claim or assert, that any privilege, protection, confidentiality or immunity belonging to or assertable by DH or any of the other Debtors precludes the production or disclosure of documents or information (whether written or oral, including witness interviews) requested by the examiner. . . .”(15) With respect to privileged documents, the Examiner Order provided specifically that documents would not lose their confidentiality or privilege protections simply because they are produced to the Examiner.(16)

The Rule 2004 Order authorized the Examiner to serve subpoenas on third parties, that is parties other than the Debtors, their non-debtor affiliates, and their respective professionals and officers.  Consistent with the order, however, the Examiner agreed to pursue discovery from these parties first before issuing subpoenas on third parties.(17)

Lastly, the Examiner Order directed the U.S. Trustee—in consultation with Dynegy Holdings, the Creditors’ Committee, and other parties in interest—to appoint an Examiner. On January 11, 2012, the U.S. Trustee appointed Susheel Kirpalani to serve as the Examiner.(18) The Bankruptcy Court approved that appointment the following day, on January 12, 2012.(19)

C.            EXAMINER’S WORK PLAN

The Examiner Order required the Examiner to submit a proposed work plan setting forth (a) an estimated budget of the costs and expenses related to the Examiner’s investigation, (b) a preliminary list of issues the Examiner believed would be the subject of his investigation, and (c) a proposed timeline for requesting and obtaining information from the Debtors and other parties and conducting the investigation.  In the Proposed Work Plan filed on January 24, 2012, the Examiner estimated that the total fees for the Examiner and his advisors would aggregate approximately $3 million to $4 million (assuming cooperation with discovery respondents and the timely filing of the Examiner’s report).(20) The Examiner also identified certain issues that he intended to address in his report as of that time, including:

•                  an analysis of fiduciary duties of board members and advisors;

(15)                          Id. at 6.

(16)                          Id. at 4 (“In accordance with Rule 502(d) of the Federal Rules of Evidence, all privileges, protections, confidentiality and immunities . . . shall remain in full force and effect as to any information provided to the examiner, and shall not be waived or in any way impaired in connection with these Chapter 11 cases . . . or in any other Federal, State or other proceeding outside these chapter 11 cases by production or disclosure to the examiner . . .”).

(17)                          Rule 2004 Order at 2 (“[T]he Examiner shall use his reasonable best efforts to first pursue discovery from the Debtors, Dynegy Inc., and their respective present and former directors, officers, employees, and professionals before issuing subpoenas on third parties”).

(18)                          United States Trustee’s Appl. for Order Approving Appointment of Examiner, In re Dynegy Holdings, LLC, No. 11-38111 (Bankr. S.D.N.Y. Jan. 11, 2012), Docket No. 308.

(19)                          Order Approving the Appointment of Susheel Kirpalani as Examiner, In re Dynegy Holdings, LLC, No. 11- 38111 (Bankr. S.D.N.Y. Jan. 12, 2012), Docket No. 318.

(20)                          Proposed Work Plan at 11.

•                  an analysis of any potential state law claims (including breach of fiduciary duty, aiding and abetting breach of fiduciary duty, corporate waste and corporate opportunity doctrines, veil piercing, and improper dividends);

•                  an analysis of any potential fraudulent conveyance issues (including whether a debtor received reasonably equivalent value or fair consideration in exchange for any transfers or conveyances it made or obligations it incurred; whether a debtor made a transfer or incurred an obligation with the actual intent to hinder, delay, and defraud creditors; whether any transfer of an interest of the debtor in property occurred; and whether transfers were made for less than reasonably equivalent value to any insiders of a debtor under an employment contract);

•                  ethical issues for companies in distress and their advisors; and

•                  good faith in the context of confirming any plan of reorganization.(21)

In the Proposed Work Plan, the Examiner also estimated that he would interview or depose upward of 30 witnesses, with depositions commencing in mid-February if document review was completed at that time.(22)

D.            TOPICS EXCLUDED FROM THIS REPORT

Certain topics that technically may fall within the Examiner’s scope of investigation have been excluded from this report. That exclusion is not the function of any finding by the Examiner, nor is an indication of whether the Examiner considers these issues relevant. Rather, the decision to exclude these issues was the function of either time constraints or the Examiner’s view that, while these issues may be important, they do not fall within the spirit and purpose of the investigation as outlined in the Examiner Order.

The most significant exclusion from the report is any conclusion as to the insolvency of Dynegy Holdings during the relevant period, that is, when Dynegy developed and consummated the Prepetition Restructuring. As set forth in the Examiner’s Proposed Work Plan, the Examiner has assumed insolvency for purposes of this report. For a variety of reasons set forth elsewhere in this report, the Examiner believes this assumption is reasonable, but the Examiner cautions that many of the conclusions reached would be different if Dynegy Holdings were, in fact, solvent.

Furthermore, there was insufficient time to investigate all aspects of the Prepetition Restructuring. For example, on August 4, 2011, Dynegy Inc., Dynegy Coal Holdco, LLC (and its subsidiaries), and Dynegy GasCo Holdings, LLC (and its subsidiaries) entered into a Tax Sharing Agreement. The Tax Sharing Agreement provided that both Dynegy Coal Holdco, LLC

(21)                          Id. at 7.

(22)                          Id. at 9-10.

(including its subsidiaries) and Dynegy GasCo Holdings, LLC (including its subsidiaries) would make payments to Dynegy Inc. equal to the amounts that each of those entities would have had to pay if it was a tax-paying corporation. It may be asserted that those payments should have gone to Dynegy Holdings because (i) on August 4, 2011, both Dynegy Coal Holdco, LLC and Dynegy GasCo Holdings, LLC were wholly-owned, indirect subsidiaries of Dynegy Holdings and (ii) it was not likely that Dynegy Inc. would actually pay income taxes due to the current, future, and carried forward losses and tax credits primarily generated by Dynegy Holdings. Alternatively, there may be viable business justifications for structuring it the way Dynegy did. This report simply does not examine the propriety of the Tax Sharing Agreement or payments made thereunder by Dynegy Holdings to Dynegy Inc.

In addition, the Examiner did not believe it was consistent with the spirit of the Bankruptcy Court’s decision to appoint an examiner to attempt to uncover all potential causes of action against all potentially responsible parties. Instead, the Examiner focused on the conduct of Dynegy Inc. and Dynegy Holdings, as carried out by their respective boards of directors. Thus, for example, while certain individuals may have been appointed to the Dynegy Inc. board by significant stockholders, the Examiner did not conduct an investigation of any potential liability of such stockholders.

Similarly, although the Examiner Order mandated an investigation into “any fraudulent conveyances,” the Examiner focused on the Prepetition Restructuring. The Examiner does note, however, that between August 2006 and November 2009, Dynegy Inc., Dynegy Holdings, and a company called LS Power entered into a series of transactions which involved the transfer of substantial assets in exchange for Dynegy Inc. stock, and then a subsequent return of such assets in exchange for a repurchase of such Dynegy Inc. stock. The Examiner neither reviewed these transactions nor provides any findings or conclusions in the report with respect to their propriety.

In its Form 10-Q for the period ending September 30, 2011, Dynegy Inc. states that “in the normal course of business, payments have been made or cash has been received by DH on behalf of Dynegy, or by Dynegy on behalf of DH.  As a result of such transactions, DH has recorded over time a receivable from Dynegy in the aggregate amount of $741 million at September 30, 2011.”(23) This report does not examine the facts and circumstances surrounding, or make conclusions with respect to, this receivable.

E.            RETENTION OF PROFESSIONALS

The Examiner engaged three professionals to assist in the examination: Quinn Emanuel, counsel to the Examiner, (2) Zolfo Cooper, financial advisor to the Examiner, and (3) Davies Ward, special tax counsel to the Examiner.(24)

(23)                          Dynegy Inc. 10-Q, filed Nov. 14, 2011 at 44.

(24)                          See Order Authorizing the Retention and Employment of Quinn Emanuel Urquhart & Sullivan, LLP as Examiner’s Counsel, Nunc Pro Tunc, as of Jan. 12, 2012, In re Dynegy Holdings, LLC, No. 11-38111 (Bankr. S.D.N.Y. Feb. 10, 2012), Docket No. 416; Order Authorizing the Retention and Employment of Zolfo Cooper as the Examiner’s Financial Advisor, Nunc Pro Tunc, as of Jan. 14, 2012, In re Dynegy Holdings, LLC, No. 11-38111 (Bankr. S.D.N.Y. Feb. 10, 2012), Docket No. 416-1; Order Authorizing the

F.            RULE 2004 MOTION AND REQUEST FOR PRIVILEGED DOCUMENTS

Shortly after his appointment, the Examiner requested the power to issue subpoenas for the production of documents and the examination of persons. That request squared with the Examiner Order’s authorization for the Examiner “upon motion(s) made and order(s) issued pursuant to Bankruptcy Rule 2004, to issue subpoenas as may be necessary to compel the production of documents and the testimony of witnesses in connection with his or her investigation.”(25)

The Examiner’s Rule 2004 Motion requested authority to issue subpoenas without the need to file separate applications under Bankruptcy Rule 2004 for each and every respondent that becomes relevant to the Examiner’s investigation, including third parties. The Examiner’s Rule 2004 Motion also requested that the Debtors’ former professionals produce to the Examiner all privileged materials, including any materials that were the subject of a joint representation with non-debtor affiliates of the Debtor (i.e., Dynegy Inc.).

Certain professionals, such as W&C, represented both Dynegy Holdings and Dynegy Inc. in connection with the Prepetition Restructuring.(26)  The Examiner argued in the Rule 2004 Motion that the extension of the privilege applicable to the Debtors in the Examiner Order applied with equal force to any documents, material, information, or advice given by these professionals to Dynegy Inc. in the course of that joint representation. But the Examiner noted that the Examiner Order did not expressly mandate cooperation by the Debtors’ non-debtor parent and co-plan proponent, Dynegy Inc., or other non-debtor affiliates, or any of their respective professionals, and did not expressly prohibit non-debtor affiliates or their professionals from attempting to claim privilege. Given that limitation, the Examiner requested an expansion of the Examiner Order to cover materials that were created during the course of that joint representation.

Retention and Employment of Davies Ward Phillips & Vineberg LLP as Special Tax Counsel, Nunc Pro Tunc, as of Feb. 11, 2012, In re Dynegy Holdings, LLC, No. 11-38111 (Bankr. S.D.N.Y. Mar. 8, 2012), Docket No. 484.

The Order authorizing Quinn Emanuel’s retention also authorized the Examiner to retain Lexolution, LLC, nunc pro tunc to February 4, 2012, to provide outside attorneys to assist in the review of documents provided to the Examiner. Given the volume of documents the Examiner was required to review and the time frame within which the Examiner had to submit the report, he determined that the unique circumstances warranted engaging contract attorneys.

(25)                          Examiner Order at 7.

(26)                          Decl. of Thomas E. Lauria in Connection with the Retention of White & Case LLP as Special Counsel for the Debtors ¶ 5, In re Dynegy Holdings, LLC, No. 11-38111 (Bankr. S.D.N.Y. Nov. 18, 2011), Docket No. 91-1 (“[P]rior to the Petition Date, W&C has advised the Debtors and their affiliates with respect to a variety of legal issues. Since April 11, 2011, W&C has represented Dynegy Inc. and its subsidiaries and affiliates . . . including the Debtors pre-petition in connection with the Company’s efforts to achieve a comprehensive restructuring of its debt and other obligations”).

The Court granted the Examiner’s Rule 2004 Motion by order dated January 27, 2012.(27) The resulting Rule 2004 Order, which was negotiated among W&C and the Examiner, provided that the Debtor’s non-debtor affiliates and their professionals could not withhold documents, information, materials, or advice that relate to Restructuring Matters and that were created between January 1, 2011 and the Petition Date on the basis of any privilege or other protection.(28)

G.            DISCOVERY CONDUCTED IN FURTHERANCE OF INVESTIGATION

The Examiner’s discovery efforts consisted of three primary methods of gathering information: (a) interviews with parties in interest and their advisors; (b) document subpoenas; and (c) deposition subpoenas. The interviews, while not transcribed, were attended by at least two attorneys (and in some instances also by one representative from the Examiner’s financial advisor), with at least one attorney tasked with taking meticulous notes. A total of 35 interviews were conducted with the parties set forth in Exhibit A.

Consistent with the Rule 2004 Order, the Examiner first pursued discovery from the Debtors, Dynegy Inc., and their respective present and former directors, officers, employees, and professionals before issuing subpoenas on third parties. Indeed, by letter dated January 17, 2012, the Examiner served a document request on those parties, requesting voluntary compliance with the Examiner’s document demands.  He also initiated a wave of interviews of the Debtors, Dynegy Inc., and their respective professionals shortly after his appointment.  The Examiner used the information gathered from that initial discovery phase to identify additional respondents and focus the areas of further inquiry.

In total, the Examiner served 23 separate document and deposition subpoenas and conducted 12 depositions of the persons listed in Exhibit B. Depositions were transcribed by a court reporter.

The Examiner also received and reviewed approximately 170,000 documents consisting of approximately 1.3 million pages.  These documents included, among other things, email

(27)                          Rule 2004 Order.

(28)                          Id. at 2-3 (“ORDERED that, to the extent that any subpoena issued pursuant to this Order against the Non-Debtor Affiliates or any entity that has jointly represented the Non-Debtor Affiliates and any of the Debtors (‘Third-Party Representatives’) requires disclosure of documents, information, materials, or advice . . . relating to Restructuring Matters (as defined below) created or given between January 1, 2011 and November 7, 2011 (collectively, ‘Restructuring Materials’) as to which such Non-Debtor Affiliate or Third-Party Representative asserts a claim of privilege or other protection from disclosure, including, without limitation, the attorney-client privilege and/or the work product doctrine . . . (i) such Non-Debtor Affiliate or Third-Party Representative shall not claim or assert, (ii) such Non-Debtor Affiliate shall cause their respective . . . professionals not to claim or assert, and (iii) such Non-Debtor Affiliate shall utilize reasonable best efforts to cause its respective former . . . professionals not to claim or assert, that any privilege, protection, confidentiality, or immunity belonging to or assertable by it precludes the production or disclosure of Restructuring Materials to the Examiner;” “for purposes of this Order, ‘Restructuring Matters’ means matters relating to (a) the Prepetition Restructuring, (b) the Chapter 11 Cases, (c) the Restructuring Litigations, (d) the Restructuring Support Agreement, and (e) the Plan, as such terms are defined in the Examiner’s First Request For Production of Documents, January 17, 2012”).

correspondence, board presentations, restructuring proposals, memoranda, board minutes, board committee minutes, non-email correspondence, and financial documents.

H.            MEDIATION

The Examiner Order provides that the Examiner “may make reasonable efforts to facilitate discussions among parties in interest regarding issues of contention in the Debtors cases (including with respect to plan negotiations), and may act as mediator between or among parties in interest to the extent the examiner determines mediation may be beneficial to the progress of these cases.”(29) Consistent with that instruction, the Examiner, by letter dated January 16, 2012, invited mediation statements from Dynegy Holdings, Dynegy Inc., Resource Capital Management Corp. (PSEG), Franklin Advisers, the Creditors’ Committee, U.S. Bank National Association, Aegon USA Investment Management LLC (an RSA signatory) and Appaloosa Management LP (a holder of Subordinated Notes).  The Examiner asked that each of these parties submit a confidential Mediation Statement, not to exceed twenty-five (25) pages (double-spaced), setting forth their respective positions on the following issues and containing the following information:

•                  whether the actions or conduct of the Debtors and their non-Debtor affiliates (including Dynegy Inc.), as well as the officers, directors, employees, professionals, and advisers to each of the foregoing, in connection with the Restructuring and any related conduct occurring before or after the Restructuring, gives rise to claims or causes of action of the Debtors’ estates (identifying also any purported defenses to those claims or causes of action);

•                  whether any transfers or conveyances of the Debtors’ assets, or any assets in which the Debtors had or have an interest, in connection with the Restructuring or thereafter were fraudulent as to the Debtors’ creditors (irrespective of whether such transfers or conveyances are remedied by the proposed chapter 11 plan);

•                  whether the Debtors are capable of proposing a chapter 11 plan in these cases that is confirmable under the Bankruptcy Code;

•                  whether any other party in interest should be asked to participate in the mediation and why they are not adequately represented through the parties set forth above; and

•                  an appendix containing (a) the key documents, work product, and analyses that you rely upon in your Mediation Statement and (b) any other documents, work product, and analyses that you will make available to the Examiner, irrespective of whether they are relied upon in your Mediation Statement.

The Examiner received six Mediation Statements in response to the Mediation Statement Request from: (1) the Creditors’ Committee, (2) CQS DO S1 Limited (a holder of Subordinated

(29)                          Examiner Order at 7.

Notes), (3) Franklin Advisers, (4) Dynegy Holdings, (5) U.S. Bank National Association, and (6) the Ad Hoc Bondholder Committee (i.e., Aegon USA Investment Management, LLC, Avenue Capital Group, Caspian Capital L.P., and Loomis, Sayles & Company, L.P.). Dynegy Inc. did not submit a mediation statement.

On February 23, 2012, the Examiner conducted an initial mediation session among Dynegy Inc., the Debtors, the Creditors’ Committee, U.S. Bank National Association, the Ad Hoc Bondholder Committee, CQS DO S1 Limited, and Claren Road (another holder of Subordinated Notes).  At present, the Examiner is continuing his mediation efforts and will schedule further meetings after the issuance of this report to address, consistent with the Examiner Order, issues of contention in the Chapter 11 Cases.

I.             CONFIDENTIALITY ISSUES RELATING TO REPORT PREPARATION

The Examiner Order contemplated that the report would contain confidential and otherwise privileged information that the discovery respondents would not want disclosed.  It provided that “[t]o the extent that the examiner must include confidential or privileged material in any report submitted to the Court, the complete report shall be made only to the Court, under seal, with a copy to the party claiming privilege or confidentiality, and such report shall be redacted or otherwise protected prior to the examiner’s transmission of it to others. The redacted report, if any, shall be filed on the docket of Case No. 11-38111.”  Consistent with that provision, the report as initially filed contains redactions relating to privileged information or information that parties in interest may contend must remain confidential and under seal. The Examiner will negotiate with these respective parties in an attempt to unseal those portions of the report.  Absent agreement, the Examiner will submit disputes for the Bankruptcy Court’s consideration.

III.          RELEVANT FACTUAL BACKGROUND AND FINDINGS

A.            DYNEGY OPERATIONAL HISTORY AND BUSINESS LINES

As holding companies, Dynegy Inc. and Dynegy Holdings conduct business operations through their various subsidiaries.(30) That business includes the production and sale of electric energy, capacity and ancillary services through seventeen operating power plants in six states.(31) Customers include Regional Transmission Organizations, Independent System Operators, “integrated utilities, municipalities, electric cooperatives, transmission and distribution utilities, industrial customers, power marketers, financial participants such as banks and hedge funds, and other power generators.”(32) All products are sold on a wholesale basis for various lengths of time from hourly to multi-year transactions.

(30)                          Dynegy Inc. 10-K, filed Mar. 8, 2011 at 4.

(31)                          Id.

(32)                          Id.

As of December 31, 2010, the company reported the results of its power generation business based on geographical location and resource allocation in three segments: “(i) GEN-MW [Power Generation-Midwest Segment]; (ii) GEN-WE [Power Generation-West] and (iii) GEN-NE [Power Generation-Northeast Segment].”(33) The Power Generation Midwest segment consisted of eight active facilities in Illinois, one in Pennsylvania, and the Vermilion facility, which was mothballed at the end of the first quarter of 2011.(34)  The Power Generation West segment consists of three operating natural gas-fired power generation facilities located in California (2) and Nevada (1) and one fuel oil-fired power generation facility located in California.(35) The segment’s additional facility in South Bay (San Diego) is out of operation and in the process of being decommissioned.(36) The Power Generation Northeast Segment includes four facilities located in New York (3) and Maine (1).(37)  They owned and operated the Independence, Casco Bay and Danskammer Units 1 and 2 power generating facilities, and they operated the Roseton and Danskammer Units 3 and 4 facilities under long-term lease arrangements.(38)

“CoalCo” is simply a generic moniker for the holding companies that were newly formed as part of the Ring-Fencing Transactions to hold Dynegy Midwest Generation.  Similarly, “GasCo” refers to the holding companies that were newly formed as part of the Ring-Fencing Transactions to hold Dynegy Power Corp. CoalCo owns a portfolio of six primarily coal-fired baseload power generation facilities located in the Midwest.

The diagram below shows the corporate structure as of December 31, 2010, including the operating entities and their non-operating parent companies, the segment that each operating entity operated in, and the type of fuel used by each operating entity:(39)

(33)                          Id. at 9.

(34)                          Dynegy Inc. 10-Q, filed May 10, 2011 at 54.

(35)                          Dynegy Inc. 10-K, filed Mar. 8, 2011 at 11.

(36)                          Id.

(37)                          Id. at 12.

(38)                          Id.

(39)                          The above chart excludes the Vermilion and South Bay facilities, which were mothballed in the first quarter of 2011 and at the end of 2010, respectively. See Dynegy Inc. 10-K, filed Mar. 8, 2011 at 6 (South Bay facility retired on Dec. 31, 2010); Dynegy Inc. 10-Q, filed May 10, 2011 at 54 (Vermilion mothballed during the first quarter of 2011).

B.            PRE-RESTRUCTURING CAPITAL STRUCTURE AND SIGNIFICANT INDEBTEDNESS

1.             DYNEGY INC.

Dynegy Inc. is a public company traded on the New York Stock Exchange. As of April 19, 2011, (1) Icahn beneficially owned 14.8% of Dynegy Inc. common stock, (2) Seneca beneficially owned 9.2%, (3) Habrok beneficially owned 5.6%, and BlackRock, Inc. beneficially owned 4.7%.(40)

On September 30, 2011, Franklin owned 10.5% of the shares of Dynegy Inc.

Several other stockholders also increased their positions during the Prepetition Restructurings, including Seneca (which acquired additional shares of common stock and stock

(40)                          Dynegy Inc. DEF 14A Proxy Statement, filed Apr. 29, 2011.

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(43)                          Dynegy Inc. SC 13G, filed Oct. 11, 2011; Dynegy Inc. SC 13G/A, filed Feb. 10, 2012.

options on August 22, 2011 and August 23, 2011, raising its beneficial ownership of Dynegy Inc. common stock to 9.9%).(44)

Dynegy Inc. was a guarantor of Dynegy Holdings’s obligations under the approximately $1.9 billion Old Credit Facility, of which approximately $1.3 billion was borrowed at June 30, 2011. Dynegy Inc. did not otherwise have any significant indebtedness. A chart showing the significant debt of Dynegy Inc. and its subsidiaries and affiliates, before the Prepetition Restructuring, appears below:

Note:      (1) Dynegy Inc. is a guarantor of Dynegy Holdings’ revolver facility, term L/C facility and tranche B term loan

(2) Represents drawn amounts under the revolver

(3) Represents Face Value of the Pass-Through Certificates as referenced in LAZ-DYN 00100

Source:  Dynegy Holdings, LLC 10-Q filed 8/8/11

2.             DYNEGY HOLDINGS

At the end of December 2010, Dynegy Holdings was the principal subsidiary of Dynegy Inc. and responsible for 100% of Dynegy Inc.’s total consolidated revenue and asset base.(45) At that time, Dynegy Holdings owned, directly or indirectly, all the operating subsidiaries of the related companies.  In terms of indebtedness, Dynegy Holdings had three significant forms: bank debt, bond debt, and lease guaranty obligations.

(44)         Dynegy Inc. SC 13D/A, filed Aug. 25, 2011.

(45)         Dynegy Inc. 10-K, filed Mar. 8, 2011 at 4.

(a)           Bank Debt: Old Credit Facility

Dynegy Holdings was the Borrower under the Old Credit Facility (with Dynegy Inc. as Guarantor) which, as of June 30, 2011, had the following amounts outstanding: (1) $68 million due April 2013 under the Term Loan B, (2) $850 million due April 2013 under the Term Facility (fully collateralized by $850 million of current restricted cash), and (3) $595 million in issued letters of credit.(46)  The Old Credit Facility contained various affirmative and negative non-financial covenants and events of default. Subject to certain exceptions, Dynegy Holdings and its subsidiaries were subject to restrictions on incurring additional indebtedness, limitations on investments, and certain limitations on dividends and other payments in respect of capital stock. In addition, the Old Credit Facility included a revolving credit facility which had undrawn capacity of $589 million at June 30, 2011, and would expire by its terms on April 2, 2012.(47)

(b)           Covenant “Lite” Senior And Subordinated Bonds

Dynegy Holdings issued approximately $3.57 billion in aggregate principal amount of unsecured Bonds pursuant to the Indentures, consisting of approximately $3.37 billion of Bonds issued pursuant to the Senior Notes Indenture(48) and approximately $200 million of Bonds issued pursuant to the Subordinated Notes Indenture.(49)  Neither Dynegy Inc. nor Dynegy Holdings’s subsidiaries have guaranteed the Senior Notes.

The Senior Notes Indenture contains very few protective covenants. The main protective covenant generally restricts Dynegy Holdings and its subsidiaries from granting liens, unless the Senior Notes are secured equally and ratably with any newly secured debt. Notably, there are no covenants that restrict or prohibit Dynegy Holdings with respect to the transfer of assets, such as restrictions with respect to the transfer of all or substantially all of Dynegy Holdings’s assets. Nor does it contain covenants restricting dividends from Dynegy Holdings. Similarly, the Senior Notes Indenture does not contain any covenants that require Dynegy Holdings to satisfy any financial tests, such as EBITDA ratios.

(46)                          Dynegy Inc. 10-Q, filed May 10, 2011.

(47)                          Dynegy Inc. 10-Q, filed Aug. 6, 2011.

(48)                          The principal amount under each series of the Bonds is as follows: (i) 8.75% senior unsecured notes due 2012 with an aggregate outstanding principal amount of approximately $88,500,000; (ii) 7.5% senior unsecured notes due 2015 with an aggregate outstanding principal amount of approximately $785,000,000; (iii) 8.375% senior unsecured notes due 2016 with an aggregate outstanding principal amount of approximately $1,047,000,000; (iv) 7.125% senior debentures due 2018 with an aggregate outstanding principal amount of approximately $175,000,000; (v) 7.75% senior unsecured notes due 2019 with an aggregate outstanding principal amount of approximately $1,100,000,000; (vi) 7.625% senior debentures due 2026 with an aggregate outstanding principal amount of approximately $175,000,000; and (vii) 8.316% subordinated capital income securities due 2027 with an aggregate outstanding principal amount of approximately $200,000,000.

(49)                          In May 1997, NGC Corporation Capital Trust I issued, in a private transaction, $200 million in aggregate liquidation amount of Subordinated Capital Income Securities which represent preferred undivided beneficial interests in the assets of the trust. The trust invested the proceeds from the issuance of the trust securities in an equivalent amount of Dynegy Holdings’s Subordinated Notes. The sole assets of the Trust are the Subordinated Notes.

The Subordinated Notes rank subordinate and junior in right of payment to all of Dynegy Holdings’s senior indebtedness as set forth in the associated indenture. The principal protective covenants contained in the Subordinated Notes Indenture, however, do restrict transfers of all or substantially all of Dynegy Holdings’s assets and the payment of dividends if there is a continuing event of default.(50)

(c)           Roseton And Danskammer Lease Guaranties

Dynegy Holdings has guaranteed the indebtedness owing under the Roseton and Danskammer Leases. That transaction dates back to May 2001, when four of the six generating units that are part of the Roseton and Danskammer facilities were sold in an asset-backed sale-leaseback transaction involving Danskammer OL LLC and Roseton OL LLC.(51)  Under the transaction, Dynegy Danskammer and Dynegy Roseton became the lessees of the applicable facilities under the Danskammer Lease and Roseton Lease (respectively). The Roseton Lease expires on February 8, 2035, and the Danskammer Lease expires on May 8, 2031.

The owner lessors of the facilities—PSEG and its affiliates, who purchased the facilities and leased them back to Dynegy Danskammer and Dynegy Roseton—used $138 million in equity funding from an unrelated third party investor to fund a portion of the purchase of the respective facilities. The remaining $800 million of the purchase price was raised in a private offering of pass-through trust certificates issued by Dynegy Danskammer and Dynegy Roseton. The lease payments on the facilities support the principal and interest payments on the pass-through trust certificates, which are ultimately secured by a mortgage on the underlying facilities.

Under the leases, the lessors owe the following lease payments: $112 million for 2011, $179 million for 2012, $142 million for 2013, $143 million for 2014, $143 million for 2015, and $105 million in the aggregate due from 2016 through lease expiration.

Dynegy Holdings guaranteed the lessees’ payment and performance obligations under their respective leases on a senior unsecured basis pursuant to the Danskammer and Roseton Lease Guarantees, which are direct obligations of Dynegy Holdings. Notably, these guarantees contain restrictions against Dynegy Holdings selling all or substantially all of its assets. So, if Dynegy Holdings transfers its assets “substantially as an entirety,” the acquirer of these assets is required to assume the guarantee of the lease payments. A chart setting forth the lease structure appears below:

(50)         Subordinated Notes Indenture, §§ 3.06, 3.07.

(51)         Dynegy Inc. 10-K, filed Mar. 8, 2011.

(d)           Other Material Indebtedness Of Company

Sithe is a subsidiary of Dynegy Holdings and the intermediate project holding company that indirectly holds the Independence facility in New York. Sithe is also the issuer of 9% Senior Notes due 2013, that have an aggregate principal amount of $192 million and are secured by substantially all of the assets of the Independence power generating facilities. Dynegy Inc. and Dynegy Holdings did not guarantee the Sithe Senior Notes.  On August 26, 2011, Sithe/Independence Funding Corporation commenced a cash tender offer to purchase the $192 million in principal amount of Sithe Senior Notes. It ultimately purchased the Sithe Senior Notes at a price of 108 percent of the principal amount, plus consent fees.  The total cash paid to purchase the Sithe Senior Notes, including fees and accrued interest, was $217 million, which was funded from proceeds from the GasCo Credit Facility.(52)

(52)         Sithe/Independence Funding Corporation also solicited consents to certain proposed amendments to the indenture governing the Sithe Senior Notes. At the expiration of the early consent period on September 9, 2011, Sithe/Independence Funding Corporation entered into a supplemental indenture, which eliminated or modified substantially all of the restrictive covenants, certain events of default and certain other provisions. On September 12, 2011, Sithe accepted for purchase all Sithe Senior Notes validly tendered prior to the consent date and satisfied and discharged the indenture and remaining Sithe Senior Notes. On the final payment date, September 26, 2011, Sithe accepted to purchase substantially all of the Sithe Senior Notes that were tendered after the consent date. Dynegy Inc. 10-Q, filed Nov. 14, 2011.

C.            THE BLACKSTONE AND ICAHN ATTEMPTS TO ACQUIRE DYNEGY INC.

On August 13, 2010, Dynegy Inc. entered into a merger agreement with an affiliate of Blackstone, Denali Parent Inc., pursuant to which Denali Parent Inc. would acquire 100% of Dynegy Inc. common stock for $4.50 per share.(53) As part of the Blackstone Offer, Blackstone would sell four power plants to NRG for $1.4 billion at the transaction closing. On November 16, 2010, Blackstone increased the Blackstone Offer to $5.00 per share.(54)  On November 23, 2010, however, Dynegy Inc. shareholders voted to reject the Blackstone Offer.(55)

On December 15, 2010, Dynegy Inc. entered into a merger agreement with Icahn Enterprises LP pursuant to which Icahn Enterprises LP would acquire 100% of Dynegy Inc. common stock for $5.50 per share.(56) On February 18, 2011, however, the tender offer expired without a sufficient number of shares tendered.(57)

A chart showing the trading activity for the common stock of Dynegy Inc. (including its reaction to the Blackstone and Icahn Offers) appears below:

(53)                          Dynegy Inc. 10-K, filed Mar. 8, 2011 at F-24.

(54)                          Id.

(55)                          Id.;

(56)                          Dynegy Inc. 10-K, filed Mar. 8, 2011 at F-24.

(57)                          Id.;

Dynegy Equity vs. iShares Dow Jones US Utilities Sector Index Fund(1)

D.            BOARDS OF DIRECTORS OF DYNEGY INC. AND DYNEGY HOLDINGS

(a)           Dynegy Inc. Board

The Dynegy Inc. board underwent significant changes in early 2011 after the Blackstone and Icahn tender offers were rejected or terminated. The year before, its members were Bruce A. Williamson, David W. Beigler, Victor E. Grijalva, Patricia A. Hammick, Howard B. Sheppard, and William L. Trubeck.(58)

Specifically, “[o]n February 21, 2011, concurrent with the announcements regarding Mr. Williamson and Ms. Nichols, each of [Dynegy Inc.’s] then current independent directors, Mr. Biegler, Victor E. Grijalva, Ms. Hammick, Howard B. Sheppard and William L. Trubeck,

(58)                          Dynegy Press Release, May 21, 2010; Dynegy Inc. DEF14A Proxy Statement, filed Apr.  2, 2010 at 14-20 (information regarding the director nominees); Dynegy Press Release, Oct. 12, 2010. After the death of one director (Thomas D. Clark, Jr. ) who also was reelected at the May 21, 2010 stockholders meeting, the Dynegy Inc.  board had only six members.

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informed [Dynegy Inc.] that he or she did not intend to stand for reelection as a director at the 2011 Annual Meeting.”(60)

“On March 9, 2011, the board elected Thomas W. Elward, E. Hunter Harrison, Vincent J. Intrieri and Samuel Merksamer as directors.  These four new directors were named the sole members of the board’s Nominating Committee, which has been tasked with responsibility of searching for a President and Chief Executive Officer and additional qualified director nominees. In addition, these four new directors serve on the board’s Special Committee for Finance & Restructuring.”(61)

On May 4, 2011, the Dynegy Inc. board elected Michael J. Embler as an “independently identified director.”(62)  Embler “served as the Chief Investment Officer of Franklin Mutual Advisers LLC, an asset management subsidiary of Franklin Resources, Inc., from 2005 to 2009. Embler joined Franklin Mutual Advisers in 2001 and, prior to becoming Chief Investment Officer in 2005, served as head of its Distressed Investment Group.”(63)                                                                                                                                                                   Embler also was selected to serve on the FRC. On June 15, 2011, Robert C. Flexon and Felix Pardo were elected to the Dynegy Inc. board.(66)

(b)           Dynegy Holdings Board

(60)                          Dynegy Inc. DEF14A Proxy Statement, filed Apr. 29, 2011 at 8.

(61)                          Id.

(62)                          Dynegy Inc. 8-K, filed May 5, 2011 at 3, Ex. 99.1 (Press Release) at 1.

(63)                          Dynegy Inc. 8-K, filed May 5, 2011 at 3.

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(65)                          Dynegy Inc. 8-K, filed May 5, 2011 at 3.

(66)                          Dynegy Inc. 8-K, filed June 21, 2011 at 2.

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(c)           Director And Officer Overlap of Dynegy Inc. and Dynegy Holdings

While serving on the board of Dynegy Holdings, various individuals concurrently served as officers or directors of Dynegy Inc.(72) Cook was Executive Vice President, Commercial Operations and Market Analytics of Dynegy Inc. and, as of March 11, 2011, interim Chief Financial Officer;(73) Lednicky was Dynegy Inc.’s Executive Vice President, Operations;(74) and Stephenson was Senior Vice President and General Counsel of Dynegy Inc., having been promoted to these positions from Senior Vice President and Deputy General Counsel of Dynegy Inc. on February 7, 2011.(75)

Flexon was President and Chief Executive Officer of Dynegy Inc. and a director of Dynegy Inc.(76) Freeland was Executive Vice President and Chief Financial Officer of Dynegy Inc.(77) Howell was Executive Vice President and Chief Operating Officer of Dynegy Inc.(78)

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(72)                          Dynegy Inc. DEF14A Proxy Statement, filed Apr. 29, 2011 at 8; Interview of Robert Flexon, Feb. 9, 2012 (“Flexon Interview”); Interview of Clint Freeland, Feb. 9, 2012 (“Freeland Interview”); Interview of Kevin Howell, Feb. 8, 2012 (“Howell Interview”).

(73)                          Dynegy Inc. 8-K, filed Feb. 23, 2011.

(74)                          Dynegy Inc. DEF14A Proxy Statement, filed Apr. 2, 2010 at 27.

(75)                          Dynegy Inc. 8-K, filed Feb. 8, 2011 at 2.

(76)                          Dynegy Inc. 8-K, filed June 28, 2011 at 3.

(77)                          Id. at 4.

(78)                          Id. at 3.

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E.            NEW MANAGEMENT TEAM JOINS DYNEGY

Specifically, in the early months of 2011, Dynegy Inc.’s President, Chief Executive Officer, and Chairman resigned, as did its Chief Financial Officer, and General Counsel.(82) On April 9, 2001, Harrison assumed the role of interim President and Chief Executive Officer and withdrew from all Dynegy Inc. board committees except the FRC.(83)  Management responsibilities fluctuated from April to July 2011, when Dynegy’s new management team came on board.

(a)           Robert C. Flexon

Robert C. Flexon was formerly the Chief Financial Officer of UGI Corporation, Chief Executive Officer of Foster Wheeler AG, President and Chief Executive Officer of Foster Wheeler USA, and Chief Financial Officer and Chief Operating Officer of NRG Energy, Inc.

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(82)                          See Dynegy Inc. DEF14A Proxy Statement, filed Apr. 29, 2011 at 8 (“J. Kevin Blodgett left his position as General Counsel and Executive Vice President, Administration, effective February 4, 2011;” Dynegy Inc. “appointed Kent R. Stephenson, who previously served as [Dynegy Inc.’s] Senior Vice President and Deputy General Counsel, as Executive Vice President and General Counsel;” Lynn A. Lednicky, Dynegy Inc.’s Executive Vice President, Operations, “assumed responsibility for the remaining functions previously reporting to Mr. Blodgett, including Governmental & Regulatory Affairs, Human Resources, and Information Technology;” “Bruce A. Williamson resigned as a director and Chairman effective February 21, 2011, and left his position as President and Chief Executive Officer, effective March 11, 2011. Patricia A. Hammick, who served as [Dynegy Inc.’s] lead director until Mr. Williamson’s resignation from the board, was appointed Chairman. David W. Biegler, one of [Dynegy Inc.’s] current directors, was appointed interim President and Chief Executive Officer;” “Holli C. Nichols resigned as Executive Vice President and Chief Financial Officer effective March 11, 2011. [Dynegy Inc. ] appointed Charles C. Cook, [Dynegy Inc.’s] Executive Vice President, Commercial Operations and Market Analytics, as interim Chief Financial Officer;” effective Apr. 9, 2001, Mr. Harrison assumed the role of interim President and Chief Executive Officer, replacing Mr. Biegler, and withdrew from all board committees except for the board’s Special committee for Finance and Restructuring).

(83)                          Dynegy Inc. DEF14A Proxy Statement, filed Apr. 29, 2011 at 8.

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(b)           Clint Freeland

(c)           Kevin Howell

Kevin Howell, who also previously worked at NRG, left retirement to join the company’s new management team.

(d)           Catherine Callaway

Callaway joined Dynegy on September 26, 2011.

(e)           Carolyn Burke

Flexon recruited Burke (also formerly with NRG) to serve as Chief Administrative Officer and Executive Vice President.  Burke supervises Human Resources, Information Technology, Investor Relations and Communications, and Business Services.

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(89)                          Dynegy Inc. Press Release, September 22, 2011.

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(f)            Executive Management Team

Each of Flexon, Freeland, Howell, Callaway, and Burke make up the Executive Management Team.

F.            DYNEGY DECIDES TO PURSUE PREPETITION RESTRUCTURING

1.             ARCHITECTS OF RESTRUCTURING

Icahn and Seneca were significant Dynegy Inc. stockholders.  That equity position afforded them the ability to appoint members to the Dynegy Inc. board. Intrieri and Merksamer were Icahn’s appointees to the Dynegy Inc. board, Harrison was Seneca’s appointment, and Elward was the independent.(93)

Following the wave of management and director resignations in March 2011, Dynegy began to pursue a stockholder-focused agenda to restructure the company and its subsidiaries’ indebtedness that ultimately would evolve into the Prepetition Restructuring

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(93)                          Dynegy Inc. 8-K, filed Mar. 10, 2011 at 3 (“On March 9, 2011, the board elected Thomas W. Elward, E. Hunter Harrison, Vincent J. Intrieri and Samuel Merksamer to the board.  Mr. Harrison was nominated by Seneca Capital.  Mr. Intrieri and Mr. Merksamer were nominated by Icahn Associates, and Mr. Elward was independently identified.”).

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2.             IMPENDING DEFAULT UNDER OLD CREDIT FACILITY

In the first quarter of 2011, it became clear to Dynegy that it was on the cusp of breaching the covenants in the Old Credit Facility. These included financial covenants that were calculated on a quarterly basis and were expected to become more restrictive over the course of 2011 and into 2012, including (a) the EBITDA to Consolidated Interest Expense covenant and (b) the covenant regarding the ratio of Secured Debt to EBITDA.(98)  To continue as a going concern over the twelve-month period following the end of the first quarter of 2011, Dynegy decided that it had to, in the near-term, either (1) meet the financial covenants so it could access the Old Credit Facility, (2) amend or replace the Old Credit Facility or obtain a waiver of certain of its requirements, or (3) otherwise secure additional capital.(99)

3.             INITIAL OUTLINE OF RESTRUCTURING INITIATIVES

The FRC’s disclosed purpose was “to undertake a comprehensive review of Dynegy’s various restructuring alternatives, including, without limitation, if appropriate, reviewing and evaluating (i) possible changes to the capital structure of Dynegy, including the issuance, repurchase and/or prepayment of indebtedness or equity securities and (ii) a possible sale of a material amount of Dynegy’s assets.”(101)

(98)                          Dynegy Inc. 10-Q, filed May 10, 2011.

(99)                          Id. (“Using the latest available forward commodity price curves and considering our current derivative contracts, we project that it is likely that we will not be able to comply with our EBITDA to Consolidated Interest Expense covenant, as currently set forth in our Credit Facility, particularly in the third and fourth quarters of 2011. Furthermore, we expect that our available liquidity will continue to be reduced as a result of borrowing limitations under the covenant regarding the ratio of Secured Debt to EBITDA, as defined in our Credit Facility. To continue as a going concern over the next twelve months, we must either (i) meet the financial covenants so that we can access our Credit Facility, or (ii) amend or replace our Credit Facility or otherwise secure additional capital. ”).

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(101)      Dynegy Inc. DEF14A Proxy Statement, filed Apr. 29, 2011 at 18.

(102)                   Unless otherwise indicated, all references in this report to “Kurtz” refer to David Kurtz of Lazard, not Glenn Kurtz of W&C.

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4.             RETENTION OF RESTRUCTURING ADVISORS

W&C and Lazard were ultimately selected.

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In the period between April 11, 2011 and the Petition Date, however, W&C represented Dynegy Inc., Dynegy Holdings, and other subsidiaries in the corporate structure, a point generally acknowledged by W&C and other witnesses.(123)

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(123)                                           See also Decl. of Thomas E. Lauria in Connection with the Retention of White & Case LLP as Special Counsel for the Debtors ¶ 5, In re Dynegy Holdings, LLC, No. 11-38111 (Bankr. S.D.N.Y. Nov. 18, 2011), Docket No. 91-1 (“[P]rior to the Petition Date, W&C has advised the Debtors and their affiliates with respect to a variety of legal issues. Since April 11, 2011, W&C has represented Dynegy Inc. and its subsidiaries and affiliates . . . including the Debtors pre-petition in connection with the Company’s efforts to achieve a comprehensive restructuring of its debt and other obligations”).

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G.            REFINEMENT OF RESTRUCTURING PLAN

1.             PRELIMINARY ACTION PLANS

Shortly after being retained, both W&C and Lazard started to lay the framework for meeting these goals.

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Both of these elements, however, would change by the time of the August Refinancing.

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2.             DYNEGY INC. BOARD OF DIRECTORS AND FRC DELIBERATIONS

(a)           May 15 Draft Of Restructuring Transaction

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(b)           May 18 Dynegy Inc. Board Meeting

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(c)           June 15 Dynegy Inc. Board Meeting And FRC Meeting

On June 15, 2011, both the Dynegy Inc. board and the FRC convened.

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(d)           June 28 Dynegy Inc. Board Meeting

On June 28, 2011, both the FRC and the Dynegy Inc. board met

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3.                                      SEPARATION OF COALCO TRANSFER FROM THE AUGUST REFINANCING; ORIGINS OF UNDERTAKING

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4.                                      DYNEGY ANNOUNCES INTENT TO PURSUE PREPETITION RESTRUCTURING ON JULY 10, 2011

On July 10, 2011, Dynegy formally announced the August Refinancing, that is, the refinancing of the Old Credit Facility with the GasCo (initially $1.3 billion) and CoalCo (initially $400 million) Credit Facilities.(233)  It also announced the Ring-Fencing Transactions, i.e., the restructuring of Dynegy Holdings’s subsidiaries into two “ring-fenced” silos, one for the company’s coal-powered generating facilities (six primarily coal-fired plants), and one for the company’s gas-powered generating facilities (eight primarily gas-fired plants).(234)  These facilities would become aligned under two separate, newly-created holding companies, Dynegy Gas Holdco and Dynegy Coal Holdco. The disclosure also advised that the CoalCo and GasCo Credit Facilities ($400 million and $1.3 billion, respectively) would replace the Old Credit Facility, marking the initial step in the Company’s operating and financial restructuring.

According to Dynegy, the Ring-Fencing Transactions permitted the newly created entities to borrow at a lower cost, permitted additional liquidity, and eliminated cross-defaults based on the troubled power generating assets, which would otherwise trigger a higher interest rate in the event of default.(236)  According to Merksamer, the new facilities also “enhanced

(232)

(233)                   The amounts ultimately were adjusted to $1.1 billion (GasCo) and $600 million (CoalCo).

(234)                   Dynegy Inc. 8-K, filed July 11, 2011, Ex. 99.2.

(235)                   Dynegy Inc. 8-K, filed July 11, 2011 at 2-3, Ex. 99.1.

(236)                   Aff. of Samuel Merksamer ¶ 8, Roseton OL, LLC v. Dynegy Holdings Inc., No. 6689-VCP (Del. Ch. July 25, 2011) (“Merksamer Aff.”) (averring that new corporate structure would permit GasCo and Coal Co to

[Dynegy Holdings’s] liquidity.”(237) The restructuring and alignment of the coal and gas assets also insulated the newly created bankruptcy remote entities—that is, Coal HoldCo and Gas HoldCo—from the credit risk of the rest of the enterprise, thereby permitting the bankruptcy remote entities to avoid bankruptcy even if their indirect parent, Dynegy Holdings, filed for bankruptcy protection.(238)

5.                                      CREATION OF DYNEGY GAS INVESTMENTS ON AUGUST 1, 2011

“borrow at a lower cost and will provide additional liquidity. The bankruptcy remote structure also eliminates cross-defaults based on the troubled power generating assets, which would otherwise trigger a higher interest rate in the event of default.”). Thus, according to Merksamer, the reorganization would “enhance[] [Dynegy Holdings’s] liquidity.” Id. ¶ 13.

(237)                   Id. ¶ 13.

(238)                   Id. ¶ 8.

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6.                                      AUGUST 4, 2011 DYNEGY INC. BOARD MEETING

On August 4, 2011, the Dynegy Inc. board met to

authorized GasCo and CoalCo to enter their respective Credit Facilities.

7.                                      LACK OF DELIBERATIONS BY DYNEGY HOLDINGS

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In any event, the Dynegy Holdings board did not meet between June 2011 and August 5, 2011.(265)  During this time, Dynegy Holdings managed its corporate governance through unanimous written consents.(266)

H.                                   PHASE 1: RING-FENCE OPERATING ASSETS AND REFINANCE OLD CREDIT FACILITY

1.                                      SELECTION OF LEAD ARRANGERS

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(265)                   There are no Minutes for any meeting of the Dynegy Holdings board from June 1, 2011 to August 5, 2011.

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2.                                      IMPORTANCE OF VALUE OF COALCO

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3.                                      LOAN SYNDICATION EFFORTS AND LENDER REACTIONS

(a)                                 July 11, 2011 Lender Meeting and Syndication Launch

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(b)                                 Joint Lead Arrangers’ Understanding Of CoalCo Transfer And Fraudulent Transfer Concerns Among Lenders

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Moreover, according to an article in the Wall Street Journal, Lauria advised potential lenders on a July 13, 2011 legal call that “he saw little risk of liability for fraudulent transfer because the contemplated reorganization won’t transfer any assets outside the Dynegy Holdings family of companies.”(295)

(c)                                  Syndication of the New Credit Facilities

4.                                      SOLVENCY REPRESENTATIONS

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(295)      Matt Wirz, Dynegy Lawyers Play Down Refinancing, Restructuring Liability, Wall Street J., July 14, 2011.

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5.             SPECIFIC STEPS IN RING-FENCING TRANSACTION

On August 5, 2011, the company closed on the CoalCo and GasCo Credit Facilities and completed the Ring-Fencing Transactions. The specific steps of the transactions proceeded as follows.

As of July 10, 2011, when the company announced the Ring-Fencing Transactions and the August Refinancing, all of Dynegy Holdings’s operating assets, with the exception of Sithe, were contained in subsidiaries under Dynegy Power Corp. (DPC).  Sithe, which owns the Independence plant, is a separate subsidiary of Dynegy Holdings. Dynegy Holdings’s subsidiary Dynegy Power Marketing was a trading entity that served as intermediate holding company for DPC.

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STEP ONE: Creation of New Subsidiaries.

•                                          The company first formed a number of new Dynegy Holdings subsidiaries in order to represent the new “ring fenced” holding structure.

•                                          Here, DGI had been formed as a new intermediate holding company, while Dynegy Gas HoldCo and Dynegy Coal HoldCo would serve as the lead companies in the Gas and Coal silos.

•                                          Additionally, Dynegy Power Marketing, Dynegy Power Corp. and Dynegy Midwest Generation were converted to LLCs.

STEP TWO: Consolidate Gas Assets:

•                                          The company next consolidated all of its gas generating assets in Dynegy Power Corp. through a series of transfers:

•                                          Dynegy Holdings’s ownership interests in Sithe, the legal entity that indirectly owns the Independence gas-fired power generation facility, were transferred to Dynegy Power Marketing, which then contributed the interests to Dynegy Power Corp.

•                                          Dynegy Midwest Generation, Inc.’s ownership interests in Dynegy Kendall Energy, LLC, the legal entity that owns the Kendall gas-fired power generation facility was dividended to Dynegy Power Corp, and

•                                          Dynegy Power Marketing, Inc.’s ownership interests in Ontelaunee Power Operating Company, LLC, the legal entity that owns the Ontelaunee gas-fired power generation facility, were contributed to Dynegy Power Corp.

STEP THREE: Isolate Roseton and Danskammer:

•                                          The company next moved Roseton and Danskammer from out of the ring-fenced structure by having Dynegy Power Corp. dividend its 100% ownership in Dynegy Northeast Generation, Inc. (the intermediate holding company for Roseton and Danskammer) to Dynegy Power Marketing, which then dividended its ownership to Dynegy Holdings.

STEP FOUR: Ring Fence Gas and Coal Assets to create “CoalCo” and “GasCo”

•                                          Through a series of movements, the company next isolated its gas assets into the gas silo and its coal assets into the coal silo:

•                                          Dynegy Power Marketing contributed 100% of its wholly owned subsidiary Dynegy Power, LLC to DGI;

•                                          Dynegy Power, LLC then distributed its 100% interest in Dynegy Midwest Generation, LLC (the coal subsidiary) and Dynegy Operating Company (a shared services firm) to DGI.

Step Four (Cont.): Ring Fence Gas and Coal Assets to create “CoalCo” and “GasCo”

•                                          DGI then contributes:

•                                          its 100% ownership of Dynegy Power, LLC (which now only has the gas assets) down the gas silo. Dynegy Power, LLC would ultimately become the wholly owned subsidiary of DGI Holdings; and

•                                         its 100% ownership interest in Dynegy Midwest Generation, LLC down through the coal silo. Dynegy Midwest Generation, LLC would ultimately become the wholly-owned subsidiary of DCI Holdings.

•                                          Dynegy Power Marketing then distributes, as a dividend-in-kind, its 100% ownership interest in DGI to Dynegy Holdings.

STEP FIVE: Separate Shared Services Subsidiaries

•                                          Dynegy Holdings contributes its 100% ownership interest in Dynegy Power Marketing to DGI and its 100% ownership interest in Dynegy Administrative Services Company to DGI.

As a result of the Ring-Fencing Transactions, Dynegy Holdings owned 100% of the equity interests of DGI, a newly formed shell intermediate holding company, which owned 100% of the equity interests of Dynegy Coal Holdco and Dynegy Gas Holdco, the holding companies that own, directly or indirectly, all of the equity interests of the entities in, respectively, the coal and gas “silos” that the company engineered.

6.                                      SOURCES AND USES OF AUGUST REFINANCING

The proceeds from the CoalCo and GasCo Credit Facilities satisfied the Old Credit Facility as well as the Sithe Notes.

7.                                      TERMS OF COALCO AND GASCO CREDIT FACILITIES PRESERVE ABILITY TO TRANSFER COALCO ASSETS

The Borrowers under the CoalCo Credit Facility and GasCo Credit Facility Credit Agreements are Dynegy Midwest Generation, LLC and Dynegy Power, LLC, respectively. The Borrowers’ obligations are secured by substantially all of the assets of the entities in, respectively, the gas and coal “silos.” The agreements’ use of proceeds provisions authorize the Borrowers to repay the Old Credit Facility and the Sithe Notes and to distribute $200 million to each of Dynegy Coal Holdco and Dynegy Gas Holdco.(307) Both of the agreements authorize the

(307)                   CoalCo Credit Agreement § 3.13 (“The proceeds of the Term Loans will be used by the Borrower on the Closing Date (a) to cash collateralize letters of credit . . . (b) to make a $200,000,000 Restricted Payment to Intermediate Holdings (which will make a Restricted Payment in an equal amount to Holdings) . . . (c) to pay transaction fees and expenses, (d) for general corporate purposes (including amounts required to repay the Existing Credit Facility) and (e) for the other purposes on the Closing Date set forth in the statement of sources and uses . . . to the extent in excess of the immediate needs described in the preceding sentence, may be held as cash or Permitted Investments until used by the Borrower for the purposes described above, the making of Restricted Payments on the terms and conditions contained herein and other general corporate purposes”); GasCo Credit Agreement § 3.13 (“The proceeds of the Term Loans will be used by the Borrower on the Closing Date (a) to make a capital contribution to Sithe Energies Inc., which will be used to refinance in part certain existing indebtedness and guarantees of DHI and its subsidiaries (including amounts required to repay in part the Existing Credit Facility), (b) to cash collateralize letters of credit . . . (c) to make a Restricted Payment to Intermediate Holdings (which will make a Restricted Payment in an equal amount to Holdings) . . . in an aggregate amount not to exceed $200,000,000, (d) to pay transaction fees and expenses, (e) for general corporate purposes and (f) for the other purposes on the Closing Date set forth in the statement of sources and uses of funds . . . to the extent in excess of the immediate needs described in the preceding sentence, may be held as cash or Permitted Investments until used by the

Borrowers’ subsidiaries to distribute dividends in section 6.06(a)(i), but in section 6.06(a)(ii) restricts those amounts to $90 million (CoalCo) and $135 million (GasCo).(308)

The two credit agreements had different “Change of Control” provisions: under the CoalCo Credit Agreement, “changes in control,” including transfers of the Borrower’s equity interests, could be ratified if “duly authorized as lawful by the board of directors of the Parent [Dynegy Inc.]”; this allowed for and facilitated the eventual CoalCo transfer.(309)

Borrower for the purposes described above, the making of Restricted Payments on the terms and conditions contained herein and other general corporate purposes”).

(308)                   CoalCo Credit Agreement § 6.06(a)(ii) (stating “so long as (A) no Event of Default or Default shall have occurred and be continuing or would result therefrom and (B) as of the date of such proposed distribution, all unrestricted cash and unrestricted Permitted Investments of the Borrower and the Subsidiaries is at least $50,000,000, then Intermediate Holdings may make, and the Borrower may make to Intermediate Holdings, distributions in an aggregate amount not to exceed $90,000,000 in any fiscal year; provided that the proceeds of the Indebtedness permitted to be incurred pursuant to Section 6.01(h) shall not be used to make any such distributions”); GasCo Credit Agreement § 6.06(a)(ii) (“so long as (A) no Event of Default or Default shall have occurred and be continuing or would result therefrom and (B) as of the date of such proposed distribution, all unrestricted cash and unrestricted Permitted Investments of the Borrower and the Subsidiaries is at least $50,000,000, then Intermediate Holdings may make, and the Borrower may make to Intermediate Holdings, distributions in an aggregate amount not to exceed $135,000,000 in any fiscal year; provided that the proceeds of the Indebtedness permitted to be incurred pursuant to Section 6.01(h) shall not be used to make any such distributions.”).

(309)                   Compare CoalCo Credit Agreement at 7 (defining “Change in Control” to have occurred if “(a) the Parent shall cease to directly or indirectly own beneficially and of record, 50.1% of the issued and outstanding Equity Interests having ordinary voting power of the Borrower, (b) Intermediate Holdings shall cease to directly or indirectly own, beneficially and of record, at least 100% of the issued and outstanding Equity Interests of the Borrower or (c) direct or indirect ownership of the Borrower shall have been transferred directly or indirectly from DHI and its Wholly Owned Subsidiaries to any direct or indirect subsidiary of the Parent other than DHI and its Wholly Owned Subsidiaries; provided, that such transfer shall not be deemed to be a “Change of Control” to the extent it is duly authorized as lawful by the board of directors of the Parent”); with GasCo Credit Agreement at 7 (defining “Change in Control” to have occurred if (a) the Parent shall cease to directly or indirectly own beneficially and of record, 50.1% of the issued and outstanding Equity Interests having ordinary voting power of the Borrower or (b) Intermediate Holdings shall cease to directly or indirectly own, beneficially and of record, at least 80% of the issued and outstanding Equity Interests of the Borrower; provided that, concurrently with any transfer by Intermediate Holdings of the Equity Interests of the Borrower permitted under this definition of “Change of Control”, the transferee thereof shall have (i) entered into a pledge agreement in substantially the same form as the Pledge Agreement and (ii) become a party to the Intercreditor Agreement, in each case (x) with the rights and obligations thereunder substantially similar to the rights and obligations of Intermediate Holdings thereunder as of the date hereof and (y) with such amendments to such agreements as are necessary to give effect to such transfer”).

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8.                                      EFFECT OF COALCO AND GASCO CREDIT FACILITIES ON DYNEGY HOLDINGS’S FINANCIAL CONDITION; MARKET REACTION

Certain Dynegy Holdings creditors have argued that one principal purpose of the August Refinancing was to put additional pressure on Dynegy Holdings bondholders by restricting Dynegy Holdings’s liquidity, thereby negatively affecting its ability to service its debt.(311) For example, the GasCo and CoalCo Credit Facilities restrict aggregate annual dividends to Dynegy Holdings from the gas and coal portfolios to $225 million per year. As S&P explained:

Although the proposed restructuring, if successful, will eliminate the risk of a covenant default by retiring DHI’s secured credit facilities, the downside for DHI’s creditors from the proposed restructuring is that a substantially larger amount of new funded secured debt comes in ahead of them and replaces the existing secured credit facility.  Also, distributions from GasCo and CoalCo to DHI are capped at $115 and $110 million, respectively. This compares with more than $270 million of interest payments alone on about $3.5 billion of unsecured debt at DHI.  DHI will also have substantial negative EBITDA due to its payments on the Danskammer-Roseton lease, which is currently unprofitable for DHI.(312)

S&P stated that following the August Refinancing, Dynegy Holdings’s only source of liquidity would be distributions from GasCo and CoalCo and from $400 million of unused proceeds of the 2011 Credit Facilities.  Because of the $225 million cap in dividends, S&P believed that Dynegy Holdings would run out of cash and default on the Bonds unless it restructured either or both of the bonds or the Roseton and Danskammer guarantees.  S&P estimated the total cash shortfall at Dynegy Holdings through 2015 would exceed $1 billion.(313)

Dynegy consistently maintains that the August Refinancing and Ring-Fencing Transactions were beneficial to Dynegy Holdings. The Examiner agrees with these assertions.

At the conclusion of the Ring-Fencing Transactions and August Refinancing, on August 5, 2011, (a) Dynegy Holdings was no longer faced with a likely covenant default under the Old Credit Facility within the next 90 days and (b) the maturity of Dynegy Holdings’s secured debt had been extended by approximately four years. The August Refinancing averted that potential default.

The restructuring also appears to have facilitated obtaining the 2011 Credit Facilities.

(311)                   Compl. ¶¶ 39-40, Avenue Inv., L.P. v. Dynegy Inc., No. 652599/2011 (N.Y. Sup. Ct. — N.Y. County Sept. 21, 2011) (EXAMINER-00188447).

(312)                   S&P Research Update: Dynegy Inc. ‘CC’ Rating Remains on CreditWatch as it Restructures, July 19, 2011 (EXAMINER-00160104).

(313)                   Id.

The transactions, viewed in isolation, also appear to have no impact on Dynegy Holdings’s ownership of the underlying assets. After the Ring-Fencing Transactions and before the CoalCo Transfer, Dynegy Holdings continued to control all of the operating assets it controlled prior to the Ring-Fencing Transactions.

9.                                      DELAWARE CHANCERY COURT LAWSUIT

On July 22, 2011, the Delaware Plaintiffs—Roseton OL, LLC and Danskammer OL, LLC—both indirect subsidiaries of PSEG, filed a complaint in the Delaware Chancery Court against Dynegy Holdings asserting claims for breach of contract and fraudulent transfer, as well as seeking declaratory judgment and a permanent injunction enjoining Dynegy Holdings from proceeding with the Ring-Fencing Transactions and August Refinancing.(315)  The Delaware Plaintiffs also sought a temporary restraining order to temporarily enjoin Dynegy Holdings from

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(315)                   See Mem. Op. at 15, Roseton OL, LLC v. Dynegy Holdings Inc., No. 6689-VCP (Del. Ch. July 29, 2011) (“Delaware Opinion”).

carrying out those transactions.(316) W&C represented Dynegy Holdings in the Delaware Chancery Court lawsuit.

Each of the Roseton and Danskammer Guaranties contain a provision that restricts Dynegy Holdings’s ability to transfer all or substantially all of its assets without meeting certain conditions, “including a requirement that the entity succeeding in interest to its assets upon a transfer expressly assume its obligations under the guaranties.”(317)  The Delaware Plaintiffs alleged the August Refinancing and Ring-Fencing Transactions constituted a fraudulent transfer and violated the successor obligor provisions of the guaranties because they would involve the transfer of Dynegy Holdings’s assets “substantially as an entirety” without a corresponding assumption of obligations.”(318)

In opposition papers filed by Dynegy Holdings, Merksamer filed an affidavit testifying that “[f]ollowing the Reorganization, DHI will continue to own, indirectly through a series of subsidiaries, each of those same power generating assets.  On a consolidated basis, DHI will have all of the same assets it currently has on a consolidated basis.”(319) At the hearing on the Delaware Plaintiffs’ motion for a temporary restraining order, Dynegy Holdings represented to the court:

DHI today, indirectly, through a series of subsidiaries, owns 17 power plants, many of which are profitable. And following the reorganization, DHI will own 17 power plants, the very same power plants; and they will be equal in value to what they’re equal to today except to the extent that the value is enhanced by reason of its new liquidity and its new structure. So it’s important to understand that not only is there technically not a transfer but, economically, DHI has the same value after the reorganization that it has today. It is still the indirect owner of all the assets.(320)

Dynegy Holdings also argued that the Delaware Plaintiffs lacked standing because an interest of their debtor/obligor (Dynegy Holdings) was not being transferred.(321)  Dynegy Holdings similarly represented that “the estate, if it was DHI, would continue to own what it always owned, which is equity in entities that were holding companies that ultimately owned the power assets; and they would still have that.”(322) Finally, Dynegy Holdings emphasized the point

(316)                   Id.

(317)                   Id.; Roseton Lease Guaranty § 4.2 (EXAMINER-00000630); Danskammer Lease Guaranty § 4.2 (EXAMINER-00000617).

(318)                   Delaware Opinion at 1.

(319)                   Merksamer Aff. ¶ 9;

(320)                   Tr. of Oral Arg. on Mot. for TRO 36:13-37:1, Roseton OL, LLC v. Dynegy Holdings Inc., No. 6689-VCP (Del. Ch. July 25, 2011) (W&C-EXAMINER0022042).

(321)                   Id. at 54:20-55:5.

(322)                   Id. at 38:10-14.

again for the Delaware Chancery Court, representing that “I’m not quite sure why it would be absurd to say, You are left with your remedies against DHI which, following the reorganization, will hold each and every asset that it held before the reorganization.”(323)

The Delaware Chancery Court agreed with Dynegy Holdings and rejected the Delaware Plaintiffs’ application for injunctive relief, holding that they failed to show either a probability of success on the merits of their breach of contract and fraudulent transfer claims or the existence of imminent irreparable harm if the transaction is not enjoined.(324) In holding that the transaction did not constitute a transfer of Dynegy Holdings’s assets “substantially as an entirety,” the court noted that “DHI retains the value of the plants embedded in its ownership of the entities that directly own those plants today and will own them after the Transaction is consummated.”(325) The court specifically relied on this fact in holding that the Delaware Plaintiffs were unlikely to succeed on the merits of their fraudulent transfer claims, noting that “DHI did not transfer any valuable assets away from its corporate structure,” and that “DHI will have the same indirect ownership interests in the physical assets after that Transaction as it did before it.”(326)

In so holding, the court specifically relied on arguments, statements, briefs, and sworn affidavits put forth by Dynegy Holdings. For example, the court adopted portions of Dynegy Holdings’s answering brief which asserted that “[t]oday, DHI indirectly owns the revenue generating assets at issue, through a series of subsidiaries, and that equity would be subject to execution in the event of a judgment.  Following the Reorganization, DHI will continue indirectly to own the same revenue generating assets, through a series of subsidiaries, and that equity will still be subject to execution in the event of a judgment. In short, DHI will continue to own indirectly, just as it does now, 100% of those assets.”(327)

10.                               OTHER LAWSUITS CHALLENGING THE RING-FENCING AND REFINANCING TRANSACTIONS

On July 21, 2011, LibertyView Credit Opportunities Fund, L.P., and certain of its affiliated funds sued Dynegy Holdings in New York State Court, also seeking to enjoin the August Refinancing and Ring-Fencing Transactions, asserting breach of contract claims and

(323)                   Id. at 44:3-7.

(324)                  Delaware Opinion at 2. In reaching this decision the court found it “appropriate to apply something more akin to the preliminary injunction standard,” which focuses on probability of success on the merits, rather than the more lenient temporary restraining order standard that only requires a showing of (i) the existence of a colorable claim, (ii) the irreparable harm that will be suffered if relief is not granted, and (iii) a balancing of the hardships favoring the moving party.” Id. at 20-22. Thus, the court held that “Plaintiff’s must demonstrate: (1) a reasonable probability of success on the merits; (2) that they will suffer irreparable injury if an injunction does not issue; and (3) that the balance of the equities favors the issuance of an injunction.” Id. at 23.

(325)                   Id. at 37.

(326)                   Id. at 43-44.

(327)                   See id. at 14 n.38 (citing Defs.’ Answering Br. at 10).

seeking a permanent injunction.(328) Much like the Delaware action, the LibertyView suit, brought on behalf of purchasers of certain pass-through certificates sold to fund the sale-leaseback transactions relating to Roseton and Danskammer, alleged that “virtually every actual revenue generating asset is being . . . deliberately placed beyond the reach of DHI’s creditors.”(329)

At a July 22nd hearing related to the plaintiffs’ request for a temporary restraining order enjoining the transaction, W&C represented to the court that “before any restructuring is happening, [Dynegy Holdings] has under it a series of companies and under those series of companies are other companies and ultimately revenue generating assets.  When the restructuring closes [Dynegy Holdings] will have a series of companies under it, and they will have a series of companies under them that will hold the very same assets. So there is no change in credit risk whatsoever.”(330) The parties to the LibertyView action stipulated to discontinuing the action without prejudice in light of the pending Delaware Chancery Court action.(331) W&C represented Dynegy Holdings in connection with the LibertyView action.

I.                                        PHASE 2: TRANSFER OF COALCO TO DYNEGY INC.; EXCHANGE OFFER

1.                                      BOARD DELIBERATIONS IN CONNECTION WITH COALCO TRANSFER AND UNDERTAKING EXECUTION

(a)                                 FRC And Dynegy Inc. Board Meetings

On August 10, 2011, the FRC met

(328)                   Verified Compl., LibertyView Credit Opportunities Fund, L.P. v. Dynegy Holdings Inc., No. 651998/2011 (N.Y. Sup. Ct. –N.Y. County July 21, 2011) (EXAMINER-00207745).

(329)                   Id. ¶ 5.

(330)                   Hr’g Tr. 12:15-22, LibertyView Credit Opportunities Fund, L.P. v. Dynegy Holdings Inc., No. 651998/2011 (N.Y. Sup. Ct. – N.Y. County July 22, 2011).

(331)                   Order, LibertyView Credit Opportunities Fund, L.P. v. Dynegy Holdings Inc., No. 651998/2011 (N.Y. Sup. Ct. – N.Y. County Aug. 12, 2011);

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On September 1, 2011, the entire Dynegy Inc. board met to consider the FRC’s recommendation for the second phase of the restructuring.

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(b)           Absence of Negotiations Among Dynegy Holdings, Dynegy Inc., and DGI

Just as it failed to meet to deliberate with respect to the August Refinancing and Ring-Fencing Transactions, the Dynegy Holdings board did not meet between August 5, 2011 and September 1, 2011 to consider the CoalCo Transfer.(363)  During this time, Dynegy Holdings managed its corporate governance through unanimous written consents.(364) As noted above, the first recorded meeting of Dynegy Holdings’s board after June 1, 2011 was on October 17, 2011.(365)

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(c)           DGI Board’s Approval of the CoalCo Transfer

2.                                      DIRECTOR AND OFFICER VIEW OF WHETHER DYNEGY HOLDINGS WAS SOLVENT AT TIME OF COALCO TRANSFER

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3.                                      TRANSFORMING DYNEGY HOLDINGS INC. FROM CORPORATION TO LIMITED LIABILITY COMPANY

On September 1, 2011, Dynegy Holdings changed its corporate form from a Delaware corporation to a Delaware limited liability company.(375) This conversion was approved by the boards of Dynegy Holdings and Dynegy Inc.,

(a)           Proffered Tax Justifications

(375)      Dynegy Holdings 8-K, filed Sept. 8, 2011.

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Conversion to a limited liability company allowed Dynegy Holdings to choose whether to be treated as a disregarded entity or a taxable corporation for federal tax purposes.(386)  Upon conversion to an LLC, if Dynegy Holdings did not make any election, then it would, as a single-member LLC, be treated as a disregarded entity for tax purposes.(387)  Moreover, Dynegy Holdings was entitled to make the election retroactively up to 75 days subsequent to the date of the transfer, meaning that, if it was determined that it would be more beneficial from a tax perspective to have Dynegy Holdings treated as a taxable corporation, the company could make that election within 75 days from September 1 and treat Dynegy Holdings as a corporation with respect to the September 1, 2011 CoalCo Transfer.(388)

It does appear to the Examiner that there were legitimate tax reasons for the conversion of Dynegy Holdings to a LLC.

(b)           Delaware Supreme Court’s CML Decision

Certain parties have cast doubt on the explanation that Dynegy Holdings was converted to an LLC for tax purposes, instead raising the question whether the conversion was undertaken

(386)                   See Treas. Reg. § 301.7701-3(a) (providing that an “eligible entity,” which includes any business entity that is not classified as a corporation, that has a single owner “can elect to be classified as an association or to be disregarded as an entity separate from its owner.”).

(387)                   See Treas. Reg. § 301.7701-3(b)(1)(ii) (providing that, “unless the entity elects otherwise, a domestic eligible entity is . . . [d]isregarded as an entity separate from its owner if it has a single owner.”)

(388)                   See Treas. Reg. § 301.7701-3(c)(1)(iii) (“The effective date specified on Form 8832 cannot be more than 75 days prior to the date on which the election is filed . . . ”).

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to protect against legal liability.(393) In particular, the Supreme Court of Delaware, on September 2, 2011, upheld a 2010 Chancery Court decision holding that creditors of a limited liability company lack standing to sue directors and officers for breaches of fiduciary duties. CML V, LLC v. Bax, 28 A.3d 1037, 1046 (Del. 2011), as corrected (Sept. 6, 2011), affirming, CML V, LLC v. Bax, 2010 WL 4517795 (Del. Ch. Nov. 3, 2010).(394)

Moreover, Dynegy used the conversion of Dynegy Holdings to an LLC as a defense to standing with respect to claims against the managers in a lawsuit, filed by certain unsecured bondholders of Dynegy Holdings, relating to Dynegy’s restructuring transactions. In that case, captioned Avenue Investments, L.P., et al., v. Dynegy Inc., et al., Dynegy Inc. and the Dynegy Holdings mangers were named defendants, and in response to derivative causes of action Dynegy asserted that “creditors of a limited liability company do not have standing to bring derivative claims on behalf of the LLC.”(399)

4.             SPECIFIC STEPS OF COALCO TRANSFER

(393)                   See, e.g. Dynegy Citigroup Analyst Report, Nov. 2011 at 1 (noting that the conversion of Dynegy Holdings Inc. into Dynegy Holdings, LLC was “apparently to protect against director liability at that entity.”).

(394)                   The CML decision and an analysis of potential breach of fiduciary duty claims are discussed below.

(395)

(396)

(397)

(398)

(399)                   See Mem. of Law in Supp. of Defs.’ Mot. to Dismiss at 29, Avenue Inv., L.P. v. Dynegy Inc., No. 652599/2011 (N.Y. Sup. Ct. – N.Y. County Oct. 31, 2011).

(400)

5.             COALCO VALUATION AT TIME OF TRANSFER

(a)           Lazard Valuation

Dynegy obtained two, third-party valuations of its operating assets within 30 days of consummating the CoalCo Transfer: (1) Lazard provided an enterprise valuation in its capacity as financial advisor to Dynegy Inc. and W&C, and (2) Duff and Phelps provided valuations of the company’s operating assets to form the basis of solvency opinions provided in conjunction with the August Refinancing.

(401)

(b)           Examiner Valuation

For purposes of this report, the value of the company’s assets was arrived at by reviewing Management Projections for each of its 14 operational Plants.(402) The Plants were grouped into the CoalCo and GasCo silos, including allocated corporate overhead. Valuation analyses were conducted utilizing traditional methodologies, such as (a) calculating the net present value of the future cash flows of the Plants (the Discounted Cash Flow or DCF analysis), (b) assessing multiples of common metrics, such as Kw, paid by buyers in acquisitions of targets whose businesses were deemed comparable to Dynegy (the Precedent Transactions analysis), and (c) assessing multiples of common metrics, such as EBITDA and kW, paid by purchasers of public equity of businesses deemed comparable to the Dynegy (the Comparable Companies analysis).

In assessing the distributable value allocable to creditors of Dynegy Holdings, the following metrics also were considered: (1) secured debt of CoalCo and GasCo, (2) unrestricted cash of Dynegy Holdings, Coal Holdco, Gas Holdco, and their subsidiaries, (3) estimated contingent liabilities, (4) capital expenditures outside the normal course of operations, and (5) non-operating assets, such as tax assets derived from NOLs.

(402)      The Examiner did not contemplate the value of Dynegy Northeast.

6.                                      UNDERTAKING GIVEN IN EXCHANGE FOR COALCO TRANSFER

On September 1, 2011, Dynegy Inc. and DGI entered into the Undertaking as consideration for CoalCo. On the same date, Dynegy Inc. and Dynegy Holdings entered into the amended and restated version of the Undertaking, which replaced the original Undertaking and designated Dynegy Holdings, rather than DGI, as the recipient of the payments under that agreement.

(403)

(404)

(405)

To achieve an Undertaking running directly from Dynegy Inc. to Dynegy Holdings, the Undertaking was assigned by DGI to Dynegy Holdings in exchange for Dynegy Holdings issuing a note payable to DGI. The following chart illustrates the impact of the Undertaking:

As contemplated from the early stages, the amended version of the Undertaking—unlike the interim Undertaking from Dynegy Inc. to DGI—included a provision permitting Dynegy Inc. to reduce its obligations under the Undertaking by reducing Dynegy Holdings’s obligations on its outstanding Bonds, including by sponsoring an exchange or tender offers at a discount to Dynegy Holdings’s obligations. Pursuant to the “Payment Reduction” provision in the Undertaking, Dynegy Inc. could eliminate $1.678 of its obligations under the Undertaking for each $1 reduction in Dynegy Holdings’s obligations.

(a)                                  Purported Consideration Provided To Dynegy Holdings

The Undertaking requires Dynegy Inc. to make a stream of payments that match the interest and principal payments of the Bonds issued under the Senior Notes Indenture that have the longest maturity dates, specifically: (1) approximately $1.075 billion aggregate principal amount of the 7.75% senior unsecured notes due 2019, and (2) the 7.625% senior debentures due 2026 with an aggregate outstanding principal amount of approximately $175 million. The

(406)

Undertaking was issued by Dynegy Inc., which at the time had a “CC” Corporate rating from Standard & Poor’s.(407)

The total amount of payments designated in the Undertaking is $2.0975 billion, to be paid on designated dates between December 2011 and October 2026. The Undertaking does not designate a face value for the obligation to make those payments. Rather, Dynegy assumed a value of $1.25 billion based on the face amount of the 2019 and 2026 Bonds with the correlated interest and principal payments. The Undertaking does not contain any restrictions on how Dynegy Holdings uses the payments it receives under that agreement, and thus the payment stream need not be used to pay amounts owed on the 2019 and 2026 Bonds.(408)

The Undertaking also provides that Dynegy Inc.’s payment obligations will be satisfied if Dynegy Inc. is current in its payments and pays cash in an amount equal to (1) $1,250,000,000 on or prior to June 1, 2019 or (ii) $175,000,000 after June 1, 2019.

(b)                                  The Undertaking Transfers Benefit of Discount Realized Through Exchange From Dynegy Holdings To Dynegy Inc.

The amended version of the Undertaking provides an additional method to satisfy Dynegy Inc.’s payment obligation that was not included in the initial Undertaking. For every $1.00 in principal (face) amount that Dynegy Inc. reduces of the approximately $3.57 billion in Bonds through retirement, an exchange offer, tender offer, or similar means, or Dynegy Holdings reduces in an exchange or tender offer in which Dynegy Inc. guarantees the debt securities, the remaining payment stream under the Undertaking is reduced by $1.678. Accordingly, upon an immediate reduction in the Bonds by $1.25 billion, the payment stream would be reduced to zero, and Dynegy Inc. would cease to have any further payment obligations under the Undertaking.(409)

This debt reduction provision enables Dynegy Inc. to capture the benefit of any discount on repurchase of the Bonds to the exclusion of Dynegy Holdings. For example, if Dynegy Inc. were able to acquire and retire the Bonds at a 30% discount to par value,(410) it would provide the bondholders with $875 million of consideration in exchange for $1.25 billion in principal (face)

(407)                      On March 18, 2011, Standard & Poor’s had downgraded the Dynegy corporate family ratings to “CC” from “B-”. Dynegy Inc. 10-K, filed Mar. 8, 2011.

(408)                      While Dynegy Inc. valued the Undertaking at $1.25 billion based on the concept that it satisfied $1.25 billion of Dynegy Holdings’s debt, the Undertaking does not, in and of itself, eliminate or satisfy any of Dynegy Holdings’s debt. Rather, by design, the creditors of Dynegy Holdings have no rights under the Undertaking and Dynegy Holdings’s obligations to those creditors are unaffected by the existence of the Undertaking.

(409)                      As explained below, because of the static 1.678 multiplier in the Undertaking, Dynegy Inc. can eliminate all of its obligations under the Undertaking by purchasing even less than $1.25 billion in Dynegy Holdings Bonds, and the amount of the required purchase to exhaust the Undertaking decreases over time.

(410)                      Dynegy offered 68%, or a 32% discount, in its tender offer launched Sept. 15, 2011.

among of the Bonds. Dynegy Inc. would thereby extinguish its obligations under the Undertaking and realize an economic benefit of $375 million, reflecting the amount of the Bond discount.

Thus, the creation of an obligation as a result of the CoalCo Transfer to Dynegy Inc., and the ability of Dynegy Inc. to reduce this obligation through a reduction in the principal amount of the Dynegy Holdings Bonds measured at face—regardless of the amount Dynegy Inc. actually pays for the Bonds—was the method by which Dynegy Holdings transferred to Dynegy Inc. the economic opportunity to capture the Bond discount.(411)

While the payment reduction mechanism enables Dynegy Inc. to capture the benefit of any discount on the Bonds, the Undertaking does not require Dynegy Inc. to purchase any of the Bonds; rather, the Undertaking allows Dynegy Inc. to determine whether or not the discount available upon repurchase of the Bonds is sufficiently attractive to complete an exchange.

(c)                                  The Undertaking’s Adjustment Mechanism Functions Properly Only At Inception

At inception — that is, immediately after the CoalCo Transfer is completed — the adjustment mechanism for eliminating Dynegy Inc.’s obligations under the Undertaking is defined appropriately; for every $1.00 of bond principal amount retired, the remaining payments pursuant to the Undertaking are reduced by $1.678. Therefore, if eliminated at inception, the reduction factor would be the ratio between the total payments pursuant to the Undertaking and the value ascribed to the Undertaking, as shown on the following chart:

(411)

(412)

(413)

Total Payments Pursuant to the Undertaking	$2.097B	= 1.678
Total Value Ascribed to the Undertaking	$1.250B

After inception, in contrast, the adjustment mechanism provided in the Undertaking is flawed because of the static nature of the multiplier (i.e., 1.678) . As noted above, two reference Bonds (the 2019 Bonds and 2026 Bonds) were used to establish the payment stream for the Undertaking. Using these two reference bonds as an example, despite making coupon, or interest, payments in the near future, the full principal amount of $1.25 billion must still be retired in order to provide the rates of return ascribed to those Bonds.

The Undertaking does not work this way. If we fast forward to September 1, 2015, assuming no interim retirement of Dynegy Holdings Bonds, Dynegy Inc. would have made $360.8 million in payments per the Undertaking pre-defined stream of payments, leaving $1,736.7 million of remaining payments ($2,097.5 million - $360.8 million). At that point in time, the principal (or face) amount of Bonds that would need to be retired in order to eliminate the Undertaking would be only $1,035.0 million (see below). This results in approximately $215 million in undiscounted savings to Dynegy Inc.

			Principal Amount of Bonds to Retire In Order to Eliminate the Undertaking

Total Remaining Payments Pursuant to the Undertaking	$1,736.7 million	=	$1,035.0 million
Undertaking Adjustment Factor	1.678

Value of Undertaking with Complete Retirement at Various Points in Time to Dynegy Holdings

($, Millions)

Unless the multiplier (1.678) is gradually reduced over time as payments occur under the Undertaking, the present value of a Bond principal amount reduction will be less than the present value of the balance of the payment stream. Stated differently, the only way to keep constant the total value afforded to Dynegy Holdings by the Undertaking would be to have the payment stream reduction factor decrease over time. Absent that change, the value received by Dynegy Holdings for the CoalCo Assets potentially decreases as time elapses without an exchange offer (as reflected in the following chart, which reflects the impact of lowering the undertaking reduction factor):

Value of Undertaking with Complete Retirement at Various Points in Time to Dynegy Holdings

(d)                                  Without a Capital Transaction, Dynegy Inc. Cannot Fulfill Its Undertaking Obligations

(e)                                  Arbitration Mechanism

The Purchase Agreement between Dynegy Inc. and DGI covering the CoalCo Transfer provides an adjustment mechanism through arbitration if a dispute arises between Dynegy Inc. and DGI as to whether the correct value of CoalCo was $1.25 billion. The adjustment mechanism can be triggered within two years after the date the Purchase Agreement was executed.(415) If the arbitrator determines that CoalCo’s value was greater than $1.25 billion,

(414)

(415)                      See Purchase Agreement (EXAMINER-00004318) § 2.3 (providing, in part, that “(a) If there shall arise any dispute as to whether the Equity Value is greater than or less than $1,250,000,000, either Seller or Purchaser may provide notice in writing (a “Valuation Dispute Notification”) . . . within two (2) years of the date hereof . . . (b) If a Valuation Dispute Notification is timely delivered, the Equity Value shall be determined by final arbitration . . . which arbitration shall be the sole and exclusive remedy for the resolution of any such dispute. (c) If the . . . Final Equity Value . . . is greater than $1,250,000,000 . . . then Purchaser shall provide Seller with consideration (“Seller Adjustment Consideration”) equal in value to the difference between (i) the Final Equity Value, less (ii) $1,250,000,000 . . . (d) If the Final Equity Value is less than $1,250,000,000, then Seller shall provide Purchaser with consideration (“Purchaser Adjustment Consideration”) equal to the difference between (i) $1,250,000,000, less (ii) the Final Equity Value”).

Dynegy Inc. must pay to DGI the excess amount in any one or combination of cash and/or equity in Dynegy Inc. and/or Dynegy Coal Holdco. If the arbitrator determines that CoalCo’s value was less than $1.25 billion, DGI must pay Dynegy Inc. the difference in any one or combination of cash and/or a reduction in the payment amount under the Undertaking.

Notably, this arbitration provision covers only disputes regarding the value of CoalCo and not the value of the Undertaking.(416) Therefore, there is no mechanism to provide additional consideration if the value of the Undertaking is proven to be less than the value of CoalCo.

Additionally, Dynegy Holdings does not have a contractual right to enforce the arbitration provision, as it is not a party to the Purchase Agreement between DGI and Dynegy Inc. in which the provision is included.

Finally, the Examiner further questions the benefit of the arbitration provision when only Dynegy Inc. and DGI can initiate an arbitration—it is questionable whether either one would ever initiate arbitration against the other, given the overlapping directors and officers as well as the fact that Dynegy Inc. is the ultimate parent of DGI. Moreover, third parties could only intervene if they agreed to be subject to arbitration.(420)

(416)

(417)

(418)

(419)

(420)       Purchase Agreement § 5.6(c) .

(f)                                    Examiner’s Valuation Of Undertaking

Pursuant to the Undertaking, Dynegy Inc. agreed to provide Dynegy Holdings with a stream of payments equivalent to those required under Dynegy Holdings’s $175 million Note due 2026 and $1.075 billion of the $1.1 billion Note due 2019. The Undertaking makes payments equivalent to the interest and principal payments required under each of these notes, which pay interest at 7.625% and 7.75%, respectively. The coupon, tenor and other material terms of these notes, however, were negotiated with a different borrower, in a different market, under significantly different circumstances than existed at September 1, 2011.

To gain an understanding of the market value of the Undertaking at September 1, 2011, the Examiner applied a market interest rate to the obligation. The Examiner also separately reviewed the two payment streams encompassed by the Undertaking, including a stream ending 2019 and another ending 2026. They were evaluated separately because debts of different tenors require different interest rates.

Also, the following factors, observable at the time of the CoalCo Transfer, were considered in concluding on a 14% midpoint market interest rate for the 2019 payment stream:

•                                          The $600 million CoalCo term loan, which was structurally senior to the Undertaking, yielded 10%

•                                          The leveraged loan index had a yield to worst of 6.9%, indicating the market required a substantial premium to own CoalCo debt.

•                                          The Merrill Lynch index of CCC rated unsecured bonds had a yield to worst of 13.1%

•                                          The Undertaking is an unsecured obligation of Dynegy Inc. and has no covenants or indenture to provide protections to the holder

•                                          Dynegy Inc. was rated CC by S&P at the time of the Coalco Transaction

•                                          The downgrade to CC occurred on March 18, 2011

•

•                                          Taken as an obligation of Dynegy Inc., the Undertaking, valued at $1.25 billion, raises Dynegy Inc.’s obligations to 96% of its assets (i. e. 96% loan to value “LTV”)

•                                          By comparison, the CoalCo Term Loan had an LTV of 37%

Moreover, the concluded midpoint market interest rates is 15% for the 2026 payment stream. The difference in yields is based on the 1.15% spread in yields of treasury securities with comparable tenors at August 31, 2011. Those factors (reflected in the following chart) lead to the conclusion that the Undertaking should be valued at approximately $862 million, or $388 million below the stated value ($1.25 billion), based on circumstances observed as at August 31, 2011. (This does not take into account the necessarily discounted value were the Undertaking owned by a third party.)

The $862 million valuation for the Undertaking does not account for the effect of the static 1.678 multiplier explained in subsection (c) above. That error in the structure of the Undertaking further erodes the value of the instrument, but the diminution in value is not readily calculable. Moreover, the $862 million value is not truly a “fair market value” for the Undertaking because, as constructed, Dynegy Holdings cannot transfer the Undertaking to an unrelated third-party. No such third-party would purchase an Undertaking that could be reduced to zero value based on the redemption of Dynegy Holdings Bonds, an action over which the purchaser would have no control.(421)

7.                                      IMPACT OF COALCO TRANSFER ON DYNEGY HOLDINGS’S FINANCIAL CONDITION

A comparison of the cash projections for Dynegy Holdings reveals that the CoalCo Transfer had a material, negative impact on its cash flow and liquidity, draining approximately $176 million of available cash from Dynegy Holdings through the first half of 2015. Because of the CoalCo Transfer, among other things, excess CoalCo cash is swept to Dynegy Inc.:

(421)

Without the CoalCo Transfer, among other things, the CoalCo cash runs through Dynegy Holdings:

8.             SEPTEMBER 15, 2011 EXCHANGE OFFER

On September 15, 2011, Dynegy announced an offer to exchange up to $1,250,000,000 principal amount of Bonds.(423)

(422)

(423)       Dynegy Inc. 8-K, filed Sept. 16, 2011.

(424)

(425)

Inc. board                          approved the Exchange Offer.(426)

(426)

(427)

(428)

(429)

(430)

(431)

(432)

(433)

(434)

(435)

(436)

The Exchange Offer failed to gain sufficient support, and, after extending the Exchange Offer three times, Dynegy ultimately terminated it on November 3, 2011.(448)

(437)

(438)

(439)

(440)

(441)

(442)

(443)

(444)

(445)

(446)

(447)

(448)       Dynegy Inc. 8-K, filed Nov. 2, 2011.

9.                                      FORMATION OF AD HOC BONDHOLDER GROUP; RESTRUCTURING SUPPORT AGREEMENT

J.             BANKRUPTCY FILING

(449)

(450)

(451)

(452)                      Compl., Avenue Inv., L.P. v. Dynegy Inc., No. 652599/2011 (N.Y. Sup. Ct. — N.Y. County Sept. 21, 2011) (EXAMINER-00188447).

(453)

(454)

(455)

The board of Dynegy Inc. next met on November 6, 2011 in order to authorize Dynegy Holdings and the other Debtors to file for Chapter 11.(461)

(456)

(457)

(458)

(459)

(460)

(461)

(462)

      The board unanimously passed resolutions approving the proposed restructuring documents and the Debtors’ bankruptcy filing under chapter 11.

On November 7, 2011, the board of Dynegy Holdings met by telephone and unanimously authorized Dynegy Holdings and the other Debtors to file for bankruptcy under chapter 11.(464)

IV.           CONCLUSIONS AND RECOMMENDATIONS

A.                                    ASSUMPTIONS APPLICABLE TO ALL CONCLUSIONS AND RECOMMENDATIONS

1.                                      CHOICE OF LAW

The Chapter 11 Cases were commenced in the Bankruptcy Court for the Southern District of New York.  This report therefore assumes that New York is the forum state for purposes of its choice of law analysis and applies New York’s choice of law rules.(465)  Those rules direct that “a court should give controlling effect to the law of the jurisdiction with the most significant interest in the specific issues involved in the dispute.”(466)

(a)           Delaware Law Governs Fiduciary Duty Analysis

“Under New York choice of law rules . . . the law of the state of incorporation governs on a breach of fiduciary duty claim.”(467) Because Dynegy Holdings is organized under the laws of Delaware, Delaware law governs claims for breaches of fiduciary duties by directors or managers of Dynegy Holdings.

(b)           Delaware Law Governs Veil Piercing Analysis

“[U]nder New York choice of law principles, ‘the law of the state of incorporation determines when the corporate form will be disregarded and liability will be imposed on

(463)

(464)

(465)                      Diversified Group., Inc. v. Daugerdas, 139 F. Supp. 2d 445, 452 (S.D.N.Y. 2001) (“In determining which state’s law to apply a court must look to the choice of law rules of the state in which it sits.”) (citing Klaxon Co. v. Stentor Elec. Mfg. Co., 313 U.S. 487, 496—497 (1941)).

(466)       Diversified Group, 139 F. Supp. 2d at 452-53; Krock v. Lipsay, 97 F.3d 640, 645 (2d Cir. 1996).

(467)                      Tronox Inc. v. Anadarko Petroleum Corp. (In re Tronox Inc.), 429 B.R. 73, 104 (Bankr. S.D.N.Y., 2010); see also 380544 Canada, Inc. v. Aspen Tech., Inc., 544 F. Supp. 2d 199, 233 (S.D.N.Y. 2008) (stating that “under the internal affairs doctrine, which provides that issues relating to the internal affairs of a corporation are governed by the law of the company’s state of incorporation, Delaware law governs the claims for breach of fiduciary duty and fraud that are asserted against the Individual Defendants in the cross claims,” as the relevant entity to which the duties were owed was organized under the laws of Delaware).

shareholders.’’’(468) Because Dynegy Holdings and Dynegy Inc. are organized under the laws of Delaware, Delaware law governs the analysis of the veil-piercing claims for these two entities.

(c)           Bankruptcy Code And Texas Law Govern Fraudulent Transfer Analysis

The Bankruptcy Code provides for the pursuit of fraudulent transfer claims under both federal and state law. The determination of which state’s fraudulent transfer law applies requires a choice of law analysis.(469) The Chapter 11 Cases are pending in the Bankruptcy Court for the Southern District of New York. There is, in the first instance, a question regarding whether a court should perform a federal or state choice of law analysis.(470) This distinction, however, may be moot as the New York and federal choice of law analysis are substantively similar, and therefore, the Bankruptcy Court could look to New York or federal common law choice of law principles in determining which state’s fraudulent transfer law applies.

Both New York and federal common law apply an ‘“interest analysis’ to identify the jurisdiction that has the greatest interest in the litigation based on the occurrences within each jurisdiction, or contacts of the parties with each jurisdiction, that relate to the purpose of the particular law in conflict.”(471)  In making this analysis, a court will consider the domicile, residence, place of incorporation, and place of business of the parties; the place of injury; and the place of injury-causing conduct.(472)

(468)                      Fletcher v. Atex, Inc., 68 F.3d 1451, 1456 (2d Cir. 1995) (quoting Kalb, Voorhis & Co. v. American Fin. Corp., 8 F.3d 130, 132 (2d Cir. 1993) (applying Delaware law to veil piercing claims against a Delaware entity); see also Quinn v. Teti, No. 99-94332000, 2000 U.S. App. LEXIS 27210, at *8 n.2 (2d Cir. Oct. 27, 2000) (stating under “New York’s choice of law rules, the law of the state in which a corporation is incorporated governs attempts to pierce the corporate veil”); Nelly De Vuyst, USA, Inc. v. Europe Cosmetiques, Inc., 11 CV 1491 (VB), 2012 U.S. Dist. LEXIS 12981, at *11 (S.D.N.Y. Jan. 6, 2012) (quoting Fletcher in applying the law of the jurisdiction of incorporation to a veil piercing analysis).

(469)                      In re Trinsum Group, Inc., 460 B.R. 379, 389 (Bankr. S.D.N.Y. 2011) (holding “the Court must perform a choice-of-law analysis prior to ruling on whether the state-law constructive fraudulent transfer claims should be dismissed.”); In re Worldcom, Inc., No. 02-13533(AJG), 2003 WL 23861928, *39-40 (Bankr. S.D.N.Y. Oct. 31, 2003) (holding a “conflict of law analysis must first be undertaken to determine which state’s substantive law is applicable under section 544.”).

(470)                      See, e.g., In re Cyrus II Partnership, 413 B.R. 609, 614 (Bankr. S.D. Tex. 2008) (“Although claims under § 544(b) refer to applicable state law, bankruptcy courts hearing such claims sit in federal question jurisdiction as a result of the Bankruptcy Code and are free to apply federal choice of law rules”); In re Worldcom, Inc., 2003 WL 23861928, at *39-40 (holding that “the federal common law choice-of-law rules would likely apply” to the choice of law determination under section 544), but see In re Trinsum Group, Inc., 460 B.R. at 389 (holding that “[w]hen performing a choice-of-law analysis, a court should follow the choice-of-law rules of the forum state (e.g., New York).”) (citing Bianco v. Erkins (In re Gaston & Snow), 243 F.3d 599, 607—08 (2d Cir. 2001) (discussing choice of law generally).

(471)                      Pension Comm. of Univ. of Montreal Pension Plan v. Banc. of Am. Secs., LLC, 446 F. Supp. 2d 163, 192 (S.D.N.Y. 2006) (internal quotation marks and citation omitted).

(472)                      In re WorldCom, Inc., 2003 WL 23861928, at *40; see also In re Cyrus II Partnership, 413 B.R. at 620-21; In re Best Products Co., Inc., 168 B.R. 35, 51 (Bankr. S.D.N.Y. 1994) (holding “contacts to be taken into account in applying the principles of section 6 [of the Restatement (Second) of Conflict of Laws] include

Here, the injury would be the removal of assets from the estate; without the transfer, these assets would have been available for distribution to the creditors. Because Dynegy was headquartered in Texas, and given the occurrences within Texas relating to the challenged transfers, for the purposes of this report it is assumed that Texas law governs the fraudulent transfer analysis.(473)

2.             ABILITY TO COLLAPSE CERTAIN TRANSACTIONS

Courts have applied the “step transaction” doctrine to collapse the parts of a complex transaction into one transaction for the purposes of applying fraudulent transfer laws.(474) Where a series of transactions are “part of one integrated transaction,” courts may look “beyond the exchange of funds” and “collapse” the individual steps in a transaction.(475) A court applying the step transaction doctrine in the context of a fraudulent transfer will consider the overall financial consequences of the series of transactions, as opposed to considering the effect of each individual step. To make this determination, courts have generally considered three factors: “(1) whether all of the parties involved had knowledge of the multiple transactions; (2) whether each transaction would have occurred on its own; and (3) whether each transaction was dependent or conditioned on other transactions.”(476)

Courts have collapsed distinct transactions for fraudulent conveyance purposes where they find the separate transactions “appear to be component parts of something undertaken to reach a particular result” or “it is unlikely that any one step would have been undertaken except the place where the injury occurred; the place where the conduct causing the injury occurred; the domicil [sic], residence, nationality, place of incorporation and place of business of the parties; and the place where the relationship, if any, between the parties is centered.”).

(473)                   In re Teligent Inc., 380 B.R. 324, 332 n.6 (Bankr. S.D.N.Y. 2008) (recognizing that law of principal place of business of the injured company is the best choice for section 544(b) claims, rather than the place of incorporation). We note, however, that there are facts suggesting that New York law may apply. For example, decisions to consummate certain transactions took place at board meetings in New York, negotiations with creditors took place in New York, and material debt agreements are governed by New York law.

(474)                   See, e.g., Voest-Alpine Trading USA, Corp. v. Vantage Steel Corp., 919 F.2d 206, 211-213 (3d Cir. 1990) (describing how a variety of simultaneous separate transactions functioned as a subterfuge and could be telescoped into a single fraudulent transaction whose purpose it was to violate Pennsylvania’s version of the Uniform Fraudulent Conveyance Act); United States v. Tabor Court Realty Corp., 803 F.2d 1288, 1302-03 (3d Cir. 1986) (holding two loans constituted one integrated transaction for purposes of considering whether the loan was a fraudulent conveyance); In re Crowthers McCall Pattern, Inc., 120 B.R. 279, 288-90 (Bankr. S.D.N.Y. 1990) (relying on the step transaction doctrine to determine whether two transactions would be considered as one for purposes of evaluating settlement of fraudulent conveyance action).

(475)                   Tabor Court Realty Corp., 803 F.2d at 1302.

(476)                   Mervyn’s LLC v. Lubert-Adler Group IV, LLC (In re Mervyn’s Holdings. LLC), 426 B.R. 488, 497-498 (Bankr. D. Del. 2010) (citations omitted); see also Liquidation Trust of Hechinger Inv. Co. of Del. v. Fleet Retail Fin. Group (In re Hechinger Inv. Co.), 327 B.R. 537, 546-47 (D. Del. 2005).

in contemplation of the other integrating acts.”(477)  “A court considers the two steps in the transaction to determine if the second step in the transaction either results in the debtor receiving less than fair consideration or results in an intentionally fraudulent transfer of the proceeds of the first step. If so, the court must assess whether the party to the first step had actual or constructive knowledge of the facts rendering the second step fraudulent.”(478)

The fraudulent transfer analysis assumes that the step transactions associated with the CoalCo Transfer and Undertaking can be collapsed into a single transaction for purposes of examining the propriety of the transfers made in connection with those transactions. The effect of collapsing the CoalCo Transfer and the Undertaking is that for purposes of asserting fraudulent transfer claims, the impact on Dynegy Holdings from the totality of transfers made on September 1, 2011 must be evaluated collectively. Even though the evidence suggests that the CoalCo Transfer was a contemplated component of the Prepetition Restructuring from its inception, the Examiner does not believe that the CoalCo Transfer could be collapsed with the August 5, 2011 transactions because those transactions could have occurred on their own, and the refinancing lenders did not have clear knowledge of the CoalCo Transfer.  Lastly, the Examiner does believe that the step transactions associated with the August Refinancing and the Ring-Fencing Transactions likely can be collapsed.

3.             INDICIA OF INSOLVENCY

Several of the claims that the Dynegy Holdings’s estate may hold depend upon the solvency of Dynegy Holdings at the time of the Prepetition Restructuring, including avoidance claims and claims for breaches of fiduciary duties.  In other words, the question of whether Dynegy Holdings was solvent at the time of the Prepetition Restructuring presents a material and gating issue.

As disclosed in the Work Plan, the Prepetition Restructuring has been investigated assuming that at all relevant times Dynegy Holdings and its affiliated Debtors were insolvent. The definition of solvency under the Bankruptcy Code is fairly straightforward—is the fair value

(477)                   See, e.g., In re Big V Holding Corp., 267 B.R. 71 (Bankr. D.N.J. 2001) (holding that sale of all company’s equity interests in supermarket chain through a series of transactions was collapsible into one transaction where purpose of each sale was to completely divest company of supermarket chain and none of the sales would have taken place but for the company’s contemplation of all the sales) (citations and internal quotes omitted). The court in Big V Holding Corp. noted that there is an alternative “binding commitment” test for collapsing transactions, which examines whether there was a binding commitment among the parties that each separate transfer would occur. 267 B.R. at 92. However, the court collapsed the numerous sales into one transaction, notwithstanding the lack of a binding commitment noting that this test was rarely applied. Id.; see also Tabor Court Realty Corp., 803 F.2d at 1302-03 (collapsing loans pursuant to step transaction doctrine and making no mention of binding commitment that each transaction would occur).

(478)                   In re Syntax-Brillian Corp., 2011 WL 3101809 *12 (Bankr. D. Del. July 25, 2011) (citing HBE Leasing Corp. v. Frank, 48 F.3d 623, 635-36 (2d Cir. 1995) (“[T]he courts have looked frequently to the knowledge of the defendants of the structure of the entire transaction and to whether its components were part of a single scheme.”); Mervyn’s, 426 B.R. at 497-98 (holding that evidence could support finding that defendant had knowledge of each step of the transaction); Hechinger, 327 B.R. at 546-47 (finding that defendants had knowledge of the subsequent steps in the transaction); Tabor, 803 F.2d at 1302-03 (party to first step in transaction had knowledge of the financial consequences of the subsequent steps)).

of the debtor’s assets greater than the debtor’s liabilities?(479) Texas state fraudulent transfer law imposes an alternative test, such that a debtor may be insolvent if either its liabilities exceed its assets or it is generally not paying its debts as they become due.(480)

However, establishing whether a debtor was insolvent at the time of a transfer or incurrence of an obligation typically requires extensive analysis of documents, interviews or depositions of witnesses, and the retention of qualified experts who will require time to develop their expert opinions. With less than 60 days to conduct this examination and prepare this report, and without immediate access to all documents necessary to conduct a complete solvency analysis, there is insufficient time to develop with any certainty a conclusion whether Dynegy Holdings was in fact insolvent on the dates when transfers were made with respect to the Prepetition Transactions.

Nonetheless, for the reasons set forth below, assuming insolvency for the Prepetition Restructuring—phase one of which was first completed in August 2011, and phase two of which was completed on September 1, 2011, i.e., approximately three and two months prior to the commencement of the Chapter 11 Cases—appears reasonable for purposes of this report.

(a)           Publicly Available Information

Publicly available documents published by Dynegy Holdings and/or Dynegy Inc. strongly suggest that an assertion of insolvency immediately prior to, or as a result of, the transfers consummated in connection with the Prepetition Transaction is “plausible” and would easily survive a motion to dismiss:(481)

Dynegy Inc. and Dynegy Holdings filed combined Form 10-K annual reports with the SEC. In the combined Form 10-K for the fiscal year 2010, the report disclosed:

Our accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for the twelve month period following the date of these consolidated financial statements.  However, continued low power prices over the past two years have had a significant adverse impact on our business. Further, as our credit

(479)                   See 11 U.S.C. § 101(32)(A) (defines insolvent to mean “with reference to an entity other than a partnership and a municipality, financial condition such that the sum of such entity’s debts is greater than all of such entity’s property, at a fair valuation,” not including property transferred, moved, or concealed with the intent to hinder, delay or defraud creditors, or exempt property).

(480)                   Compare Tex. Bus. & Com. Code Ann. § 24.003(a) (“A debtor is insolvent if the sum of the debtor’s debts is greater than all of the debtor’s assets at a fair valuation”), with § 24.003(b) (“A debtor who is generally not paying the debtor’s debts as they become due is presumed to be insolvent.”).

(481)                   The Supreme Court’s decisions in Bell Atlantic Corp. v. Twombly, 550 U.S. 544 (2007), and Ashcroft v. Iqbal, 129 S. Ct. 1937 (2009), imposed new requirements for pleading claims under Federal Rule of Civil Procedure 8. Complaints must set out sufficient factual matter to show that the claim is facially plausible. See Fowler v. UPMC Shadyside, 578 F.3d 203, 210 (3d Cir. 2009) (citing Iqbal, 129 S. Ct. at 1948).

rating has declined, counterparty requirements for posting collateral in support of our risk management positions have become more stringent. Over the next twelve months, we expect that we will continue to need to utilize our Fifth Amended and Restated Credit Agreement, as amended (the “Credit Facility”), through the issuance of letters of credit and/or through the drawing of cash, or secure additional sources of capital to continue to meet our operating needs.  The agreements governing our existing Credit Facility require us to meet specific financial covenants both as a matter of course and as a precondition to the incurrence of additional debt and to the making of restricted payments or asset sales, among other things. These specific financial covenants are required to be calculated on a quarterly basis and become more restrictive over the course of 2011. Using the latest available forward commodity price curves and considering our current derivative contracts, we project that it is likely that we will not be able to comply with our EBITDA to Consolidated Interest Expense covenant, as currently set forth in our Credit Facility, particularly in the third and fourth quarters of 2011.  Furthermore, we expect that our available liquidity will continue to be reduced as a result of borrowing limitations under the covenant regarding the ratio of Secured Debt to EBITDA, as defined in our Credit Facility. To continue as a going concern over the next twelve months, we must either (i) meet the financial covenants so that we can access our Credit Facility, or (ii) amend or replace our Credit Facility or otherwise secure additional capital.(482)

In the same combined Form 10-K, Dynegy Inc. and Dynegy Holdings also disclosed:

Our independent registered public accounting firm has included an explanatory paragraph in their reports on our December 31, 2010, 2009 and 2008 consolidated financial statements regarding doubt as to our ability to continue as a going concern. This may have a negative impact on the trading price of Dynegy’s common stock and may make it more difficult to amend or replace our current Credit Facility, or to seek additional sources of liquidity.(483)

Similarly, Dynegy Holdings’s auditor disclosed:

The accompanying consolidated financial statements have been prepared assuming that Dynegy Holdings Inc. will continue as a going concern. As more fully described in Notes 1 and 18, Dynegy Holdings Inc. projects that it is likely that it will not be able to comply with certain debt covenants throughout 2011. This condition and its impact on Dynegy Holdings Inc.’s liquidity raises substantial doubt about Dynegy Holdings Inc.’s ability to continue as a going concern.(484)

(482)                   See Dynegy Inc. 10-K, filed Mar. 8, 2011 at 4.

(483)                   See Dynegy Inc. 10-K, filed Mar. 8, 2011 at 26.

(484)                   See Dynegy Inc. 10-K, filed Mar. 8, 2011 at F-3.

Additionally:

•                                          Dynegy Holdings suffered net losses of $1.262 billion in 2009, $234 million in 2010, and $268 in 2011 through September 30, 2011;(485)

•                                          Dynegy Holdings’s consolidated annual revenues have fallen every year since 2008;(486)

•                                          In an October 2010 letter to its shareholders, Dynegy Inc. stated that it would not be able to issue a dividend to its shareholders, that “Dynegy does not believe it presently has sufficient statutory surplus to support a dividend,” and “[n]o public company in Dynegy’s condition should issue a dividend”;(487)

•                                          In the same October 2010 letter, Dynegy had already projected negative cash flow of $1.1 billion over the next five years, but based on updated commodity curves as of September 7, 2010 it “forecasted negative cash flow would be $1.6 billion”;(488)

•                                          In its First Quarter 2011 Form 10-Q, Dynegy disclosed that its management forecast negative operating cash flow, after capital expenditures, at least through 2015;(489)

•                                          In Preliminary Proxy Statements Dynegy issued on January 10, 2011, the company’s financial advisors estimated the value of Dynegy Inc.’s equity using three different valuation methodologies. As reflected in the table below, two of the three methodologies indicated that Dynegy Inc. had negative equity value, while the third methodology yielded a range from a negative equity value to $4.83 a share (but with a negative midpoint).(490)

Methodology	Low Point	High Point	Mid Point
Discounted Cash Flow	$-10.57	$-1.07	$-4.75
Comparable Companies	$-4.00	$4.83	$-0.415
Sum-of-the-parts	$-15.80	$-0.80	$-7.50

(485)                   Dynegy Inc. 10-K, filed Mar. 8, 2011 at 41 (disclosing 2009 and 2010 net loss); Proposed “Disclosure Statement Related to the Amended Chapter 11 Plan of Reorganization for Dynegy Holdings, LLC” Proposed by Dynegy Holdings, LLC and Dynegy Inc. (Docket No. 344) (“Proposed Disclosure Statement”) at Ex. C, p. 9 (disclosing 2011 net losses).

(486)                   See Proposed Disclosure Statement at 22.

(487)                   See Dynegy Inc. 8-K, Ex. 99.1, filed Oct. 19, 2010; see also Dynegy Inc, Setting the Record Straight: The Truth About Asset Sales, Dividends and Debt Facilities, Oct. 19, 2010 at 4 (available at http://www.dynegy.com/investor_relations/investor_relations.asp.) (“October 19 Investor Presentation”).

(488)                   See October 19 Investor Presentation at 6.

(489)                   See Dynegy Inc. 10-Q, filed May 10, 2011 at 40.

(490)                   See Dynegy Inc. PREM 14A Proxy Statement, filed Jan. 10, 2011 at 59.

Other publicly available information supports an assumption of insolvency.  In March 2011, Standard & Poor’s downgraded Dynegy Holdings to “CC” and Moody’s downgraded Dynegy Holdings from “Caa1” to “Caa3.”  In the case of Moody’s, this was the fourth downgrade since the beginning of 2009.(491) The downgrades further strained Dynegy Holdings’s liquidity because counterparties began to demand additional collateral under certain of the Debtors’ prepetition operational agreements.(492)

Analysts tracking Dynegy Holdings and Dynegy Inc. published reports strongly suggesting that Dynegy Holdings was insolvent as of the Prepetition Restructuring, or was left insolvent as a result of the Prepetition Restructuring. On July 12, 2011, an analyst at Bank of America Merrill Lynch published a report addressing the planned formation of CoalCo and GasCo, and concluded that the implied average value of Dynegy Holdings’s notes and guarantee of the Leveraged Lease was between 71% and 72% of par.(493) The same analyst published a report on September 6, 2011, only a few days after the public announcement of the September 1, 2011 Transactions.  In addition to “question[ing] whether DH received ‘fair value’ in the transaction” and that the Undertaking appeared to be “worth less than [the CoalCo] equity stake at the time of the transaction,” the analyst opined that “it appears to us that the value of the ‘undertaking’ DHI received at the time of the exchange is at least [approximately] $400 million less than the value of CoalCo’s equity.”(494) Because the September 1, 2011 CoalCo Transfer and related transactions undisputedly did not increase the value of Dynegy Holdings, Dynegy Holdings remained insolvent in the eyes of this analyst.  On September 12, 2011, a second analyst at Bank of America Merrill Lynch published a report updating its estimates for Dynegy common stock.  The analyst stated: “We currently do not have a rating or price objective on DYN shares.  We believe the company’s shares currently do not trade based on fundamentals.”(495)

(491)                   See Proposed Disclosure Statement at 22-23.

(492)                   See id. at 23.

(493)                   See “DYN: Reorg and refi set up adverse debt swap scenarios,” July 12, 2001 Bank of America Merrill Lynch Company Update at 5; see also In re Iridium Operating LLC, 373 B.R. 283, 348 (Bankr. S.D.N.Y. 2007) (noting that “analysis by investment bankers that confirms the validity of management’s projections is an indicator of reasonableness” of debtor’s financial projections) (citing In re Longview Aluminum, L.L.C., 2005 WL 3021173, at *7 (Bankr. N.D. Ill. July 14, 2005) (holding “[a] powerful indication of contemporary, informed opinion as to value” is investors who “[w]ith their finances and time at stake, and with access to substantial professional expertise, [ ] concluded at the time [ ]that the business was indeed one that could be profitably pursued”)); Davidoff v. Farina, 2005 WL 2030501, at *10-11, n. 19 (S.D.N.Y. Aug. 22, 2005) (noting it relevant that “sophisticated investors with the most intimate knowledge of [the debtor’s] business plan and capitalization had confidence in the company’s future and certainly did not think that the company was undercapitalized” since it makes “no economic sense for defendants to invest literally billions of dollars in a venture that they knew would fail”).

(494)                   See “DYN: Printing presses ink new currency to acquire CoalCo,” Sept. 6, 2001 Bank of America Merrill Lynch Company Update at 1, 4.

(495)                   See “DYN: Updating our work on DYN as restructuring activity picks up,” Sept. 12, 2001 Bank of America Merrill Lynch Company Update at 1 (emphasis added).

Further indicia of insolvency are the trading prices of Dynegy Holdings’s Bonds. At all relevant times, the Dynegy Holding Bonds were trading significantly below par.

(b)           Non-Public Information

Further, in the course of his investigation, the Examiner, through interviews, depositions, and reviews of documents produced by various parties, believes there is substantial evidence that Dynegy Holdings and/or its professionals understood there was a significant risk of insolvency as it sought to carry out the Prepetition Transactions:

•

•

•

•

•

(496)

(497)

(498)

(499)

(500)

•

•

(501)

(502)

(c)           Evidence Of Solvency

While this report assumes that Dynegy Holdings was insolvent immediately prior to the Ring-Fencing Transactions and CoalCo Transfer, there is evidence that could be presented to demonstrate Dynegy Holdings was in fact solvent.                                                                                                                                                                                                                            No party produced to the Examiner a solvency analysis or opinion regarding Dynegy Holdings.

First, Dynegy Inc. had a sizable market capitalization at all relevant times, as evidenced by the positive trading price for Dynegy Inc. stock. For example, as of August 1, 2011, Dynegy Inc.’s market capitalization was $688.8 million and, as of September 1, 2011, Dynegy Inc.’s market capitalization was $566.9 million.  Other than a relatively small amount of cash,(504) Dynegy Inc.’s only material asset was its ownership of Dynegy Holdings.

Second, in late 2010, activities by sophisticated parties with respect to Dynegy Inc. stock acquisitions suggested that Dynegy Holdings may have been solvent. On August 13, 2010, there was public announcement of a merger between Dynegy Holdings and Blackstone pursuant to which Blackstone agreed to pay $4.50 per share of Dynegy Inc. common stock. On November 16, 2010, Blackstone increased its offer to $5.00 per share.  On December 15, 2010, Icahn announced it would offer $5.50 per share to acquire at least a majority of the common stock of Dynegy Inc. That offer remained open until February 18, 2011. Given the market for Dynegy Inc. stock, an inference can be drawn that the market necessarily assumed Dynegy Holdings was solvent.  Courts have held that activities in a public trading market are relevant to solvency issues. See In re Iridium Operating, LLC, 373 B.R. 283, 293 (Bankr. S.D.N.Y. 2003) (noting “the public trading market constitutes an impartial gauge of investor confidence and remains the best and most unbiased measure of fair market value and, when available to the Court, is the preferred standard of valuation.”).

Third, there is support for the proposition that the value of the transferred CoalCo assets may have been significantly higher than the $1.25 billion value determined by Lazard and relied upon by Dynegy Inc. in approving the transaction.

(503)

(504)

Fourth, in its Form 8-K filed on September 8, 2011, Dynegy Holdings stated that its pro forma unaudited financials reflecting the CoalCo Transfer (but pro forma as of June 30) indicated that Dynegy Holdings had in excess of $700 million in equity.(506)  However, these financials reflected “book” value, which is generated primarily from cost of assets less depreciation less current and long term liabilities.

B.                                    CONCLUSIONS CONCERNING POSSIBLE CONSTRUCTIVE AND ACTUAL FRAUDULENT TRANSFERS

The following transfers are examined for purposes of analyzing whether or not any fraudulent transfer occurred: first, the consummation of the Ring-Fencing Transactions and the August Refinancing, which—when viewed in isolation—likely do not give rise to fraudulent transfer liability given their salient purposes and the lack of evidence showing value being transferred away from Dynegy Holdings in connection with those transactions (albeit viewed in isolation); second, the transfer from Dynegy Holdings to Dynegy Inc. of the opportunity to restructure Dynegy Holdings’s indebtedness, which is not likely a “transfer” for the purposes of fraudulent transfer law; and third, the transfer of CoalCo to Dynegy Inc. in exchange for the Undertaking, which is likely avoidable both as an actual and constructive fraudulent transfer.

1.                                      CONSUMMATION OF “RING-FENCING” TRANSACTIONS AND REFINANCING OF OLD FACILITY, IN ISOLATION, DOES NOT GIVE RISE TO ANY CLAIMS OR CAUSES OF ACTION

Viewed in isolation, the August Refinancing and Ring-Fencing Transactions do not appear improper. To the contrary, there are a number of benefits realized from the transaction, including, among other things, averting default under the Old Credit Facility, extending the company’s secured obligations for an additional four years, the replenishment of $400 million in cash (that Dynegy Holdings had used to satisfy the Old Credit Facility), the ability to annually

(505)

(506)      See Dynegy Holdings 8-K, filed Sept. 8, 2011.

dividend $225 million outside the ring-fenced entities, repaying the Sithe Debentures, and leaving excess proceeds within each of the CoalCo and GasCo silos. Further, while there were restrictions on dividending funds outside the GasCo and CoalCo silos, they were not meaningful based on the company’s projections.

Nor are there any apparent constructive or actual fraudulent transfers. While Dynegy Holdings transferred $400 million to satisfy amounts outstanding under the Old Credit Facility, the satisfaction of antecedent debt is reasonably equivalent value, and, therefore there is likely no constructive fraudulent transfer with respect to the $400 million payment. With respect to the balance of the transfers made in connection with the CoalCo and GasCo Credit Facilities, given the ameliorative effects of the facilities on Dynegy generally, they do not appear improper.

With respect to whether the Ring-Fencing Transactions implicate fraudulent transfer concerns, notably, only three of the transactions composing the Ring Fencing involved the Debtor Entities:

•                  Dynegy Power Corp. dividended its 100% equity ownership in Dynegy Northeast to Dynegy Power Marketing, which in turn, dividended the 100% equity ownership in Dynegy Northeast to Dynegy Holdings.

•                  Dynegy Holdings contributed its 100% equity interests in Dynegy Administrative Services to DGI, a 100% owned direct subsidiary of Dynegy Holdings.

•                  Dynegy Power Marketing dividended its wholly owned subsidiary, DGI, to Dynegy Holdings, and then Dynegy Holdings contributed Dynegy Power Marketing to DGI.

None of these three transfers is questionable from a fraudulent transfer perspective, especially when neither seems to impact Dynegy Holdings’s unsecured creditors. In the first, Dynegy Holdings received equity in Dynegy Northeast, an entity with no creditors, through two transfers from non-debtor entities (Dynegy Power Marketing and Dynegy Power Corp.). That transfer was not detrimental to Dynegy Holdings’s creditors. In the second, Dynegy Holdings contributed its equity interest in Dynegy Administrative, which is a subsidiary with no intrinsic value. In the third, the only effect was to change the ownership of these entities. Prior to the transaction, Dynegy Holdings owned Dynegy Power Marketing, which in turn owned DGI. At that time, DGI owned CoalCo and GasCo. Following the third transaction, DGI still owned GasCo and CoalCo (and now Dynegy Power Marketing—but Dynegy Holdings now owned DGI).

At bottom, the Ring-Fencing Transactions resulted in Dynegy Holdings having two direct subsidiaries: (1) DGI, which held all of the operations controlled by Dynegy Holdings other than the Roseton and Danskammer operations, and (2) Dynegy Northeast Generation, Inc., which held the Roseton and Danskammer operations.

Lastly, as noted, these transactions were accomplished through a series of intercompany contributions and dividends.  On a test basis, an examination of documentation—including journal entries and general ledger entries—has verified that the recording of the transactions into the books of the relevant entities was consistent with the descriptions provided. As such, there is nothing to suggest that any value that would otherwise be available to Dynegy Holdings or its creditors was diminished through the Ring-Fencing Transactions (i.e., Dynegy Holdings had precisely the same ultimate value that it had before the transactions).

2.                                      TRANSFER OF DYNEGY HOLDINGS’S “OPPORTUNITY” TO RESTRUCTURE INDEBTEDNESS IS NOT A FRAUDULENT TRANSFER

The Bankruptcy Code provides that a debtor’s estate may avoid, among other things, transfers of a debtor’s interest in property. Courts analyzing the term ‘property’ have interpreted it “broadly,” and an interest in property is not outside the reach of fraudulent transfer claims because the interest is “novel or contingent or because enjoyment must be postponed.”(507) Thus, as a general matter, “property belongs to the debtor for purposes of [the avoidance provisions of the Bankruptcy Code] if its transfer will deprive the bankruptcy estate of something which could otherwise be used to satisfy the claims of creditors.”(508) As such, courts have taken a broad view that a debtor’s transfer of any interest in property, tangible or intangible, is potentially avoidable as a fraudulent conveyance.(509)

Notwithstanding the breadth of the definition of “property” under the Bankruptcy Code, there is authority that a “corporate opportunity” is not a property right and, therefore, could not be the subject of a fraudulent transfer action. See, e.g., In re Vitogiannis, 2009 WL 1372065 (Bankr. N.D. Ill. May 15, 2009) (holding that a corporate opportunity is not “property” and therefore cannot serve as the basis of a nondischargeability action under section Bankruptcy Code section 523(a)(2)(A), and explaining that although “the corporate opportunity doctrine prohibits a corporation’s fiduciary from taking advantage of business opportunities which are considered as ‘belonging’ to the corporation (at least as far as the fiduciary is concerned), corporations nonetheless “usually do not have a property interest in mere business opportunities”). Id. at *13 (citing Graham v. Mimms, 444 N.E.2d 549 (Ill. 1st Dist. 1982)); In re Leist, 398 B.R. 595, 603 (Bankr. S.D. Ohio 2008) (holding corporate opportunity is not a property interest and therefore cannot serve as the basis for an embezzlement claim barring

(507)                   In re Fruehauf Trailer Corp., 444 F.3d 203, 211 (3d Cir. 2006); see also In re Kimura, 969 F.2d 806, 810 (9th Cir. 1992) (defining property as “generally characterized as an aggregate of rights; ‘the right to dispose of a thing in every legal way, to possess it, to use it, and to exclude everyone else from interfering with it’”) (citing Black’s Law Dictionary 1095 (5th ed. 1979)).

(508)                   In re Bullion Reserve of North Am., 836 F.2d 1214, 1217 (9th Cir. 1988).

(509)                   See, e.g., In re Fruehauf Trailer Corp., 444 F.3d at 211 (holding employer’s ERISA-created right to recoup pension surpluses was a transferable property interest subject to avoidance under the Bankruptcy Code); In re Feiler, 218 F.3d 948, 955—56 (9th Cir. 2000) (holding that transfer of NOL carry-back waiver giving rise to the right to a tax refund was avoidable); In re Bakersfield Westar, Inc., 226 B.R. 227, 233—36 (9th Cir. BAP 1998) (holding that trustee was entitled to avoid debtor’s “irrevocable” election to be treated as subchapter S corporation); In re Prudential Lines, Inc., 928 F.2d 565, 572 (2nd Cir. 1991) (concluding that NOL carryforward was property of bankruptcy estate); In re e2 Communications, Inc., 320 B.R. 849, 855 (Bankr. N.D. Tex. 2004) (holding “release of claims . . . is itself a transfer of property of the estate that is subject to being avoided under applicable law”); In re Trans—Lines West, Inc., 203 B.R. 653 (Bankr. E.D. Tenn. 1996) (holding right to revoke subchapter “S” status was a property right the transfer of which was subject to avoidance under Bankruptcy Code section 548).

discharge under the bankruptcy code); see also Kenneth B. Davis, Jr., Corporate Opportunity and Comparative Advantage, 84 Iowa L.Rev. 211, 236 (1999) (explaining that “the function of the corporate opportunity doctrine is to apply property-like protection where no conventional property right exists”).

Dynegy Holdings may have been capable of restructuring its Bond debt on its own and had the opportunity to use CoalCo as a vehicle for exchanging its outstanding Bonds for structurally senior, albeit discounted bonds.  That opportunity to restructure the Bonds and otherwise control the restructuring of its indebtedness was a “corporate opportunity,” but not necessarily an interest of the debtor in property for fraudulent transfer purposes.

3.                                      COALCO TRANSFER INVOLVED TRANSFER OF AN INTEREST OF A DEBTOR (DYNEGY HOLDINGS) IN PROPERTY

The avoidance provisions of the Bankruptcy Code, by their terms, apply only to a transfer “of an interest of the debtor in property.”(510) Moreover, ownership is not established by legal title alone.  Where state law provides that ownership of an asset may be evidenced by control, as opposed to by title alone, that asset will be “property” of the debtor for the purposes of the fraudulent transfer provisions of the Bankruptcy Code.(511) Indeed, where the subject debtor does not itself have a direct interest in the property, courts have still permitted a trustee to avoid as a fraudulent transfer an interest in property belonging to the debtor’s alter ego.(512)

Technically, the CoalCo Transfer consists of DGI transferring the stock of Dynegy Coal HoldCo to Dynegy Inc. Still, that constitutes a transfer of an interest of Dynegy Holdings in property because of the ability to pierce the corporate veil among Dynegy Inc., Dynegy Holdings, and DGI and the use of both of those subsidiaries as instrumentalities of Dynegy Inc. The creation of an intermediate company for the purpose of effectuating the transfer or otherwise does not remove the CoalCo transfer from the confines of section 548(a) of the Bankruptcy Code.(513) Instead, Dynegy Inc. and DGI should be considered alter egos of Dynegy Holdings, and the stock of Dynegy Coal HoldCo should be deemed property of Dynegy Holdings’s estate.

(510)                   See 11 U.S.C. § 548(a)(1); In re United Energy Corp., 944 F.2d 589, 594 (9th Cir. 1991) (noting elements of an avoidance action under section 548 include “the transfer must have involved property of the debtor.”); 9C Am. Jur. 2d Bankruptcy § 2215 (rev. 2012) (“Not only must there have been a transfer in order for a particular transaction to be avoided as fraudulent, but the transfer must have been of “an interest of the debtor in property.”).

(511)                   See, e.g., In re IFS Financial Corp., 2012 WL 248385, *6 (5th Cir. Jan. 27, 2012) (holding that debtor’s transfers from a bank account were transfers of property of the debtor where debtor had control of the account, notwithstanding that debtor’s subsidiary held actual legal title to account).

(512)                   See, e.g., ASARCO LLC v. Americas Mining Corp., 396 B.R. 278, 317 (S.D. Tex. 2008) (permitting debtor to pursue transfer of stock from non-debtor shell holding company where the evidence showed the debtor’s parent company used a shell holding company as part of a series of transfers designed to move valuable stock out of the reach of the debtors’ creditors).

(513)                   See, e.g., ASARCO, 396 B.R. at 322-23 (holding that corporate shell created for legitimate purposes could be disregarded where used as an instrument in a fraudulent transfer).

4.                                      COALCO TRANSFER WAS MADE WITH AN ACTUAL INTENT TO HINDER AND DELAY—BUT NOT NECESSARILY TO DEFRAUD—DYNEGY HOLDINGS’S CREDITORS

Section 548(a)(1)(A) permits a bankruptcy trustee to avoid, or unwind, any transfer made “with actual intent to hinder, delay, or defraud any entity to which the debtor was or became, on or after the date that such transfer was made . . . indebted[.]”(514) “To establish a claim for actual fraudulent transfer under § 548(a)(1)(A), a plaintiff must plead facts showing that the transfer was made by the defendant with the intent to hinder, delay or defraud present or future creditors of the transferor.”(515) Importantly, “[t]he elements of hinder, delay and defraud are three distinct elements which are viewed in the disjunctive, and a finding of any one would satisfy the requirements of the statute.”(516)

“This intent to hinder, delay, or defraud need not target any particular entity or individual as long as the intent is generally directed toward present or future creditors of the debtor.”(517) Where a conveyance is made with a legitimate business intent (i.e., to pay bona fide creditors), the transfer will not rise to the level of an actual fraudulent transfer, even where the transfer has the effect of diminishing assets available for creditors.(518)

(514)                   11 U.S.C. § 548(a)(1)(A).

(515)                   Official Committee of Unsecured Creditors of Verestar, Inc. v. Am. Tower Corp. (In re Verestar, Inc.), 343 B.R. 444, 468 (Bankr. S.D.N.Y. 2006).

(516)                   In re Summit Place, LLC, 298 B.R. 62, 70 (Bankr. W.D.N.C. 2002).

(517)                   In re Bayou Group, LLC, 439 B.R. 284, 304 (S.D.N.Y. 2010).

(518)                   See, e.g., Irving Trust, 65 F.2d at 412 (“The facts alleged show only a nonvoidable preference, and the additional allegations that the debtor intended to defraud his creditors, without showing how they were to be hindered or defrauded except as incidental to the preference, would not, in our opinion, be sufficient to convert the transaction into a fraudulent conveyance.”); Coder, 213 U.S. at 241 (“A preference, if it have the effect prescribed in § 60, enabling one creditor to obtain a greater portion of the estate than others of the same class, is not necessarily fraudulent.”). HBE Leasing Corp. v. Frank, 48 F.3d 623, 634 (2d Cir. 1995) (holding “even the preferential repayment of pre-existing debts to some creditors does not constitute a fraudulent conveyance, whether or not it prejudices other creditors, because the basic object of fraudulent conveyance law is to see that the debtor uses his limited assets to satisfy some of his creditors; it normally does not try to choose among them”); Leventhal v. Spillman, 234 F. Supp. 207, 209-210 (E.D.N.Y. 1964), aff’d, 362 F.2d 264 (2d Cir. 1966) (examining transfer of assets into newly-formed corporation to pay transferor’s “business” debts, but not debts of other creditors; finding actual fraudulent transfer because it “hindered and delayed, and was meant to hinder and delay, all the creditors of the bankrupt whose debts were not assumed,” and because the “bankrupt’s assets were removed from [the creditors’] reach irrecoverably.”); Wyzard v. Goller, 23 Cal. App. 4th 1183, 1189 (1994) (holding “it has been the rule for over 400 years, since the Statute of Elizabeth in 1571,” that a transfer which establishes a preference is not actually fraudulent); United States Fid. & Guar. Co. v. Postel, 64 Cal. App. 2d 567, 572 (1944) (“nor does the fact that such preference hinders or delays other creditors in the collection of their claims render it void, nor the fact that the preferred creditor had knowledge that such consequence would follow the preference”); Smith v. Whitman, 39 N.J. 397, 402, 403 (1963) (recognizing that an intent to prefer one creditor over another is not an actual fraudulent transfer, and holding that while “[t]rue a creditor who collects from an insolvent debtor fares better than other claimants . . . if the transfer were set aside in favor of another creditor, there would be but a substitution of one preference for another.”).

Given the difficulty in proving actual intent to hinder, delay or defraud,(519) “courts look for common indicia or ‘badges of fraud’” which include but are not limited to: “(1) the lack or inadequacy of consideration; (2) the . . . [close] relationship between the parties; (3) the retention of possession, benefit or use of the property in question; (4) the financial condition of the party sought to be charged both before and after the transaction in question; (5) the existence or cumulative effect of a pattern or series of transactions or course of conduct after the incurring of debt, onset of financial difficulties, or pendency or threat of suits by creditors; and (6) the general chronology of the events and transactions under inquiry.”(520)

(a)                                 Intent To Hinder And Delay Creditors

Courts have held that the terms “hinder” and “delay” have the same meaning in fraudulent transfer law, which is to “forestall (a creditor’s) efforts in collecting on its debts unlawfully.”(521) The distinction between hinder and delay on the one hand and defraud on the other is that “[a] scheme to hinder or to delay does not require an intent not to pay creditors at all.”(522) In other words, “[a] debtor may adopt a scheme to hinder or to delay creditors while intending to pay them ultimately,” while “[i]n contrast, a scheme to defraud creditors requires an intent not to pay them at all.”(523)

(519)                   While courts are in agreement that the heightened pleading standard of Federal Rule of Civil Procedure 9(b) applies to proving an intent to defraud, courts have disagreed as to whether Rule 9(b) applies to proving an intent to hinder or delay. Compare In re Sharp Int’l Corp., 403 F.3d 43, 56 (2d Cir. 2005) (“As actual intent to hinder, delay, or defraud constitutes fraud, it must be pled with specificity, as required by Fed.R.Civ.P. 9(b).”) with In re NM Holdings Co., LLC, 407 B.R. 232, 261 (Bankr. E.D. Mich. 2009) (“When a plaintiff alleges that a debtor transferred property with actual intent to hinder or delay a creditor, but does not allege an actual intent ‘to defraud’ a creditor, the claim is not one of actual fraud. In this situation, Rule 9(b) does not apply, and a plaintiff’s complaint need only satisfy the pleading requirements under Rule 8(a).”).

(520)                   In re Le Cafe Creme, Ltd., 244 B.R. 221, 239 (Bankr. S.D.N.Y. 2000) (citing Salomon v. Kaiser (In re Kaiser), 722 F.2d 1574, 1582 (2d Cir. 1983)); see also Kelly v. Armstrong, 206 F.3d 794, 798 (8th Cir. 2000) (noting badges of fraud may also include “(1) actual or threatened litigation against the debtor; (2) a transfer of all or substantially all of the debtor’s property; (3) insolvency on the part of the debtor; (4) a special relationship between the debtor and the transferee; and (5) retention of the property by the debtor after the transfer”); Lippe v. Bairnco Corp., 249 F. Supp. 2d 357, 374—75 (S.D.N.Y. 2003); In re Saba Enterprises, Inc., 421 B.R. 626, 643 (Bankr. S.D.N.Y. 2009) (listing, among the badges of fraud, “secrecy, haste, or unusualness of the transaction”). The “badges” apply to proving both intent to defraud, as well as intent to hinder or delay. See e.g., In re Bernier, 282 B.R. 773, 781-82 (Bankr. D. Del. 2002).

(521)                   See, e.g., In re Duncan & Forbes Dev., Inc., 368 B.R. 27, 34 (Bankr. C.D. Cal. 2006); In re Braus, 248 F. 55, 64 (2d Cir. 1917) (“The intent to defraud is something distinct from the mere intent to delay or hinder. But there is no distinction between delaying and hindering.”).

(522)                   Duncan, 368 B.R. at 36.

(523)                   Id.; see also In re MarketXT Holdings Corp., 376 B.R. 390, 403 (Bankr. S.D.N.Y. 2007) (“[A]n intent merely to delay, but not ultimately prevent, a creditor from being repaid is generally sufficient to trigger the requisite culpability required by the statute.”).

While some courts have in dicta used language indicating that the terms hinder or delay are “aimed at conveyances intended to defraud,”(524) or that proof of hinder or delay requires “actual fraud,”(525) those cases do not blur the distinction between an intent to hinder or delay on the one hand and an intent to defraud on the other. Instead, they merely stand for the proposition that an intentional fraudulent transfer, whether proven by an intent to hinder or delay or by an intent to defraud, requires proof of an intent on the part of the transferor to harm creditors in some manner (whether temporarily or permanently), and that an intent to prefer a creditor, on its own, is not sufficient proof of a fraudulent transfer.

An intent to hinder or delay, unlike an intent to defraud, may be accompanied by the belief that, while they are being hindered or held at bay now, creditors will ultimately benefit from the transaction in question.  That belief does not immunize the transfer from being an intentional fraudulent transfer.(526) Courts have also held that under fraudulent transfer laws, if a debtor had the requisite intent to hinder or delay a creditor, that element is satisfied, whether the debtor had other motivations or not.(527)

The evidence suggests the CoalCo Transfer was designed to hinder and delay Dynegy Holdings’s creditors.

(524)                   Irving Trust Co. v. Chase Nat. Bank, 65 F.2d 409, 410 (2d Cir. 1933) (“We are of opinion that Congress, in enacting § 67e, and using the terms ‘to hinder, delay, or defraud creditors,’ intended to adopt them in their well-known meaning as being aimed at conveyances intended to defraud”).

(525)                   Coder v. Arts, 213 U.S. 223 (1909) (holding that an intent to hinder, delay or defraud requires “actual fraud,” which “depends upon motive”).

(526)                   See In re MarketXT Holdings Corp., 376 B.R. 390, 408 (Bankr. S.D.N.Y. 2007) (“The flaw in Defendant’s argument is that an admitted intention to delay creditors is not immunized by the transferor’s conviction that it is for the creditors’ good and the debtor, if only given time, will be able to recover enough to pay them all. The possible reward does not justify the transaction where there is intent to delay creditors.”). See also Shapiro v. Wilgus, 287 U.S. 348, 354 (1932) (reviewing transfer of assets to newly formed corporation to temporarily stave off creditors when transferor did not have intent to defraud creditors, just delay them: “[a] conveyance is illegal if made with an intent to defraud the creditors of the grantor, but equally it is illegal if made with an intent to hinder and delay them”); In re Checkmate Stereo & Electronics, Ltd., 9 B.R. 585, 613 (Bankr. E.D.N.Y. 1981), aff’d, 21 B.R. 402 (E.D.N.Y. 1982) (“A plan to appropriate the assets of an insolvent debtor, while holding the debtor’s creditors at bay, is in fraud of creditors . . . even if done in the greatest good faith.”); but see In re Braus, 248 F. 55 (2d Cir. 1917) (holding that “only such hindrance and delay as will operate as a fraud” can give rise to intentional fraudulent transfers; finding not every intent to hinder or delay could give rise to a fraudulent transfer, only an intent to hinder or delay “unlawfully”). Notably, Braus was impliedly rejected by the Supreme Court’s decision in Shapiro, which, as noted above, held that any intent to hinder or delay creditors is sufficient to give rise to an intentional fraudulent transfer, even if with the ultimate goal of benefitting the creditors as opposed to defrauding them.

(527)                   See, e.g., Tiab Communications Corp. v. Keymarket of Nepa, Inc., 263 F. Supp. 2d 925, 935-36 (M.D. Pa. 2003) (“If the debtor intended to hinder or delay a creditor, he had the intent penalized by the statute notwithstanding any other motivation he may have had for the transfer.”) (internal quotations omitted) (decided under the Pennsylvania Uniform Fraudulent Transfer Act).

The CoalCo Transfer maximized the chance that Dynegy Holdings’s creditors would fear non-payment, or at least a significant delay in repayment.  That fear was designed to force Bondholders to embrace an exchange for bonds issued by Dynegy Inc. backed by CoalCo. It achieved its goal. A significant amount of Bondholders (led by the largest) ultimately agreed to accept an exchange, albeit under the Plan.

The transfer invited litigation,                                                                                                                                                                                                                                                                                                                      That delay afforded Dynegy Inc. a runway during which additional concessions could potentially be negotiated from a position of strength or power markets could improve. The incremental delay and uncertainty imposed by exchanging equity in CoalCo for a litigation claim necessarily delays and hinders repayment to creditors.

Delay and hindrance were Dynegy Inc.’s intent. The transferee’s intent (that of Dynegy Inc.) becomes relevant where, among other things, the transferee dominates and controls the transferor. Here, each and every board member of Dynegy Holdings was an officer of Dynegy Inc. The FRC controlled Dynegy Holdings and its deliberations (or lack thereof) with respect to the Prepetition Restructurings.

Moreover, the corporate separateness among Dynegy Inc., Dynegy Holdings, and DGI, should be disregarded. Piercing the corporate veil among these entities, and decreeing Dynegy Inc. and DGI alter-egos of Dynegy Holdings, also imputes the intent of Dynegy Inc. to Dynegy Holdings and DGI.

(528)

It is true that at the time of the Prepetition Transactions, Dynegy Holdings had not defaulted on any of its obligations. Further, Dynegy Holdings’s Senior Notes Indenture did not appear to prohibit, as a matter of contract, Dynegy Holdings from making the Prepetition Transfers. However, fraudulent transfer law, including legal principles addressing actual fraud, neither requires a debtor to be in default nor immunizes transfers merely because they are permitted under a contract.(529)

(b)                                 No Intent To Defraud Creditors

Generally, a party looking to prove “actual fraud” under both section 548(a)(1)(A) of the Bankruptcy Code and state fraudulent transfer law need only prove the fraudulent intent of the debtor-transferor.(530) In making this determination, courts have sometimes imputed the transferee’s intent to the transferor if the transferee exercises sufficient domination and control over the transferor.(531)

.

(529)                   See, e.g., Metropolitan Life Ins. Co. v. RJR Nabisco, Inc., 716 F.Supp. 1504, 1522 (S.D.N.Y. 1989) (dismissing claims for breach of implied duty of good faith and fair dealing arising from decline in bond value following leveraged buyout, but holding that “[p]laintiffs also remain free to assert their claims based on the fraudulent conveyance laws” provided that plaintiffs can satisfy the applicable pleading standards); Akanthos Capital Management, LLC v. CompuCredit Holdings Corp., 770 F. Supp. 2d 1315, 1325, (N.D. Ga. 2011) (rejecting argument that actions permitted by indenture are immune from scrutiny under fraudulent transfer law where transfers at issue are not specifically provided for in indenture and facts and circumstances giving rise to fraudulent transfer claim are outside of obligations created in indenture).

(530)                   See, e.g., Asarco v. Americas Mining Corp., 396 B.R. 278, 369 (S.D. Tex. 2008); In re Bayou Group, LLC, 362 B.R. 624, 631 (Bankr. S.D.N.Y. 2007) (“the claim of actual fraud looks only to the fraudulent intent of the transferor/debtor”); In re Dreier LLP, 452 B.R. 391, 423 (Bankr. S.D.N.Y. 2011) (holding the “plaintiff must establish the actual fraudulent intent of the transferor/debtor”); Silverman v. Actrade Capital, Inc. (In re Actrade Fin. Techs. Ltd.), 337 B.R. 791, 808 (Bankr. S.D.N.Y. 2005) (“Cases under § 548(a)(1)(A) indicate that it is the intent of the transferor and not the transferee that is relevant for purposes of pleading a claim for intentional fraudulent conveyance under the Bankruptcy Code.”).

(531)                   See, e.g., Asarco, 396 B.R. at 369-70 (imputing transferee’s (parent company’s) intent to transferor (subsidiary); requiring proof that “(1) the controlling transferee [the parent] possessed the requisite intent to hinder, delay, or defraud the debtor’s (ASARCO’s) creditors; (2) . . . the transferee, was in a position to dominate or control; and (3) the pertinent domination and control related to ASARCO’s disposition of the property;” finding domination when (1) parent was in a position to dominate and control its wholly owned subsidiary debtor; (2) all debtor’s directors were affiliated with parent; (3) parent’s counsel joined in discussions with third parties, including the DOJ; (4) all debtors’ decisions had to be approved by parent’s chairman; (5) debtors’ directors, who were all affiliated with parent, signed a unanimous consent by which subsidiary effected the transfer; (6) the only independent directors resigned in protest to the transaction;

The facts surrounding the CoalCo Transfer implicate several of the “badges” of fraud. CoalCo was transferred for inadequate consideration (the Undertaking); Dynegy Holdings appears to have been insolvent at the time of the transfer; and there is a “close relationship” among Dynegy Holdings, DGI, and Dynegy Inc., as evidenced by overlapping officers and directors and a lack of independence.(532)

There is, however, no evidence of an intent to defraud or affirmatively deceive creditors. Dynegy disclosed to the investing public the August Refinancing and the Ring-Fencing Transactions on July 10, 2011 and disclosed the CoalCo Transfer on September 1, 2011.

                                                                                 that suggests more of an intent to hinder and delay than an intent to defraud.

The same can be said with respect to other representations Dynegy made concerning the Prepetition Restructuring.

(7) documents at the time showed that parent wanted the transfer to be made at all costs, and no one overruled it).

(532)                   Cf., Asarco, 396 B.R. at 369-74, 374-82 (debtor sued former parent alleging, among other things, that parent populated the debtors’ board of directors with individuals under its control and caused board to force debtor to transfer debtor’s most valuable assets to another company under parent’s control; finding actual intent to hinder, delay and defraud even though facts were not replete with “badges of fraud;” additional evidence, while not within common badges of fraud, suggested otherwise: (1) assets transferred were “crown jewels” of enterprise; (2) parent wanted crown jewels for itself; (3) parent only paid itself and those creditors it needed to pay in order to effect transfer, even though transfer rendered debtor unable to satisfy certain of its other obligations; (4) parent controlled release of information regarding transaction, only permitting certain creditors to have a complete understanding of transfer; (6) parent created certain new bank accounts solely to delay garnishment by challenging creditors; and (7) debtor did not receive any cash for the transfer).

months before the details were finalized. And while Dynegy may not have affirmatively misled creditors, it unquestionably intended to hinder and delay them.

5.                                      TRANSFER OF COALCO TO DYNEGY INC. IN EXCHANGE FOR UNDERTAKING WAS CONSTRUCTIVE FRAUDULENT TRANSFER

(a)                                 Satisfaction Of Indebtedness Provides Value As A Matter Of Law

Dynegy Inc. operated under the assumption that satisfaction of indebtedness is reasonably equivalent value. The law supports that position, provided the debt reduction equals the value of the asset transferred, and the debt reduction occurs at or about the time of the transfer.(533)

Bankruptcy Code section 548(A)(1)(B) empowers a bankruptcy trustee to avoid a transfer made within two years of the petition date where (i) the debtor received less than reasonably equivalent value in exchange for the transfer, and (ii) the debtor: (a) was insolvent on the date of the transfer or became insolvent as a result of the transfer; (b) was left with unreasonably small capital; (c) intended to incur, or believed the debtor would incur, debts beyond its ability to pay as debts matured; or (d) made such transfer to an insider under an employment contract.(534) The cornerstone of a constructively fraudulent transfer under the Bankruptcy Code is “reasonably equivalent value.” In order to avoid a transaction, the party seeking to challenge the transaction bears the burden on all elements, including showing that the debtor did not receive reasonably equivalent value.(535)

Nonetheless, “[b]y its terms and application, the concept of ‘reasonably equivalent value’ does not demand a precise dollar-for-dollar exchange.”(536) Early jurisprudence regarding reasonably equivalent value set a bright line standard for comparing the value of the assets transferred and the value of the consideration received.  In Durrett v. Washington National Insurance Co., 621 F.2d 201, 203-04 (1980), the Fifth Circuit, interpreting the predecessor to section 548(a)(2), indicated that consideration worth less than 70% of the fair market value of the assets transferred was not “reasonably equivalent value.”(537) Courts, however, now disfavor the bright line Durrett rule to a case-by-case, “all facts and circumstances” approach to the question

(533)                   See, e.g., In re Fairchild Aircraft Corp., 6 F.3d 1119, 1126 (5th Cir. 1993).

(534)                   See 11 U.S.C. § 548(a)(1)(B).

(535)                   In re Chase & Sanborn Corp., 904 F.2d 588, 593-94 (11th Cir. 1990) (“The burden of proving lack of ‘reasonably equivalent value’ under 11 U.S.C.A. § 548(a)(2)(A) rests on the trustee challenging the transfer”); Kiddie Skis Int’l v. Williams, 60 B.R. 808, 811 (W.D. Mo. 1985); In re Hulm, 45 B.R. 523, 526 (Bankr. N.D. 1984); In re R. Purbeck & Associates, Ltd., 27 B.R. 953, 954-55 (Bankr. Conn. 1983).

(536)                   In re Advanced Telecommunication Network, Inc., 490 F.3d 1325, 1336 (11th Cir. 2007); see also In re Perry County Foods, Inc., 313 B.R. 875, 895 (Bankr. N.D. Ala. 2004) (citing Butler Aviation Int’l, Inc. v. Whyte (Matter of Fairchild Aircraft Corp.), 6 F.3d 1119, 1125-26 (5th Cir. 1993)).

(537)                   See also In re Littleton, 888 F.2d 90, 92 n.5 (11th Cir. 1989).

of reasonably equivalent value,(538) with some courts finding reasonably equivalent value where the consideration was below the 70% threshold.(539)

In analyzing “reasonably equivalent value,” courts look to, among other things, “(1) whether the value of what was transferred is equal to the value of what was received; (2) the market value of what was transferred and received; (3) whether the transaction took place at arm’s length; and (4) the good faith of the transferee.” Barber v. Golden Seed Co., Inc., 129 F.3d 382, 387 (7th Cir. 1997).

Further, courts routinely hold that, for purposes of fraudulent transfer law, whether a transfer provided reasonably equivalent value must be analyzed from the perspective of creditors.  See, e.g., In re 3dfx Interactive, Inc., 389 B.R. 842, 863 (Bankr. N.D. Cal. 2008) (“Because the policy behind fraudulent conveyance law is to preserve assets of the estate, reasonably equivalent value is determined from the standpoint of the estate’s creditors . . . .”); In re Jeffrey Bigelow Design Group, Inc., 956 F.2d 479, 484 (4th Cir. 1992) (“The purpose of fraudulent transfer law is the preservation of the debtor’s estate for the benefit of its unsecured creditors. Consequently, what constitutes reasonably equivalent value must be determined from the standpoint of the debtor’s creditors.”).

The Bankruptcy Code does not define “reasonably equivalent value.”  “Of the three critical terms ‘reasonably equivalent value’, only the last is defined: ‘value’ means, for purposes of § 548, ‘property, or satisfaction or securing of a . . . debt of the debtor’. . . .”(540) “[B]efore determining whether the value was ‘reasonably equivalent’ to what the debtor gave up, the court must make an express factual determination as to whether the debtor received any value at all.”(541)

Section 548 of the Bankruptcy Code states that “‘value’ means property, or satisfaction or securing of a present or antecedent debt of the debtor.”(542) The satisfaction of antecedent debt is given full credit for the purposes of assessing reasonably equivalent value. This proposition is supported by the In re Aphton Corp. court’s statement that “[c]ourts have held that when a transfer is made to pay an antecedent debt, the transfer may not be set aside as constructively

(538)                   See, e.g., In re Bundles, 856 F.2d 815, 820 (1988); In re Grissom, 955 F.2d 1440, 1445-46 (11th Cir. 1992); In re Winshall Settlor’s Trust, 758 F.2d 1136, 1139 (6th Cir. 1985); American Tissue Inc. v. Donaldson, Lufkin & Jenrette Secs. Corp., 351 F. Supp. 2d 79, 105-06 (S.D.N.Y. 2004) (“[w]hether a transfer is for reasonably equivalent value is largely a question of fact, the determination of which perforce depends on all the circumstances surrounding the transaction”) (citing Jackson v. Mishkin (In re Adler, Coleman Clearing Corp.), 263 B.R. 406, 466 (S.D.N.Y. 2001); Balaber-Strauss v. Lawrence, 264 B.R. 303, 308 (S.D.N.Y. 2001)).

(539)                   See, e.g., Walker v. Littleton (In re Littleton), 888 F.2d 90, 92 (11th Cir. 1989) (63.5% of fair market value); In re Barrett, 118 B.R. 255, 256 (E.D. Pa. 1990) (69.5%); Hussey v. Haider (In re Haider), 126 B.R. 796, 798—99 (Bankr. D. Mont. 1991) (62%).

(540)                   BFP v. Resolution Trust Corp., 511 U.S. 531, 535-36 (1994) (quoting 11 U.S.C. § 548(d)(2)(A)).

(541)                   Mellon Bank, N.A. v. Official Comm. of Unsecured Creditors of R.M.L., Inc. (In re R.M.L., Inc.), 92 F.3d 139, 149 (3d Cir. 1996).

(542)      11 U.S.C. § 548(d)(2)(A).

fraudulent.”(543) Indeed, for fraudulent transfer purposes, a debtor will be found to receive dollar-for-dollar value for the reduction of its debt, even where it is insolvent and the payment in full of one creditor could disadvantage remaining creditors. See In re Wilkinson, 196 Fed. Appx. 337, 343 (6th Cir. 2006). In Wilkinson, the debtor, while insolvent, paid $1 million to a publisher on behalf of a bookstore in which the debtor owned a majority interest. Id. at 339. In exchange, the bookstore reduced by $1 million the debt owed to it by the debtor. Id. The court held that, as appropriately measured on the date of the transfer, the debtor received reasonably equivalent value for its transfer to the publisher through the dollar-for-dollar debt reduction, and that the debtor’s net worth was unaffected by the transfer. Id. at 343.

(b)           CoalCo Was Transferred For Less Than Reasonably Equivalent Value

That is not the case, however.

First and foremost, the Undertaking was not a reduction of Dynegy Holdings’s indebtedness at all, let alone a reduction of $1.25 billion in debt. As reviewed above, no creditor claims were resolved by the Undertaking; no debt was formally relieved.  Indeed, the Undertaking was structured specifically so that it would not directly reduce Dynegy Holdings’s debt. The Undertaking was merely an unsecured promise by Dynegy Inc. to make a stream of

(543)                   Walker v. Sonafi Pasteur (In re Aphton Corp.), 423 B.R. 76, 89 (Bankr. D. Del. 2010); see also In re APF Co., 308 B.R. 183 (Bankr. D. Del. 2004) (dismissing constructive fraud claim, holding “the payments made on the promissory note were made for value, satisfaction of an antecedent debt”); Sierra, 329 B.R. 438 (Bankr. D. Del. 2005); In re Rosen Auto Leasing, Inc., 346 B.R. 798 (8th Cir. BAP 2006); In re First Alliance Mortgage Co., 298 B.R. 652 (C.D. Cal. 2003); In re Montalvo, 333 B.R. 145 (Bankr. W.D. Ky. 2005) (transfer from husband to wife for household expenses satisfied husband’s legal obligation of spousal support and thus constituted reasonably equivalent value); Atlanta Shipping Corp. v. Chemical Bank, 818 F.2d 240, 249 (2d Cir. 1987) (“In general, repayment of an antecedent debt constitutes fair consideration unless the transferee is an officer, director or major shareholder of the transfer.”); In re Trace Int’l Holdings, Inc., 301 B.R. 801, 805 (Bankr. S.D.N.Y. 2003) (“Past consideration is good consideration. An ‘antecedent debt’ satisfies the requirement of fair consideration and reasonably equivalent value, and putting aside transfers to insiders, the payment of an existing liability is not fraudulent.”); In re B.Z. Corp., 34 B.R. 546, 548 (Bankr. E.D. Pa. 1983) (“The loan payments made [by the debtor] are not avoidable since under § 548(d)(2)(A) the payments were made for value, i.e., ‘the satisfaction of . . . antecedent debt . . . .’”); HBE Leasing Corp. v. Frank, 48 F.3d 623, 634 (2d Cir. 1995) (applying the New York Uniform Fraudulent Conveyance Act and noting that “New York courts have carved out one exception to the rule that preferential payments of pre-existing obligations are not fraudulent conveyances: preferences to a debtor corporation’s shareholders, officers, or directors.”); Pashaian v. Eccelston Prop., Ltd., 88 F.3d 77, 85 (2d Cir. 1996) (“In the context of determining fair consideration under § 273, the general rule is that the satisfaction of a preexisting debt qualifies as fair consideration . . . .”); Geron v. Palladin Overseas Fund, Ltd. (In re Applied Theory Corp.), 323 B.R. 838, 842 (Bankr. S.D.N.Y. 2005).

designated payments that, as determined by the Examiner, had a present value to Dynegy Holdings of no more than $862 million, or approximately 68.8% of the purported $1.25 billion value.(544)

As set forth above, the Undertaking’s value must be analyzed in light of various factors, including the risk that Dynegy Inc., a CC-rated company, would be unable to pay the full payment stream designated in the Undertaking, and the lack of protective covenants in the instrument that would prevent Dynegy Inc. from using available funds for other purposes. Moreover, as noted above, given the static multiplier in the payment reduction provision, the Undertaking was actually worth less than $862 million, and structured to encourage Dynegy Inc. to avoid early redemption of Dynegy Holdings Bonds.  And because the Undertaking is unsalable to third parties, a point acknowledged by Dynegy’s advisors and in the Liquidation Analysis itself, the actual value to Dynegy Holdings may have been far less than the $862 million estimated value.  As a result, CoalCo was transferred in exchange for an instrument worth significantly less than $1.25 billion—an instrument that did not constitute reasonably equivalent value for the CoalCo Assets.

The Examiner does not attribute additional value to the Undertaking based on Dynegy Inc.’s option to relieve its obligations under the Undertaking by satisfying $1.25 billion of Dynegy Holding’s Bonds. As noted above, Dynegy Inc. had no obligation to relieve Dynegy Holdings’s debt. It is impossible to place a value on the possibility that (a) Dynegy Inc. would choose to pay down Dynegy Holdings’s Bonds, and (b) Bondholders would choose to participate in any such exchange or repurchase, presumably at a price dictated by Dynegy Inc. Moreover, even if Dynegy Inc. were obligated to reduce Dynegy

(544)

(545)

(546)

Now, however, the company apparently recognizes that the Undertaking cannot be valued that way, as reflected in its valuation of the Undertaking at $728 million in a 10-K filed on March 8, 2012. See Dynegy Inc. Form 10-K, dated March 8, 2012, Note 3—Chapter 11 Cases. Dynegy is now valuing the Undertaking based on the payment stream provided in the Undertaking, discounted by the risk of nonpayment by Dynegy Inc. The designated payment stream remains unchanged from September 1, 2011 (less the one interim payment made in December 2011), thus the new valuation clearly represents a departure from the valuation method employed by Dynegy in September 2011.

Holdings’s debt, it has not done so. An unperformed promise to reduce debt does not provide fair value.(547)

The bottom line is that Dynegy Holdings, through its DGI subsidiary, conveyed assets worth at least $1.25 billion for an instrument worth significantly less. In the Examiner’s view, the transaction failed to provide reasonably equivalent value for the CoalCo assets.

6.             CLAIMS UNDER STATE FRAUDULENT TRANSFER LAW

Section 544 acts as a “a conduit to assert state law-based fraudulent conveyance actions in bankruptcy.”(548)  Under state law, the claim typically requires proof of an actual unsecured creditor who at the time of the bankruptcy filing could have avoided the transfer in question under state law.(549)  For that reason, the representative bringing the section 544(b) claim “is subject to any defenses that could be asserted against the unsecured creditor.”(550)

It is assumed that Texas law would apply with regard to the CoalCo Transfer. The Texas Uniform Fraudulent Transfers Act provides for both actual and constructive fraudulent transfer claims. It also contains statutory badges of fraud.(551) The same conclusions regarding both actual and constructive fraudulent transfer claims would be reached under Texas fraudulent transfer law.  State law is applicable because section 544(b) of the Bankruptcy Code authorizes the avoidance of “any transfer of an interest of the debtor in property . . . that is voidable under applicable law by a creditor holding an unsecured claim.”

(547)                   As noted, the amended version of the Undertaking did not obligate Dynegy Inc. to reduce Dynegy Holdings’s debt, nor did it obligate Dynegy Holdings to use any of the payments received to pay down its debt. At most, then, the Undertaking could be viewed as an unperformed promise by Dynegy Inc. to pay a portion of Dynegy Holdings’s debt. Section 548(d)(2)(A) expressly excludes from the definition of value “an unperformed promise to furnish support to the debtor or to a relative of the debtor.” See In re Congrove, 2005 WL 2089856, *12 (6th Cir. BAP Aug. 31, 2005) (“The language of section 548(d)(2)(A), seem[s] to contemplate only a present advance, or transfer of property as security for, or the discharge of, an antecedent debt, [and] generally leaves no room for a mere executory promise to constitute value.”); Wootton v. Ravkind (In re Dixon), 143 B.R. 671 (Bankr. N.D. Texas 1992) (promise to provide legal representation does not constitute value for fee).

(548)      Stalnaker v. DLC, Ltd., 295 B.R. 593, 601 (B.A.P. 8th Cir. 2003).

(549)                   Id. at 601-02; In re Moore, 608 F.3d 253, 260 (5th Cir. 2010) (“If an actual, unsecured creditor can, on the date of the bankruptcy, reach property that the debtor has transferred to a third party, the trustee may use § 544(b) to step into the shoes of that creditor and ‘avoid’ the debtor’s transfer.”); In re Marlar, 267 F.3d 749, 753 (8th Cir. 2001); In re Imageset, Inc., 299 B.R. 709, 715 (Bankr. D. Me. 2003) (trustee seeking to avoid transfer under section 544 bears burden of showing the existence of an actual unsecured creditor holding an allowable unsecured claim); In re Panama Williams, Inc., 211 B.R. 868, 871—72 (Bankr. S.D. Tex. 1997) (holding section 544 requires a trustee to identify a real, existing creditor with an allowable unsecured claim); In re Wingspread Corp., 178 B.R. 938, 945 (Bankr. S.D.N.Y. 1995) (trustee must show that at least one unsecured creditor holds an allowable claim, against whom the transfer was invalid under applicable state or federal law).

(550)                   Stalnaker, 295 at 602; see also Hayes v. Palm Seedlings Partners, 916 F.2d 528, 534 (9th Cir. 1990) (holding that trustee “stands in the overshoes of the debtor corporation’s unsecured creditors”).

(551)      See Tex. Bus. & Com. Code Ann. § 24.005(b) (West).

7.             POTENTIAL DEFENSES TO FRAUDULENT TRANSFER CLAIMS

(a)           Good Faith Defense Under Section 548(c)

Section 548(c) of the Bankruptcy Code provides an affirmative defense to actual and constructive fraudulent transfer actions where the transferee took in good faith for value. “The good faith/value defense . . . is an affirmative defense, and the burden is on the defendant-transferee to plead and establish facts to prove the defense.”(552) “Good faith” is a question of fact and examines whether the transferee had knowledge of the fraudulent scheme.  In examining good faith, courts have looked at whether the transferee was on “inquiry notice” of the fraud and whether it diligently investigated allegations of misconduct, or other similar red flags tending to show fund misconduct.(553)

Dynegy designed the CoalCo Transfer for the purpose of exerting downward pressure on the Bonds and in furtherance of its larger plan to maximize stockholder value. Considering that the FRC drove this process, Dynegy Inc. clearly was on more than “inquiry notice” of the transferor’s intent (especially when the corporate separateness of Dynegy Inc., Dynegy Holdings and DGI, cannot be respected).

(b)           Safe Harbor Defense Under Section 546(e)

Section 546(e) of the Bankruptcy Code shields certain transfers to qualifying financial participants made under qualifying financial contracts.(554) The safe harbor provisions of section 546(e) of the Bankruptcy Code apply to preference claims, constructive fraudulent transfer claims, and any state law avoidance claims.  However, by its terms, section 546(e) does not apply to actual fraudulent transfer claims brought under section 548 of the Bankruptcy Code.(555) No facts have been uncovered to suggest that the safe harbor provisions of the Bankruptcy Code apply to the transfers consummated in connection with the Prepetition Restructuring.  To that end, there are no safe harbor defenses to the constructive fraudulent transfer claims arising from those transactions.

(552)      In re Bayou Group, LLC, 362 B.R. at 631.

(553)                   In re Manhattan Inv. Fund, 397 B.R. at 22-23 (finding investor was on inquiry notice where investor received information that contradicted what investment manager reported); Jobin v. McKay (In re M & L Business Machine Co., 84 F.3d 1330, 1338 (10th Cir. 1996) (citation omitted) (investor cannot demonstrate good faith when he should have known of the debtor’s fraudulent intent); Warfield v. Byron, 436 F.3d 551, 560 (5th Cir. 2006) (strong likelihood investor in Ponzi scheme could not establish good faith due to his “failure to inquire about [Ponzi scheme] more closely, in light of the abundant suspicious information he possessed about the people, the scheme, and the previous schemes”).

(554)                   See 11 U.S.C. § 546(e) (providing trustee cannot avoid as a preference or constructive fraudulent conveyance any “transfer made by or to (or for the benefit of) a commodity broker, forward contract merchant, stockbroker, financial institution, financial participant, or securities clearing agency, in connection with a securities contract . . . .” 11 U.S.C. § 546(e).

(555)      See 11 U.S.C. § 546(e) (excluding actual intent claims under section 548(a)(1)(A) of the Bankruptcy Code).

C.                                    CONCLUSIONS CONCERNING CONDUCT OF DEBTORS IN CONNECTION WITH PRE-PETITION RESTRUCTURING OF DEBTORS AND THEIR NON-DEBTOR AFFILIATES

1.                                      ASSUMING DYNEGY HOLDINGS WAS INSOLVENT, ITS OFFICERS AND DIRECTORS BREACHED FIDUCIARY DUTIES

(a)         Generally, The Business Judgment Rule Is Appropriate Standard Of Review Of Officer And Director Action

When evaluating the decisions of directors, Delaware law generally applies the deferential standard of the business judgment rule, which is “a presumption that ‘in making a business decision the directors of a corporation acted on an informed basis, . . . and in the honest belief that the action taken was in the best interests of the company [and its shareholders].’ . . . . [Absent evidence of] ‘fraud, bad faith, or self-dealing in the usual sense of personal profit or betterment’ on the part of the directors . . . the board’s decision will be upheld unless it cannot be ‘attributed to any rational business purpose.’” In re Walt Disney Co. Derivative Litig., 907 A.2d 693, 747 (Del. Ch. 2005) (citations and internal quotations omitted).

Delaware courts will not place a higher standard of scrutiny on the decisions of directors unless a plaintiff satisfies “the burden of providing evidence that directors, in reaching their challenged decision, breached any one of . . . their fiduciary dut[ies].  Cede & Co. v. Technicolor, Inc., 634 A.2d 345, 361 (Del. 1993) (citing Citron v. Fairchild Camera & Instrument Corp., Del. Supr., 569 A.2d 53, 64 (1989); Van Gorkom, 488 A.2d at 872; Aronson, 473 A.2d at 812). If a plaintiff provides sufficient evidence that the directors breached their duty of care or loyalty, “the burden shifts to the director defendants to demonstrate that the challenged transaction was ‘entirely fair’ to the corporation and its shareholders.”  Disney, 907 A.2d at 747 (Del. Ch. 2005); see Cede at 361.

In a situation where there are divided loyalties, the entire fairness standard is applicable: “[t]he requirement of fairness is unflinching in its demand that where one stands on both sides of a transaction, he has the burden of establishing its entire fairness, sufficient to pass the test of careful scrutiny by the courts.”  Weinberger v. UOP, Inc., 457 A.2d 701, 710 (Del. 1983). Moreover, when the entire fairness standard is applicable, there “is no dilution of this obligation where one holds dual or multiple directorships, as in a parent-subsidiary context.” Id.

In the context of a transaction, “[u]nder the entire fairness standard of judicial review, the defendant directors must establish to the court’s satisfaction that the transaction was the product of both fair dealing and fair price.” Cede & Co. v. Technicolor, Inc., 634 A.2d 345, 361 (Del. 1993).  See also Weinberger, 457 A.2d at 711 (“The former embraces questions of when the transaction was timed, how it was initiated, structured, negotiated, disclosed to the directors, and how the approvals of the directors and the stockholders were obtained.  The latter aspect of fairness relates to the economic and financial considerations of the proposed merger, including all relevant factors: assets, market value, earnings, future prospects, and any other elements that affect the intrinsic or inherent value of a company’s stock.”). Thus, the entire fairness standard places a significant burden on defendant directors to demonstrate that, despite divided loyalties, their acts were entirely fair to the parties to whom the directors owe fiduciary duties—including a showing of fair process and fair result.

(b)         When Corporation Is Solvent, Fiduciary Duties Of Care And Loyalty Run To Stockholders And Corporation

It is “the fundamental principle of Delaware law that the business and affairs of a corporation are managed by or under the direction of its board of directors.” Cede, 634 A.2d at 360 (citing 8 Del. C. § 141(a)).  Delaware law prescribes that in “exercising these powers, directors are charged with an unyielding fiduciary duty to protect the interests of the corporation and to act in the best interests of its shareholders.” Id. (citing Guth v. Loft, Inc., Del. Supr., 23 Del. Ch. 255, 5 A.2d 503, 510 (1939); Aronson v. Lewis, Del. Supr., 473 A.2d 805, 811 (1984); Smith v. Van Gorkom, Del. Supr., 488 A.2d 858, 872 (1985); Mills Acquisition Co. v. Macmillan, Inc., Del. Supr., 559 A.2d 1261, 1280 (1988)).

Thus, directors of a Delaware corporation owe the fiduciary duties of care and loyalty to the corporation and its stockholders. See Cede, 634 A.2d at 360, 367 (stating that the “[d]uty of care and duty of loyalty are the traditional hallmarks of a fiduciary who endeavors to act in the service of a corporation and its stockholders.”); Stone v. Ritter, 911 A.2d 362, 370 (Del. 2006).

The “fiduciary duty of due care requires that directors of a Delaware corporation ‘use that amount of care which ordinarily careful and prudent [persons] would use in similar circumstances,’ and—‘consider all material information reasonably available’ in making business decisions, and that deficiencies in the directors’ process are actionable only if the directors’ actions are grossly negligent.”  Disney, 907 A.2d at 749 (citations and internal quotations omitted).(556)

With respect to the duty of loyalty, “[p]ublic policy . . . demands of a corporate officer or director, peremptorily and inexorably, the most scrupulous observance of his duty, not only affirmatively to protect the interests of the corporation committed to his charge, but also to refrain from doing anything that would work injury to the corporation, or to deprive it of profit or advantage which his skill and ability might properly bring to it, or to enable it to make in the reasonable and lawful exercise of its powers. The rule that requires an undivided and unselfish loyalty to the corporation demands that there be no conflict between duty and self-interest.” Disney, 907 A.2d at 750-751 (emphasis added) (quoting Guth, 5 A.2d at 510).

(556)                   See also Disney, 907 A.2d at 750 (“In the duty of care context with respect to corporate fiduciaries, gross negligence has been defined as a ‘reckless indifference to or a deliberate disregard of the whole body of stockholders’ or actions which are without the bounds of reason.’”) (citations omitted); id. (noting liability for duty of care “may be said to follow from a board decision that results in a loss because that decision was ill advised or negligent. Second, liability to the corporation for a loss may be said to arise from an unconsidered failure of the board to act in circumstances in which due attention would, arguably, have prevented the loss.” ) (citations omitted); Cede, 634 A.2d at 368 (noting that for a board to have breached its duty of care, it is required that “a the directors individually and the board collectively have failed to inform themselves fully and in a deliberate manner before voting as a board upon a transaction as significant as a proposed merger or sale of the company”).

Although the obligation to act in good faith had formerly been viewed as a separate fiduciary duty, the Supreme Court of Delaware has determined that “the obligation to act in good faith does not establish an independent fiduciary duty that stands on the same footing as the duties of care and loyalty.” Stone, 911 A.2d at 370. However, the “failure to act in good faith may result in liability because the requirement to act in good faith ‘is a subsidiary element[,]’ i.e., a condition, ‘of the fundamental duty of loyalty.’”  Id. at 369-370 (quoting Guttman v. Huang, 823 A.2d 492, 506 n.34 (Del. Ch. 2003)).  In addition, the Stone court held that “the fiduciary duty of loyalty is not limited to cases involving a financial or other cognizable fiduciary conflict of interest. It also encompasses cases where the fiduciary fails to act in good faith.” Id. at 370. The import of the holdings in Stone is that (i)“a failure to act in good faith is not conduct that results, ipso facto, in the direct imposition of fiduciary liability” and (ii) in addition to situations where there is a conflict of interest, the failure to act in good faith can be an element in determining a breach of the fiduciary duty of loyalty. Id. at 369. Thus the focus of the analysis is whether the duty of care or loyalty was breached, while a lack of good faith would support a determination that there was a breach of the duty of loyalty.

The central issues in determining whether the directors of Dynegy Holdings breached their fiduciary duties are whether (i) their actions caused Dynegy Holdings to violate any legal obligation or (ii) Dynegy Holdings was insolvent at the time of the challenged transactions. Absent one of these circumstances, directors of a wholly owned subsidiary are entitled to act in the best interest of its parent.(557)

(c)          When Corporation Is Insolvent, Fiduciary Duties Can Be Enforced Derivatively By Its Creditors

If a corporation is insolvent, the duties owed to the corporation by the directors may be enforced by creditors.(558) This is because the creditors are the beneficiaries of the corporation’s

(557)                   See Trenwick Am. Litig. Trust v. Ernst & Young, L.L.P., 906 A.2d 168, 200-01 (Del. Ch. 2006) (noting “in a parent and wholly-owned subsidiary context, directors of the subsidiary are obligated only to manage the affairs of the subsidiary in the best interests of the parent and its shareholders;” noting “[t]o the extent that Trenwick America was a wholly-owned solvent subsidiary of Trenwick, the fiduciary duties owed by the Trenwick America board ran to Trenwick . . . . In the absence of any indication that they would be causing Trenwick America [, the subsidiary,] to violate legal obligations owed to others, the Trenwick America board was free to take action in aid of its parent’s business strategy;” finding, in reviewing subsidiaries’ board action that lowered entities value: “the Trenwick America directors were obligated to manage Trenwick America with loyalty to Trenwick, the company’s sole stockholder. To the extent that the Trenwick America directors acceded to their parent’s wishes and lent support to its business strategy, there is no basis to fault them.”).

(558)                   See Trenwick, 906 A.2d at 195 (upon insolvency, “the creditors become the enforcement agents of fiduciary duties because the corporation’s wallet cannot handle the legal obligations owed . . . . [T]he fiduciary duty tool is transferred to the creditors when the firm is insolvent in aid of the creditor’s contract rights. Because, by contract, the creditors have the right to benefit from the firm’s operations until they are fully repaid, it is they who have an interest in ensuring that the directors comply with their traditional fiduciary duties of loyalty and care. Any wrongful self-dealing, for example, injures creditors as a class by reducing the assets of the firm available to satisfy creditors”); N. Am. Catholic Educ. Programming Found., Inc. v. Gheewalla, 930 A.2d 92, 99-101 (Del. 2007) (finding that when a corporation is solvent, the directors’ fiduciary duties to the corporation, “may be enforced by its shareholders, who have standing to bring derivative actions on behalf of the corporation because they are the ultimate beneficiaries of the value and as such have derivative standing to pursue claims against directors for breaches of fiduciary duties, particularly when the corporation’s value is harmed. See Gheewalla, 930 A.2d at 102 (noting that claims for directors’ breaches of fiduciary duties “belong to the corporation itself because even if the improper acts occur when the firm is insolvent, they operate to injure the firm in the first instance by reducing its value, injuring creditors only indirectly by diminishing the value of the firm and therefore the assets from which the creditors may satisfy their claims”) (citations omitted). Thus, acts of directors which harm a corporation in breach of their fiduciary duties are direct claims of the corporation and derivative claims of the creditors.

(d)         Dynegy Holdings Board Did Not Exercise Independence or Conduct Board Meetings To Deliberate

corporation’s growth and increased value. When a corporation is insolvent, however, its creditors take the place of the shareholders as the residual beneficiaries of any increase in value.”).

(559)

(560)

(561)

(e)          Assuming Insolvency, Dynegy Holdings Board Breached Its Fiduciary Duties To Dynegy Holdings

As an initial matter, there is no evidence that the directors of Dynegy Holdings ever endeavored to determine whether Dynegy Holdings was insolvent, and thus the appropriate course of conduct in exercising their fiduciary duties. To the contrary, there is ample evidence that the Dynegy Holdings directors never made any attempt to determine whether Dynegy Holdings was insolvent. This, in and of itself, indicates a failure of the directors to perform their functions with due care, as it would have been prudent to understand Dynegy Holdings’s solvency in evaluating appropriate actions to take.

Assuming Dynegy Holdings was insolvent when the challenged transactions occurred, Dynegy Holdings board likely breached its fiduciary duties to Dynegy Holdings. The insolvency of Dynegy Holdings divided the loyalties of the directors of Dynegy Holdings, none of whom was independent, as each one was an officer of Dynegy Inc., and, in the case of Mr. Flexon, also a director of Dynegy Inc., thus creating an inherent conflict.  At the point of insolvency, the directors of Dynegy Holdings had a duty to act in the best interest of Dynegy Holdings and maximize its value, which conflicted with their duty to act in the best interest of Dynegy Inc. and maximize its value.(563) This conflict is exemplified by the CoalCo Transfer and Undertaking.

(562)

(563)                   See Weinberger, 457 A.2d at 710-11 (“Thus, individuals who act in a dual capacity as directors of two corporations, one of whom is parent and the other subsidiary, owe the same duty of good management to

No rational board of directors would have transferred CoalCo to an unrelated, third party on the terms and conditions under which DGI (and Dynegy Holdings) transferred it. Dynegy Inc. got much better terms than any third party would have gotten with respect to the initial Undertaking, and even better terms in the amended version of the Undertaking.

If the CoalCo Transfer and Undertaking impaired the value of Dynegy Holdings, at a time when Dynegy Holdings was insolvent, this would be a breach of the duty of loyalty. This is because the directors of Dynegy Holdings should have been seeking to maximize the value of Dynegy Holdings for its ultimate beneficiaries—the creditors of Dynegy Holdings—not the parent, Dynegy Inc., and its stockholders.  Moreover, the transfer of the Bond discount to Dynegy Inc. for no consideration(566) conflicts with the directors’ and officers’ duty of loyalty to “refrain from doing anything that would work injury to the corporation, or to deprive it of profit or advantage.”(567) The Examiner therefore finds that if Dynegy Holdings was insolvent, then the Dynegy Holdings directors breached their duty of loyalty by pursuing a restructuring that harmed the value of Dynegy Holdings to benefit of the stockholders of Dynegy Inc. and by transferring to Dynegy Inc. the opportunity to take advantage of the Bond discount.

both corporations, and in the absence of an independent negotiating structure . . . or the directors’ total abstention from any participation in the matter, this duty is to be exercised in light of what is best for both companies.”).

(564)

(565)

(566)                   The assertion that the Bond discount feature added to the amended Undertaking was consideration for Dynegy Inc. consenting to amend the Undertaking, on the same date it was entered into, to permit Dynegy Holdings in lieu of its shell subsidiary, DGI, to be the recipient of payments thereunder is unconvincing, nor is it credible that this was a fair exchange or arm’s length transaction. See Dynegy Holdings 8-K, filed Sept. 8, 2011.

(567)                   Disney, 907 A.2d at 750-751.

Dynegy Holdings also lost the corporate opportunity to control the restructuring and the associated benefit of any discount in the debt.  Courts have recognized that controlling a restructuring and benefitting from any discount in the market for the company’s debt is a valuable asset and a corporate opportunity that cannot be improperly usurped by insiders. For example, in Committee of Creditors Holding Unsecured Claims v. Citicorp Venture, Ltd. (In re Papercraft Corp.), aff’d 160 F.3d 982 (3d Cir. 1998), CVC surreptitiously purchased approximately 40% of the debtor’s notes while Papercraft was in bankruptcy. CVC blocked the debtor’s plan and proposed a competing plan, thereby delaying consummation of the plan. The Third Circuit upheld the bankruptcy court’s finding that “the Papercraft notes (1) were purchased for the dual purpose of making a profit for CVC on the notes and of being able to influence the reorganization in its own self-interest, (2) were purchased with the benefit of non-public information acquired as a fiduciary, and (3) were acquired without disclosure of its purchasing plans to the bankruptcy court, the Papercraft board, the Committee, or the selling note holders.” Citicorp Venture Capital, Ltd. v. Committee of Creditors Holding Unsecured Claims, 160 F.3d 982, 987-89 (3d Cir. Pa. 1998).

The Third Circuit also noted the bankruptcy court’s conclusion that ‘“CVC’s actions diluted the voting rights of prepetition creditors and resulted in CVC’s attempt to wrest from the prepetition creditors the valuable assets of [Papercraft].’ Though CVC did not ultimately vote its claims, the court concluded that ‘nonetheless, its acquisition of claims placed it in the controlling seat in its class’, and that CVC was able to influence the negotiations surrounding the terms of the plan despite its ultimate election not to vote.” Id. at 986. In addition, the Court of Appeals stated that in “Brown, we held that the availability of claims for purchase at a discount constitutes a corporate opportunity.” Id. at 987. Moreover, the Court of Appeals found that even if Papercraft was not in a financial or legal position to purchase the notes, that fact would be “more relevant to the remedy issue than to whether a breach of fiduciary duty occurred.” Id. at 988.  Papercraft demonstrates that courts recognize the ability to control a restructuring and benefit from discounted debt is a corporate opportunity and a valuable asset belonging to the corporation. Similar to Papercraft, Dynegy Holdings’s loss of the value of the Bond discount and ability to control its restructuring was a loss of corporate and economic opportunity.

Like the ability to control the restructuring process, the ability to obtain the Bond discount was an economic opportunity and an asset with value that had belonged to Dynegy Holdings prior to its transfer to Dynegy Inc. for no consideration.  See Quadrangle Offshore

(568)

(Cayman) LLC v. Kenetech Corp., Case No. 16362NC, 1999 WL 893575, at *13 (Del. Ch. Oct. 13, 1999) (stating that purchase of thirteen million shares of common stock for $1,000 by the corporation’s CEO (who was also a director)—even though corporation was restricted by an indenture and a preferred stock certificate of designations from purchasing common stock— arguably constituted a breach of fiduciary duties because “a fiduciary who usurps an economic opportunity properly belonging to the corporation violates his or her duty of loyalty to the shareholders.  By not offering the 13 million shares to the corporation, Lerdal [the CEO] arguably denied it the opportunity to buy back its own shares at a huge discount.  Even the restrictions in the Senior Notes and PRIDES cannot explain Lerdal’s unilateral action.”).(569)

The Dynegy Holdings board breached its duties of loyalty to Dynegy Holdings regardless of whether the board knew that Dynegy Holdings was insolvent, misunderstood the import of it being insolvent, or had a good faith belief that it was permissible to benefit Dynegy Inc. at the expense of Dynegy Holdings. Having divided loyalties is a factual inquiry, and subjective intent is irrelevant under Delaware law. See, e.g., AC Acquisitions Corp. v. Anderson, Clayton & Co., 519 A.2d 103, 115 (Del. Ch. 1986) (holding that once there is a breach of the duty of loyalty, even if unintended, a “transaction can only be sustained if it is objectively or intrinsically fair; an honest belief that the transaction was entirely fair will not alone be sufficient . . . [and] all aspects of the transaction must be deemed fair . . . regardless of subjective intent”).  In addition, the “entire fairness analysis thus requires the transaction to be objectively fair; the board’s honest belief as to the fairness is insufficient to satisfy the test.”(570)

In addition, under Delaware law, a “director need not know that his action breaches a fiduciary duty for liability for that breach to lie: gross negligence is sufficient for breach of the duty of care, and no showing of knowledge is required.” Hexion Specialty Chems., Inc. v. Huntsman Corp., 965 A.2d 715, 747 n.88 (Del. Ch. 2008).(571) Thus, it matters only that the Dynegy Holdings board members breached their duty of care, not whether or not they were aware that they were committing a breach.

(f)                                   Compliance With Contractual Covenants Is Not A Substitute For Compliance With Fiduciary Duties

The law, however,

(569)                   Potential alternatives to effect deleveraging of Dynegy Holdings—consistent with the relevant duties and obligations—are discussed below.

(570)                   Encite LLC v. Soni, C.A. No. 2476-VCG 2011, Del. Ch. LEXIS 177, at *66 (Del. Ch. Nov. 28, 2011).

(571)                   See, e.g., Smith v. Van Gorkom, 488 A.2d 858, 873 (Del. 1985); Aronson v. Lewis, 473 A.2d 805, 812 (Del. 1984).

provides otherwise. Even if a transaction does not breach a creditor’s contractual protections, creditors are not foreclosed from pursing claims for violations of fiduciary duties and other non-contractual protections.  For example, a Delaware court has found that even though a restructuring that stripped value from a debtor subsidiary did not violate any provisions of a promissory note issued by the debtor subsidiary, the creditor still had protections to challenge the restructuring, including pursuing claims for a breach of fiduciary duties and fraudulent transfer.(572)

Regardless of compliance with contractual protections, creditors of insolvent corporations have the right to avail themselves of non-contractual protections, such as fiduciary duties, “[b]ecause, by contract, the creditors have the right to benefit from the firm’s operations until they are fully repaid, it is they who have an interest in ensuring that the directors comply with their traditional fiduciary duties of loyalty and care.”  Trenwick, 906 A.2d at 195.  As the Supreme Court of Delaware has stated, “inequitable action does not become permissible simply because it is legally possible.” Schnell v. Chris-Craft Indus., Inc. 285 A.2d 437, 439 (Del. 1971).

(g) Effect Of Conversion Of Dynegy Holdings From Corporation To Limited Liability Company

As part of the Prepetition Restructuring, Dynegy Holdings, Inc. converted from a corporation into a limited liability company under Delaware law (that is, Dynegy Holdings, LLC).  There appear to have been a number of legitimate considerations underlying the conversion, including the proffered tax considerations discussed above.

Moreover, the conversion had no impact on the fiduciary duties of the Dynegy Holdings board.  The directors or managers of a Delaware limited liability company owe the same fiduciary duties as directors of corporation, unless the operating agreement of the LLC expressly limits or modifies these duties.(573) Sections 19.01 and 19.05 of the DH LLC Agreement do limit

(572)                   Allied Capital Corp. v. GC-Sun Holdings, L.P., 910 A.2d 1020, 1035-1036 (Del. Ch. 2006) (finding that “the mere fact that Glencoe [the parent] was under no contractual inhibition from making equity investments in Sun I and its subsidiaries did not grant it a license to do so on terms that were unfair to Sun I [the debtor subsidiary], to the detriment of Sun I’s creditors. Rather, by making such an investment, Glencoe placed itself in the precarious circumstance of facing potential liability for breach of fiduciary duty or a fraudulent transfer, especially given Sun I’s shaky finances and Glencoe’s control over it.”). Creditors may nonetheless protect their interest by bringing derivative claims on behalf of the insolvent corporation or any other direct non[-]fiduciary claim.”); Trenwick, 906 A.2d at 196 (noting “the fiduciary duty tool is transferred to the creditors when the firm is insolvent in aid of the creditor’s contract rights.”) (emphasis added).

(573)                   See Bay Ctr. Apartments LLC, v. Emery Bay PKI, LLC, No. 3658-VCS, 2009 WL 1124451, at *8 (Del. Ch. Apr. 20, 2009) (noting “[t]he Delaware LLC Act gives members of an LLC wide latitude to order their relationships, including the flexibility to limit or eliminate fiduciary duties. But, in the absence of a contrary provision in the LLC agreement, the manager of an LLC owes the traditional fiduciary duties of loyalty and care to the members of the LLC.”); In re Atlas Energy Res., LLC, No. 4589-VCN, 2010 Del. Ch. LEXIS 216, at *19 (Del. Ch. Oct. 28, 2010) (stating that “in the absence of explicit provisions in a limited liability company agreement to the contrary, the traditional fiduciary duties owed by corporate directors and controlling shareholders apply in the limited liability company context.”); Kelly v. Blum, No. 4516-VCP, 2010 WL 629850, at *11 (Del. Ch. Feb. 24, 2010) (stating that “even though contracting parties to an LLC agreement have the freedom to expand, restrict, or eliminate fiduciary duties owed by managers the liability of the directors in certain situations, but neither provision expressly eliminates or modifies traditional fiduciary duties.

Section 19.01 is an exculpatory provision, which provides that managers (and other Covered Persons) will not be liable for any act or omission in good faith, unless there is “fraud, bad faith, gross negligence or willful misconduct.” That provision, however, does not limit or modify the fiduciary duties that are owed by the Dynegy Holdings board.  Rather, it limits monetary damages for a breach of fiduciary duties to situations where there is fraud, bad faith, gross negligence or willful misconduct.(574) Because this provision does not eliminate liability for gross negligence and gross negligence is the basis under Delaware law for finding a breach of the duty of care, managers are liable for a breach of the duty of care.(575) Managers are also liable for any breach of the duty of loyalty to the extent the breach was committed in bad faith, through willful misconduct, or as part of a fraud.(576)

to the LLC and its members and by members to each other, in the absence of a provision explicitly altering such duties, an LLC’s managers and controlling members in a manager-managed LLC owe the traditional fiduciary duties that directors and controlling shareholders in a corporation would.”); Auriga Capital Corp. v. Gatz Props., LLC, 2012 Del. Ch. LEXIS 19, at *6 (Del. Ch. Jan. 2012) (stating that the “Delaware Limited Liability Company Act (the ‘LLC Act’) explicitly applies equity as a default and our Supreme Court, and this court, have consistently held that default fiduciary duties apply to those managers of alternative entities who would qualify as fiduciaries under traditional equitable principles, including mangers of LLCs”).

(574)                   The exculpatory provision contained in § 19.01 of the DH LLC Agreement finds support in case law. See Kelly, 206 F.3d at 49-51 (“Section 18-1101(e) of the LLC Act permits members, in their LLC agreement, to limit or eliminate a manager’s or member’s liability for ‘breach of contract and breach of duties (including fiduciary duties),’ except for liability arising from a ‘bad faith violation of the implied contractual covenant of good faith and fair dealing’ .... [It also allows a] broad exculpation of all liabilities for breach of fiduciary duties—including the duty of loyalty;” finding, with respect to an exculpation provision that limited liability to willful or fraudulent misconduct or willful breach but did not disclaim fiduciary duties, “[a]lthough the default duties of loyalty and care remain, this provision requires more than application of a standard like entire fairness and requires that Kelly allege facts showing scienter .... [But] liability attaches only where a Manager willfully breaches his fiduciary duties.”); Auriga Capital Corp. at *53-54 (finding that as a result of an exculpatory provision that required managers act in good faith and excluded from its limitation gross negligence, willful misconduct or willful misrepresentation, a manager “may escape monetary liability for a breach of his default fiduciary duties if he can prove that his fiduciary breach was not: (1) in bad faith, or the result of (2) gross negligence, (3) willful misconduct or (4) willful misrepresentation”).

(575)                   See Disney, 907 A.2d at 749 (holding that the “fiduciary duty of due care requires that directors of a Delaware corporation ‘use that amount of care which ordinarily careful and prudent men would use in similar circumstances,’ and ‘consider all material information reasonably available’ in making business decisions, and that deficiencies in the directors’ process are actionable only if the directors’ actions are grossly negligent”) (citations and internal quotations omitted); Auriga Capital Corp. at *56 (finding that an exculpation provision which did not include gross negligence in its limitation of liability “does not exculpate for a breach of the duty of care”).

(576)                   Auriga Capital Corp., 2012 Del. Ch. LEXIS 19, at *56 (finding that that an exculpation provision which did not include in its limitation of liability bad faith or willful misconduct would protect a manager against liability for a breach of the manager’s fiduciary duty of loyalty only “to the extent he shows that the breach was not committed in bad faith or through willful misconduct”).

Section 19.05 protects managers (and other Covered Persons) from liability if they have relied in good faith on the provisions of the DH LLC Agreement or the advice of “accountants and counsel.”(577) This provision also clarifies that Dynegy Inc. agrees to any modification of the duties or liabilities of the Covered Persons, but only to the extent the DH LLC Agreement provides for any such modification. Noticeably absent in sections 19.01 and 19.05 and the other provisions in the DH LLC Agreement is any express elimination or modification of fiduciary duties. Accordingly, traditional fiduciary duties of care and loyalty are applicable to the Dynegy Holdings board irrespective of whether Dynegy Holdings is a corporation or a limited liability company.(578)

Thus, neither the exculpatory language in section 19.01 nor the other provisions of the DH LLC Agreement alter the conclusion that the Dynegy Holdings board remains liable for breaches of fiduciary duties in these circumstances because fiduciary duties were not eliminated or modified under the DH LLC Agreement and there is no exculpation for any breach of the duty of care or breach of the duty of loyalty committed in bad faith, through willful misconduct, or as part of a fraud.

This failure to act in a manner that advanced the interests of Dynegy Holdings comes within the definition of bad faith under Delaware law. Moreover, there is a question as to whether Section 10.02 of the Senior Notes Indenture was violated by Dynegy Holdings converting into a limited liability company. Section 10.02 provides that “[e]xcept as expressly permitted by this Indenture, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence of the Company.”  By converting into a limited liability company, Dynegy Holdings ceased its “corporate existence” and became governed by different statutory rules and different charter documents.

(577)                   Similarly, § 19.04 of the DH LLC Agreement provides that a “Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.”

(578)                   See Bay Ctr. Apt. 2009 WL 1124451, at *31 (noting “the interpretive scales . . . tip in favor of preserving fiduciary duties under the rule that the drafters of chartering documents must make their intent to eliminate fiduciary duties plain and unambiguous.”); Kelly, 206 F.3d at 48 (noting that “[b]ecause no clause in the 2008 LLC Agreement explicitly restricts or eliminates the default applicability of fiduciary duties, I find that Blum, Breen, and Kestenbaum, as Managers of Marconi, were required to treat Kelly in accordance with such traditional fiduciary duties”).

The acts of the Dynegy Holdings board can be viewed as willful misconduct.  The Supreme Court of Delaware has stated that a ‘“failure to act in good faith may be shown, for instance, where the fiduciary intentionally acts with a purpose other than that of advancing the best interests of the corporation.’” Disney, 907 A.2d at 67.(579) For misconduct to be willful, it need not be malicious; rather, it is more akin to a voluntary or intentional act.(580) Thus, it is irrelevant that the Dynegy Holdings board members appear not to have acted with malice; instead, it is significant that, as result of divided loyalties, they acted intentionally to advance the interests of Dynegy Inc. and its stockholders to the detriment of the Dynegy Holdings enterprise, which was the probable outcome of the transactions to which they consented.

In the wake of the conversion, Dynegy Holdings’s creditors may have lost standing to bring claims against Dynegy Holdings’s directors.(581) Creditors of a limited liability company lack standing to sue directors and officers derivatively for breaches of fiduciary duties.(582) Nonetheless, directors cannot eliminate their prior liabilities simply by converting from a corporation into a limited liability company, and the alleged breaches of fiduciary duties

(579)                   The Supreme Court of Delaware in providing guidelines as to what constitutes bad faith has stated that at least three different categories of fiduciary behavior are candidates for the “bad faith” pejorative label. The first category involves so-called “subjective bad faith,” that is, fiduciary conduct motivated by an actual intent to do harm . . . [S]uch conduct constitutes classic, quintessential bad faith. . . .

The second category of conduct, which is at the opposite end of the spectrum, involves lack of due care - that is, fiduciary action taken solely by reason of gross negligence and without any malevolent intent. . . . [W]e address the issue of whether gross negligence (including failure to inform one’s self of available material facts), without more, can also constitute bad faith. The answer is clearly no.

* * *

That leaves the third category of fiduciary conduct, which falls in between the first two categories. . . . This third category is what the Chancellor’s definition of bad faith - intentional dereliction of duty, a conscious disregard for one’s responsibilities - is intended to capture. The question is whether such misconduct is properly treated as a non-exculpable, nonindemnifiable violation of the fiduciary duty to act in good faith. In our view, it must be . . . .

Disney, 907 A.2d at 64-66.

(580)                   In discussing the definition of willful, the Court of Chancery has noted that “Black’s Law Dictionary defines ‘willful’ as ‘[v]oluntary and intentional, but not necessarily malicious’ and willful is defined under the Delaware Uniform Trade Secrets Act as ‘awareness, either actual or constructive, of one’s conduct and a realization of its probable consequences.’” Kelly, 206 F.3d at 52 (internal citations omitted).

(581)                   CML, 28 A.3d at 1046 (holding that that creditors of a limited liability company lack standing to sue directors and officers for breaches of fiduciary duties).

(582)                   See CML V, LLC v. Bax, 28 A.3d 1037, 1043-46 (Del. 2011) (noting “[u]ltimately, LLCs and corporations are different; investors can choose to invest in an LLC, which offers one bundle of rights, or in a corporation, which offers an entirely separate bundle of rights”).

occurred in the weeks and months prior to the conversion. To that end, the claims should remain viable.(583)

While CML holds that creditors of a limited liability company lack standing to sue derivatively, that case was not decided in the context of a corporation that had converted into a limited liability company in the course of the challenged transactions.  CML noted “that the common law equity power to extend derivative standing to address new circumstances is (a) exercisable only to prevent failures of justice, and (b) limited to the corporate context.” CML, 28 A.3d at 1045. But when the corporate context is gone, the question remains whether creditors lose derivative standing or whether once such standing arises, it cannot be extinguished with respect to conduct that occurred prior to the conversion. The implication of the Delaware statute is that the same enforcement rights of the creditors should continue following the conversion for breaches occurring pre-conversion. This should be true if one of the reasons for the conversion of Dynegy Holdings into a limited liability company was to deprive stakeholders standing.(584)

Irrespective of whether creditors lack standing, the company’s standing (that is, the standing of Dynegy Holdings) remains unaltered because fiduciary duties are owed directly to the entity.(585) Accordingly, Dynegy Holdings still can bring direct claims against its directors and officers.

2.                                      CONSIDERATION OF ALTERNATIVES TO RESTRUCTURE DYNEGY HOLDINGS’S UNSECURED INDEBTEDNESS

There were a number of alternatives that Dynegy could have pursued to deleverage Dynegy Holdings’s balance sheet in a manner consistent with the directors’ fiduciary and

(583)                   See Del. Limited Liability Act § 18-214(f) (“When any conversion shall have become effective under this section, . . . all of the rights, privileges and powers of the other entity that has converted . . . and all debts due to such other entity, as well as all other things and causes of action belonging to such other entity, shall remain vested in the domestic limited liability company . . . . but all rights of creditors . . . shall be preserved unimpaired, and all debts, liabilities and duties of the other entity that has converted shall remain attached to the domestic limited liability company to which such other entity has converted, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a domestic limited liability company.”).

(584)                   See, e.g., Lewis v. Ward, 852 A.2d 896, 902 (Del. 2004) (noting in merger context that plaintiff must be a current stockholder at time lawsuit is brought to maintain derivative standing and consequently its derivative standing is destroyed by a merger that resulted in plaintiff becoming a former stockholder; noting one exception: “if the merger itself is the subject of a claim of fraud, being perpetrated merely to deprive shareholders of the standing to bring a derivative action”); Kelly, 206 F.3d at 37 (“[T]hough few Delaware cases deal specifically with the distinction between derivative and direct claims in the LLC context, Sections 18-1001 to 18-1004 of the Delaware Limited Liability Company Act . . . were modeled, in significant part, on the corporate derivative suit. Consequently, ‘case law governing corporate derivative suits is equally applicable to suits on behalf of an LLC . . . .’”).

(585)                   See Gheewalla, 930 A.2d at 99 (“It is well established that the directors owe their fiduciary obligations to the corporation and its shareholders.”); Malone v. Brincat, 722 A.2d 5, 10 (Del. 1998) (“The directors of Delaware corporations stand in a fiduciary relationship not only to the stockholders but also to the corporations upon whose boards they serve.”) (citing Guth v. Loft, 23 Del. Supr., 5 A.2d 503, 510 (Del. 1939)).

contractual obligations. For example, Dynegy Holdings could have offered to issue new bonds, secured by a pledge of its equity in DGI, CoalCo, and/or GasCo, in exchange for an aggregate discount to the face amount of the existing Bonds. Such an exchange, one made by the issuer to enhance protections for creditors in return for a discount, is not unusual. By doing the exchange at the Dynegy Holdings level, any discount captured would have benefited Dynegy Holdings itself.

Alternatively, “structurally senior” entities underneath Dynegy Holdings, like GasCo and/or CoalCo, could have issued new bonds in exchange for the Dynegy Holdings Bonds.

3.             FIDUCIARY DUTIES OF ADVISORS

(a)           Duties Of Legal Advisors

Legal advisors representing multiple parties owe duties of candor, loyalty, and zealous advocacy to each of them. New York’s Code of Professional Responsibility requires unswerving loyalty to the client.(590)

(586)

(587)

(588)

(589)

(590)                   Federal bankruptcy courts sitting in New York generally apply New York’s Code of Professional Responsibility in analyzing conflicts. In re Alboro Waterproofing Corp., 224 B.R. 286, 291 n.2 (Bankr.E.D.N.Y. 1998).

If an actual or potential conflict between prospective or current clients exists, a lawyer may undertake, or continue, the multiple representation only if a disinterested lawyer would believe that the lawyer can competently represent the interest of each and if each consents to the representation after full disclosure of the implications of the simultaneous representation and the advantages and risks involved.

In April 2011, W&C was retained to represent Dynegy Inc., Dynegy Holdings, and other Dynegy Inc. subsidiaries regarding the restructuring of Dynegy Inc. and its subsidiaries and related matters.  Law firms commonly represent different affiliates within a group of corporations without each entity retaining its own counsel. Where each of the entities is solvent, the concurrent representation of multiple interrelated entities in connection with restructuring initiatives on a “enterprise basis” does not present a conflict because the interests of the entities are aligned.(591)

Restructuring situations, however, are more complicated due to the potential for conflicting loyalties against the backdrop of insolvency considerations.

                                                                                                                                                                            At the point of insolvency, the interests of Dynegy Holdings and Dynegy Inc. diverged. In addition to the

The disciplinary rules of the Code of Professional Responsibility provide that a “lawyer shall decline” or “not continue multiple employment if the exercise of independent professional judgment on behalf of a client will be or is likely to be adversely affected by the lawyer’s representation of another client, or if it would be likely to involve the lawyer in representing differing interests . . . . ” N.Y. Code of Prof. Resp. DR 5-105(A)-(B). Moreover, Cannon 5 of the Code of Professional Responsibility provides in part that “[t]he professional judgment of a lawyer should be exercised . . . solely for the benefit of the client and free of compromising influences and loyalties . . . . ” N.Y. Code of Prof. Resp. EC 5-1.

(591)                   In re Teleglobe Commc’ns Corp., 493 F.3d 345, 366-68 (3d Cir. 2007) (discussing the joint-client privilege between a parent company and its debtor subsidiaries and noting that when the subsidiaries are solvent there is no conflict because the interests of all entities flow to the parent, but where a subsidiary is insolvent the interests diverge); Aviall, Inc. v. Ryder System, Inc., 913 F. Supp. 826, 832 (S.D.N.Y. 1996) (“Because the officers and directors of a parent company owe allegiance only to that company and not to a wholly owned subsidiary, it is reasonable to conclude that a parent corporation itself is under no obligation to provide the subsidiary with independent representation during the spin-off process. It would be anomalous to impose a duty upon the corporation, an artificial person, when all the natural persons who are its officers and directors have no such duty, and there is no natural person to take up the duty.”).

(592)                   In Teleglobe, the Third Circuit noted the “[i]t is inevitable that on occasion parents and subsidiaries will see their interests diverge, particularly in spin-off, sale, and insolvency situations. When this happens, it is wise for the parent to secure for the subsidiary outside representation.” 493 F.3d at 373. “The Restatement’s conflicts rules provide that when a joint attorney sees the co-client’s interests’ diverging to an unacceptable degree, the proper course is to end the joint representation.” Id at 368. (citing Restatement (Third) of the Law Governing Lawyers § 121 cmts. e(1)-(2)).

The conflict rules even apply to in-house counsel representing multiple corporate entities. The Association of the Bar of the City of New York Committee on Professional and Judicial Ethics issued a formal opinion noting that “[o]nce it has been determined that a conflict of interest exists between represented corporate clients, inside counsel must withdraw from the representation, unless the code otherwise permits. If the code does not, the entire corporate legal department is barred from the representation because DR 5-105(D)

interests of Dynegy Inc. and its stockholders to maximize Dynegy Inc. equity value, Dynegy Holdings’s interests, including those of its creditors, required protection from Dynegy Inc.’s attempts to extract value from Dynegy Holdings.  This was especially the case because of Dynegy’s corporate structure—i.e., all the equity was held at the Dynegy Inc. level, but all of the debt was held at or below its subsidiary, Dynegy Holdings.  This meant that different constituencies could be treated differently based on actions targeted to specific entities in the corporate structure.

(b)           Fiduciary Duties Of Financial Advisors

As a general rule, under New York law, financial advisors do not owe their clients fiduciary duties.(595)

                                                                                                                              The Examiner has found no basis for concluding that a

provides that conflicts are imputed in a law firm.” New York City Bar Association Formal Op. 2008-02 (http://www.abcny.org/index.php/ethics/ethics-opinions-local/2008-opinions/800-corporate-legal-departments-and-conflicts-of-interest-between-represented-corporate-affiliates) (last visited March 8, 2012).

(593)

(594)

(595)

                                                                              Generally, New York federal courts enforce choice of law provisions contained in contracts. See RJE Corp. v. Northville Industries Corp., 329 F.3d 310 (2d Cir. 2003); Schiavone Constr. Co. v. City of New York, 99 F.3d 546, 548 (2d Cir. 1996).

(596)

fiduciary relationship was created under the circumstances of Lazard’s engagement or as a result of the role it played in the Prepetition Restructuring.(597)

4.             DEFENSE OF RELIANCE ON ADVICE OF COUNSEL

Delaware law allows members of a board of directors to rely in good faith on the advice of experts selected in good faith.(598)  Advice of counsel that a transaction is fair does not automatically shield directors from liability for a breach of the duty of loyalty. Moreover, it does not provide protection if the transaction is not substantively fair.

With respect to fiduciary duty claims, the scope of the protection of the advice of counsel depends on the standard applied.  Where, as here, the standard is entire fairness, though “reasonable reliance on expert counsel is a pertinent factor in evaluating whether corporate directors have met a standard of fairness in their dealings with respect to corporate powers, its existence is not outcome determinative of entire fairness.” Valeant Pharm. Int’l v. Jerney, 921 A.2d 732, 751 (Del. Ch. 2007) (noting that “[t]o hold otherwise would replace [the] court’s role in determining entire fairness under 8 Del. C. § 144 with that of various experts hired to give advice to the directors in connection with the challenged transaction, creating a conflict between sections 141(e) and 144 of the Delaware General Corporation Law”).

“A defendant may not rely on expert counsel to opine as to the actual substantive fairness of a transaction. Rather, the advice given by counsel is relevant to the issue of fair dealing, a question of process. . . . Importantly, however, general assertions by the defendant that he relied

(597)                   In order to warrant deviation from the general rule, a financial advisor must assume control and responsibility over a company’s affairs, or a company must repose trust or confidence in the advisor in a way that gives the advisor a position of advantage over the company. See Robin Bay Assocs. v. Merrill Lynch & Co., No. 07 Civ. 376 (JMB), 2008 WL 2275902, *3-4 (S.D.N.Y. June 03, 2008); American Tissue, Inc. v. Donaldson, Lufkin & Jenrette Securities Corp., 351 F. Supp. 2d 79, 102 (S.D.N.Y. 2004). Delaware law on this issue is consistent with New York law. Rubin v. Posner, 701 F. Supp. 1041, 1053 (D. Del. 1988) (rejecting claims against an investment banker, noting that even if a company placed a “quantum of trust” in an investment banker that the banker accepted, “no fiduciary relationship can exist without superiority on the part of the defendant”). Here, there are no facts to suggest that the engagement letter with Lazard, which disclaims any fiduciary responsibility, should not be enforced as written. Adelphia, 365 B.R. at 40 (Bankr. S.D.N.Y. 2007) (“Even if the general allegations vis-à-vis the Bank Agents might otherwise be sufficient to establish a basis for finding a fiduciary relationship, this express agreement that there was no fiduciary relationship would have to trump it.”); JP Morgan Chase Bank, N.A. v. Controladora Commercial Mexicana S.A.B. De C.V., 2010 WL 4868142, at *10 (N.Y. Sup. 2010) (“[W]here the parties’ agreement specifically disclaims a fiduciary relationship, no defense of, or claim for, breach of fiduciary duty will lie.”).

(598)                   8 Del. C. § 141(e) (“A member of the board of directors, or a member of any committee designated by the board of directors, shall, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.”).

on counsel, without specifics of the content of that advice are insufficient to establish fair process.”(599)

Similarly, counsel must be independent in order for reliance on counsel’s advice to help demonstrate a fair process.(600) And directors must always fulfill their duty of care by informing themselves and adequately deliberating, and if the directors fall short of their obligations, reliance of counsel will not protect against liability for a breach of the duty of care.(601)

(599)                   Encite LLC v. Soni, C.A. No. 2476-VCG, 2011 WL 5920896, at *22 (Del. Ch. Nov. 28, 2011) (noting that the defendants failure to “specify even the general content of the advice received,” e.g., whether they “were told by counsel that they could exercise independent business judgment” or “what a fair bidding process require[d]” prevented the defendants from relying on advice of counsel to defeat summary judgment); see In re Heizer Corp,, C.A. No. 7949, 1988 WL 58272, at *22 (Del. Ch. June 6, 1988) (considering advice of counsel as factor in determining whether to remove trustee for breaches of duty). See generally In re Borden’s Trust, 56 A.2d 108, 110-11 (Pa. 1948) (“Acting upon advice of counsel is a factor to be considered in determining good faith, but is not a blanket of immunity in all circumstances.”).

(600)                   See Boyer v. Wilmington Materials, Inc., 754 A.2d 881, 910-11 (Del. Ch. 1999) (“Iacono and Pettinaro [directors] argue that their ‘good faith reliance upon legal advice’ provides a defense to them. There is no dispute that Iacono and Pettinaro were both interested directors who gained by the sale of WMI’s assets for less than fair value. In the circumstances, their reliance on the advice of Manning [an attorney] that the transaction was fair cannot shield them from liability to Boyer [a stockholder] arising out of the unfairness of the transaction. I recognize that . . . reasonable reliance on expert counsel is a pertinent factor in evaluating whether corporate directors have met a standard of fairness in their dealings with respect to corporate powers. Indeed, in this case, had the defendants chosen independent counsel to represent the interests of WMI, reliance on the advice of such counsel would have weighed in the assessment of procedural fairness. They did not. And, while Iacono and Pettinaro may have operated under the mistaken impression that DM&H [a law firm] represented their interests in connection with the transaction, they had no reason to believe that DM&H was representing WMI or its Board of Directors or had been selected with reasonable care by or on behalf of the corporation,” and defense not available.) (internal quotations and citations omitted).

(601)                   See Sample v. Morgan, 914 A.2d 647, 668-69 ( Del. Ch. 2007) (in analyzing whether the compensation committee of the board of directors breached its fiduciary duty when it relied on the advice of legal counsel in approving an equity incentive plan that resulted in the three top officers receiving nearly one-third of the company’s stock, the court stated that “if the Compensation Committee, using Boeckman [legal counsel] as its sole advisor, conferred such an extraordinary grant in ignorance of the prior planning between Boeckman and the Insider Majority, that lack of knowledge provides no basis to dismiss the complaint. Rather, it suggests that there may have been fraud on the Committee by Boeckman (and implicitly, by the Insider Majority), who failed to disclose to the Committee the material facts inspiring the Incentive Plan. Furthermore, given the brevity of the Committee’s deliberations and its sole reliance on Boeckman for advice, a serious issue arises about the Committee’s compliance with its duty of care. The Committee’s generosity, if it could be called that, might be thought to have arisen as much from the rapid action of a poorly-informed committee relying upon conflicted advice from a lawyer subservient to management rather than from a good faith exercise of business judgment. By way of example, there is no indication that the Committee gave any thought to allocating any of the 200,000 shares to any employees other than the Insider Majority or to retaining shares in order to, in the words of the Proxy, ‘attract’ new employees in the future. Rather, the Committee in a series of quick meetings beginning the very day of the stockholder vote quickly focused on granting all 200,000 shares to the Insider Majority.”) (citations omitted).

                               Moreover, there are significant indications that the CoalCo Transfer, which was the product of divided loyalties, did not result in Dynegy Holdings receiving fair consideration. Thus, as a result of these inadequacies, reliance on the advice of counsel should not serve as a shield to protect against liability flowing from a flawed process and transaction and no meaningful evaluation by the board. See, e.g., Encite LLC, 2011 WL 5920896, at *22 (noting that reliance on advice of counsel cannot cleanse a transaction that is substantively unfair, as a director “may not rely on expert counsel ‘to opine as to the actual substantive fairness’ of a transaction”).(602)

5.                                      THE CORPORATE SEPARATENESS AMONG DYNEGY HOLDINGS, DYNEGY GAS INVESTMENTS, AND DYNEGY INC. SHOULD NOT BE RESPECTED

As a general matter, Delaware law(603) “does not blithely ignore corporate formalities.” Trenwick, 906 A.2d at 194.(604) However, the corporate form may be disregarded in Delaware “in the interest of justice, when such matters as fraud, contravention of law or contract, public wrong, or where equitable consideration among members of the corporation require it, are involved.” Pauley Petroleum Inc. v. Cont’l Oil Co., 239 A.2d 629, 633 (Del. 1968).(605)

Some of the relevant factors in determining whether to pierce the corporate veil include ‘“(1) whether the company was adequately capitalized for the undertaking; (2) whether the company was solvent; (3) whether corporate formalities were observed; (4) whether the dominant shareholder siphoned company funds; and (5) whether, in general, the company simply functioned as a facade for the dominant shareholder.’” Microstrategy, 2010 Del. Ch. LEXIS, at *46 (quoting EBG Holdings, LLC v. Vredezicht’s Gravenhage 109 B.V., No. 3184-VCP, 2008 Del. Ch. LEXIS 127, at *12 (Del. Ch. Sept. 2, 2008)).

(602)                   Similarly, when analyzing a fraudulent transfer claim “reliance upon advice of counsel is not an impenetrable shield behind which a debtor may continually hide.” In re Leone, 463 B.R. 229, 243 (Bkrtcy. N.D.N.Y. 2011): In re Dubrowsky, 244 B.R. 560, 575 (E.D.N.Y.2000). That is, “[t]he advice of counsel is not a defense when it is transparently clear that the advice is improper.” Leone, 363 B.R. at 43 (citing In re Kelly, 135 B.R. 459, 462 (Bankr.S.D.N.Y.1992)). Moreover, acting on the advice of counsel does not negate a debtor’s wrongful intent. Here, the facts indicate that the sale of CoalCo was made with the actual intent to hinder or delay Dynegy Holding’s creditors, making it unlikely that the advice of counsel defense will be available.

(603)      Delaware law applies to the analysis of whether to pierce the corporate veils among these entities.

(604)                   See Mason v. Network of Wilmington, Inc., C.A. No. 19434-NC, 2005 Del. Ch. LEXIS 99, at *9 (Del. Ch. Jul. 1, 2005) (stating that ‘“[p]ersuading a Delaware Court to disregard the corporate entity is a difficult task’”) (quoting David v. Mast, C.A. No. 1369-K, 1999 Del. Ch. LEXIS 34, at *2 (Del. Ch. Mar. 2, 1999)); Winner Acceptance Corp. v. Return On Capital Corp., C.A. No. 3088-VCP, 2008 Del. Ch. LEXIS 196, at *14 (Del. Ch. Dec. 23, 2008) (stating that a “Court will disregard the corporate form only in the ‘exceptional case’”) (quoting Sprint Nextel Corp. v. iPCS, Inc., C.A. No. 3746-VCP, 2008 Del. Ch. LEXIS 90, at *11 (Del. Ch. Jul. 14, 2008)).

(605)                   See Microstrategy Inc.v. Acacia Research Corp., C.A. No. 5735-VCP, 2010 Del. Ch. LEXIS 254, at *46 (Del. Ch. Dec. 30, 2010) (stating that the corporate veil may be pierced if “some ‘fraud or injustice’ would be perpetrated through misuse of the corporate form”) (citation omitted).

Breaches of fiduciary duties, which are contraventions of law and would satisfy a requirement of an injustice having occurred, also may provide a basis to pierce the corporate veil when other veil-piercing elements are present. Nufarm v. RAM Research, No. 16179-NC, 1998 Del. Ch. LEXIS 182, at *11 (Del. Ch. Sept. 15, 1998) (citing Pauley Petroleum, 239 A.2d at 633) (noting that in the context of veil piercing an “injustice includes the ‘contravention of law or contract’”).

A “court can pierce the corporate veil of an entity where there is fraud or where a subsidiary is in fact a mere instrumentality or alter ego of its owner.” Geyer v. Ingersoll Publ’ns Co., 621 A.2d 784, 793 (Del. Ch. 1992) (citing Mabon, Nugent & Co. v. Texas Am. Energy Corp., No. 8578, 1990 Del. Ch. LEXIS 46, at *8 (Del. Ch. Apr. 12, 1990).(606)  The control required would be a degree “by the parent corporation that the subsidiary no longer has legal or independent significance of its own. The key to this degree of control is an absence of corporate formalities separating the parent and the subsidiary, ‘as where the assets of the two entities are commingled, and their operations intertwined.’” O’Leary (2011 Del. Super. LEXIS 36, at *22 (quoting Mobil Oil Corp. v. Linear Films, Inc., 718 F. Supp. 260, 266 (D. Del. 1989).(607) Insolvency, while not dispositive, also is a relevant factor that raises the prospect of abuse by the stockholder. See Network of Wilmington, 2005 Del. Ch. LEXIS 99, at *12-13 (“[In the event of insolvency], and especially if particular shareholders benefited from and controlled that conduct, then justice would require the piercing of the corporate veil in order to hold the benefiting shareholders responsible.”).

(606)                   See O’Leary v. Telecomm. Res. Serv., LLC, C.A. No. 10C-03-108-JOH, 2011 Del. Super. LEXIS 36, at *22 (Del. Super. Ct. Jan. 14, 2011) (“Fraud is one circumstance under which a parent company can be held liable for a subsidiary’s action. Another circumstance is when the subsidiary is merely an instrumentality or alter ego of the parent corporation.”) (citing Geyer, 621 A.2d at 793); Mabon, 1990 Del. Ch. LEXIS 46, at *14-15 (stating that “the corporate veil may be pierced where there is fraud . . . [or] where a subsidiary is in fact a mere instrumentality or alter ego of its parent”); Leslie v. Telephonics Office Tech., Inc., C.A. No. 13045, 1993 Del. Ch. LEXIS 272, at *26 (Del. Ch. Dec. 30, 1993) (stating that the corporate form may be disregarded as a result of the “use of the corporate form to perpetrate a fraud . . . [or] when courts determine that a corporation is, in substance, the mere alter ego, or instrumentality of its owners”); Mabon, 1990 Del. Ch. LEXIS 46, at *15 (citing Pauley Petroleum Inc. 239 A.2d at 633) (even absent fraud, misuse of corporate form provides independent reason to pierce corporate veil; that additional, independent “ground for disregarding the separateness of corporate entities is consistent with the general principle that this Court may regard a corporate parent as the sole party in interest where equitable considerations require it.”); Reid v. Siniscalchi, C.A. No. 2874-VCN, 2011 Del. Ch. LEXIS 15, at *39 (Del. Ch. Jan. 31, 2011) (“the Court ‘will ignore the separate corporate existence of a subsidiary and attribute its activities in Delaware to the parent only if the subsidiary is the alter ego or a mere instrumentality of the parent, or if the subsidiary acts as the agent of the parent.’”) (quoting Red Sail Easter Ltd. P’ship L.P., C.A. No. 12036, 1991 Del. Ch. LEXIS 113 at *4 (Del. Ch. Jul. 10, 1991)).

(607)                   See Wallace v. Wood, 752 A.2d 1175, 1184 (Del. Ch. 1999) (stating that the “degree of control required to pierce the veil is ‘exclusive domination and control . . . to the point that [the General Partner] no longer has legal or independent significance of [its] own’”) (quoting Harco Nat. Ins. Co. v. Green Farms, C.A. No. 1131, 1989 Del. Ch. LEXIS 114, at *10 (Del. Ch. Sept. 19, 1989)); Grasty at *5 (stating that a “subsidiary corporation might be deemed the ‘alter ego’ of the parent corporation ‘where a corporate parent exercises complete domination and control over the subsidiary’”) (quoting Mobil Oil Corp. v. Linear Films, Inc., 718 F. Supp. 260, 268 (D. Del. 1989)).

(a)           Piercing The Veil Between Dynegy Holdings And Dynegy Inc.

Irrespective of fraud, whether the corporate distinction between Dynegy Holdings and its parent, Dynegy Inc., should be respected or whether Dynegy Holdings operated as a mere instrumentality of Dynegy Inc., resulting in inequitable conduct or an injustice, depends on the extent of dominance and control.  Evidence of that domination, especially in the setting of insolvency, where assets are shielded from creditors, suggests the corporate veil between Dynegy Holdings and Dynegy Inc. can be pierced. For that reason, CoalCo should be deemed property of Dynegy Holdings’s estate.

Overlapping Officers And Directors. Each director of the Dynegy Holdings board was an officer of Dynegy Inc. Flexon was also a director of Dynegy Inc. Additionally, the identity of the senior executive officers of Dynegy Inc. and Dynegy Holdings were the same: each of the senior executive officers of Dynegy Holdings (all of whom served as its directors) held the same offices at Dynegy Inc.

Overlapping Operations. Dynegy Inc. and Dynegy Holdings file joint 10-Qs and 10-Ks and share the same principal executive offices. The joint economic interest of Dynegy Inc. and Dynegy Holdings is highlighted by the statement in their joint 10-K that the 10-K “includes the combined filing of Dynegy Inc. (‘Dynegy’) and Dynegy Holdings Inc. (‘DHI’).  DHI is the principal subsidiary of Dynegy, providing approximately 100 percent of Dynegy’s total consolidated revenue for the year ended December 31, 2010 and constituting approximately 100 percent of Dynegy’s total consolidated asset base as of December 31, 2010.”

(608)

(609)

(610)

                                                                                                                                           Accordingly, the corporate veil between Dynegy Inc. and Dynegy Holdings should be pierced. (2)

(611)

(612)                   See Mabon, 1990 Del. Ch. LEXIS 46, at *18 (examining whether it was appropriate to pierce the corporate veil; finding evidence of treating “assets as if the two corporations were, economically, one firm” when a wholly-owned subsidiary guaranteed its parent’s debt, without any clear benefit to the subsidiary, and when, pursuant to a tax sharing agreement, subsidiaries’ losses were used as a tax shelter for income of company that parent acquired, without any compensation to subsidiary for use of that asset; noting further that because the boards of parent and the subsidiary were either substantially the same or identical and the subsidiaries’ officers were paid by the parent, an inference could be drawn that the subsidiary operated as an instrumentality of parent); see also Shandler v. DLJ Merch. Banking, Inc., C.A. No. 4797-VCS, 2010 Del. Ch. LEXIS 154, at *57 (Del. Ch. Jul. 26, 2010) (noting alter-ego liability may exist when “the boards of a parent company and its subsidiary were identical and one company appeared to operate as an instrumentality of the other, as well as where the officers and directors of two companies were the same, and the two companies shared a common address;” denying summary judgment on alter-ego claim when entities had substantially the same boards, and the subsidiary seemed to operate as an instrumentality of the parent) (citing Mabon, 1990 Del. Ch. LEXIS 46, at *5); Haisfield v. Cruver, C.A. No. 12430, 1994 Del. Ch. LEXIS 155, at *3-4 (Del. Ch. 1994) (holding that a plaintiff had succeeded in alleging alter ego status where, on a motion to dismiss, facts were pled to show common financial interests, board members and officers, and a common address)); Albert v. Alex. Brown Mgmt. Servs., C.A. Nos. 762-N, 763-N, 2005 Del. Ch. LEXIS 133, at *29 (Del. Ch. Aug. 26, 2005) (“[w]hile many factors are considered in deciding whether

(b)                                 Dynegy Gas Investments Operated As A Mere Instrumentality Of Dynegy Holdings And Dynegy Inc.

DGI was a newly formed shell subsidiary of Dynegy Holdings, which held the stock of CoalCo HoldCo immediately prior to its transfer to Dynegy Inc. on September 1, 2011. Notably, DGI was created on August 1, 2011 in connection with the Ring-Fencing Transactions.

Most of the same factors indicating that the corporate veil should be pierced between Dynegy Inc. and Dynegy Holdings also are present with respect to DGI.

Moreover, it appears that the CoalCo transfer was not on an arm’s-length basis, which is an additional indication that the corporate veil should be pierced.(613)

to pierce the corporate veil, ‘the concept of complete domination by the parent is decisive.’”) (internal citation omitted).

(613)                   See Network of Wilmington,  2005 Del.  Ch.  LEXIS 99, at *13 (indicating in a veil-piercing analysis that facts showing a transaction was not on an arm’s-length basis would have helped demonstrate that an insolvent entity’s assets were transferred in an attempt to avoid its creditors).

(614)

(615)

irrespective of whether it was arm’s length.  This, along with the other factors discussed above, indicate that DGI was a mere instrumentality of its ultimate parent, Dynegy Inc., and that the corporate separateness between Dynegy Inc., Dynegy Holdings, and DGI should be disrespected.

(c)                                  If Veil Is Pierced, Dynegy Inc. Directors Have Same Liability And Defenses As If They Were Dynegy Holdings Directors

If the corporate veil is pierced between Dynegy Inc. and Dynegy Holdings, Dynegy Inc. and its directors would have the same liability (and the same defenses) as if they were directors (or managers) of Dynegy Holdings. Thus, Dynegy Inc. and its directors should be liable to the extent that they would have been liable as directors (or managers) of Dynegy Holdings.  As discussed above, significant facts exist indicating that fiduciary duties were breached at the Dynegy Holdings level, which could result in equal liability for Dynegy Inc. and its directors under a veil piercing theory.(616)

D.                                    CONCLUSIONS CONCERNING WHETHER DYNEGY HOLDINGS IS CAPABLE OF CONFIRMING A CHAPTER 11 PLAN

1.                                      GOOD FAITH REQUIREMENT

In order to confirm a Chapter 11 plan of reorganization the Debtors must satisfy, among other things, section 1129(a)(3) of the Bankruptcy Code, which requires that a plan be “proposed in good faith and not by any means forbidden by law.”(617) Although good faith is not defined in the Bankruptcy Code, courts construing section 1129(a)(3) have held that the provision requires that a plan be proposed with “a legitimate and honest purpose to reorganize the debtor.”(618) In the Second Circuit, satisfaction of section 1129(a)(3)’s good faith standard requires “a showing that the plan was proposed with ‘honesty and good intentions’ and with ‘a basis for expecting that a reorganization can be effected.’”(619) Indeed, good faith is “generally interpreted to mean that there exists a reasonable likelihood that the plan will achieve a result consistent with the objectives and purposes of the Bankruptcy Code.”(620)

especially as the arm’s-length requirement was removed from the DGI LLC Agreement, irrespective of the removal of the requirement of consent by the independent manager.

(616)                      See also Shandler, 2010 Del. Ch. LEXIS 154, at *59-60 (“[b]ecause, however, the premise of controlling stockholder fiduciary responsibility is to hold the controller liable for actions it causes using its control of the company’s board, liability under this theory is largely coextensive with the liability faced by the corporation’s directors. That is, a controlling stockholder cannot be held liable for a breach of the duty of care when the directors are exculpated.”).

(617)                      11 U.S.C. § 1129(a)(3).

(618)                      Mercury Capital Corp. v. Milford Connecticut Assocs., L.P., 354 B.R. 1, 7 (D. Conn. 2006) (citation omitted).

(619)                      Koelbl v. Glessing (In re Koelbl), 751 F.2d 137, 139 (2d Cir. 1984); see also Kane v. Johns—Manville Corp., 843 F.2d 636, 649 (2d Cir. 1988).

(620)                      In re Chemtura Corp., 439 B.R. 561, 608 (Bankr. S.D.N.Y. 2010) (quoting In re Madison Hotel Assocs., 749 F.2d 410, 425 (7th Cir. 1984)).

When a reorganization plan is proposed for ulterior motives—in particular, to disadvantage creditors—a court likely will find the plan lacks good faith.(621)

Certain provisions of the Bankruptcy Code, necessarily, disadvantage creditors.  For example, section 502(b)(6) of the Bankruptcy Code provides a limitation on specific types of lease termination claims.(622) Courts have held that the commencement of a Chapter 11 case by a financially healthy company for the sole purpose of limiting claims arising from the termination of a lease of real property under this statute may give rise to claims of bad faith and warrant dismissal.(623) In contrast, courts are hesitant to dismiss a Chapter 11 case if the debtor is in need of reorganization relief, even if one of the purposes of filing was to invoke the statutory cap on lease termination claims.(624)

(621)                      See, e.g., Gonzalez Hernandez v. Borgos, 343 F.2d 802, 805 (1st Cir. 1965) (examining plan proposed under chapter XII (the analog to present day chapter 13) that placed assets beyond reach of dependent children: noting analogue to section 1129(a)(3), court required that plan be “for the best interests of creditors” and proposed “in good faith;” while bankruptcy act permitted alteration of debts, including child support, proposing a plan solely to alter those rights was bad faith); In re Quigley Company, Inc., 437 B.R. 102 (Bankr. S.D.N.Y. 2010) (after parent had tried to resolve asbestos liability through a number of different schemes; “global settlement strategy” entailed resurrecting Quigley solely to commence a chapter 11 bankruptcy; plan proposed a channeling injunction forcing all future claimants to direct claims against both Pfizer (parent) and Quigley (subsidiary) to a trust; to ensure that there was an impaired consenting class, Pfizer entered into a number of settlements that granted settling plaintiff a claim against Quigley, and conditioned a large portion of Pfizer’s payment on approval of Quigley plan. The bankruptcy court held that the plan was proposed in bad faith even though it had requisite votes and support of claimants and unsecured committees).

(622)                      See 11 U.S.C. § 502(b)(6) (court shall disallow claim “if such claim is the claim of a lessor for damages resulting from the termination of a lease of real property,” that exceeds “(A) the rent reserved by such lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of—(i) the date of the filing of the petition; and (ii) the date on which such lessor repossessed, or the lessee surrendered, the leased property; plus (B) any unpaid rent due under such lease, without acceleration, on the earlier of such dates [] . . .”).

(623)                      See In re Integrated Telecom Express, Inc., 384 F.3d 108, 112 (3d Cir. 2004) (finding chapter 11 petition filed by a financially healthy debtor solely to take advantage of section 502(b)(6) does not comply with the requirements of the Bankruptcy Code, and should be dismissed as not in good faith); In re Liberate Tech., 314 B.R. 206, 215 (Bankr. N.D. Cal. 2004) (dismissing a case as not filed in good faith where one justification was the need to cap future lease payments and holding “Congress intended that the cap on claims for future rent be used only by entities with a real need for bankruptcy relief . . . Stated differently, limiting claims for future rent is not an independent objective of the Bankruptcy Code”).

(624)                      See In re PPI Enterprises, 324 F.3d 197 (3d Cir. 2003) (finding no bad faith in chapter 11 filing by a debtor that was otherwise unable to satisfy all its debts even though the principal purpose of filing was to cap the landlord’s damages, and holding that the debtor was “using § 502(b)(6) for exactly its intended purpose”); In re Chameleon Sys., Inc., 306 B.R. 666, 669 (Bankr. N.D. Cal. 2004) (finding case filed by solvent debtor that was unable to complete liquidation absent resolution of issues with its landlord not filed in bad faith and holding that “[b]ecause rejection and the capping of a landlord’s claim is not per se bad faith, that purpose may not form the basis for a bad faith finding under § 1112(b)”); 1500 Mineral Spring Assocs., LP, v. Gencarelli, 353 B.R. 771, 781 (D.R.I. 2006) (“[A] petition filed by a solvent debtor, solely, for the purpose of invoking Section 502(b)(6) in order to cap a claim for future rent is subject to dismissal for lack of good faith . . . . On the other hand, where a debtor is unable to meet its obligations, the fact that one of

Here, the Examiner finds that Dynegy Holdings did not commence the Chapter 11 Cases solely to cap lease termination damages arising from its uneconomic power plants.

                                                                                                     And, as demonstrated by the RSA, holders of a substantial amount of Bonds have indicated a willingness to exchange their debt for equity, and to accept less than a par recovery.  Indeed, the Debtors commenced the Chapter 11 Cases in order to effect that agreement through a Chapter 11 plan.  Thus, because a Chapter 11 plan would serve a greater rehabilitative goal than simply attempting to cap lease termination claims, a plan that is dependent upon such limitation applying to certain claims could nevertheless satisfy the requirements of section 1129(a)(3).  That is not to say that such limitation should apply based on the types of leases at issue, as that is a subject that is outside the scope of this report.

More generally, the Bankruptcy Court could, in its discretion, consider Dynegy Holdings’s pre-filing conduct and determine it is not capable of confirming a Chapter 11 plan. This is because, “[w]hether a [Chapter 11] plan has been proposed in good faith must be viewed in the totality of the circumstances, and the requirement of Section 1129(a)(3) speaks more to the process of plan development than to the content of the plan.”(625) Courts have made clear that a determination of good faith may also “include considering the debtor’s pre-filing conduct.”(626)

Based on the facts developed, in light of the conduct towards its creditors, the Bankruptcy Court could determine that Dynegy Holdings itself is incapable of proposing and confirming a Chapter 11 plan.  The Examiner does not, however, believe that such a result is necessarily appropriate.  Rather, the Examiner believes it may still be possible for Dynegy Holdings to propose a confirmable plan because, ultimately, the confirmability of a particular plan is dependent upon the votes of creditors, following disclosure of all relevant facts.

2.                                      PLAN MUST PROVIDE FOR CORPORATE GOVERNANCE CONSISTENT WITH INTERESTS OF CREDITORS AND PUBLIC POLICY

Long prior to the enactment of the Bankruptcy Code, the Supreme Court recognized that even if a reorganization plan is premised upon a proper valuation, it should not be confirmed the purposes of filing a Chapter 11 petition was to take advantage of Section 506(b)(6) does not, by itself, constitute a lack of good faith.”) (citation omitted).

(625)                      In re Chemtura Corp., 439 B.R. at 608 (internal quotation marks and footnote omitted); see also In re WorldCom, Inc., 2003 WL 23861928, at *51 (S.D.N.Y. Oct. 31, 2003); In re Leslie Fay Cos., 207 B.R. 764, 781 (Bankr. S.D.N.Y. 1997).

(626)                      See In re Resorts Int’l, Inc., 145 B.R. 412, 469 (Bankr. D.N.J. 1990); In re Toy & Sports Warehouse, Inc., 37 B.R. 141, 149 (Bankr. S.D.N.Y. 1984).

absent proper governance of the reorganized company. Taylor v. Standard Gas & Electric Co., 306 U.S. 307, 324 (1939) (reversing confirmation order and requiring that any plan provide “at least equal voice” in governance to remedy a prior pattern of abuse by the debtor’s controlling stockholder).  The Bankruptcy Code specifically requires that bankruptcy courts examine the proposed directors and officers of the reorganizing debtor (or its affiliate participating in a joint plan) and independently find that the individuals proposed to serve will be in the interests of creditors and consistent with public policy. See 11 U.S.C. § 1129(a)(5)(A).(627) This section of the Bankruptcy Code is not merely procedural, but also substantive.  See In re Sentinel Management Group, Inc., 398 B.R. 281, 307 (Bankr. N.D. Ill. 2008). According to Collier:

Congress here apparently has instructed the courts to ensure that reorganized entities will not, because of the identity, history and affiliation of their proposed management, engage in activities contrary to general public policy. . . . [I]t would seem that if the bankruptcy court is to have a role beyond the ministerial one of counting ballots, then the public policy requirement would enable it to disapprove plans in which demonstrated incompetence or malevolence is a hallmark of the proposed management.

7 Collier on Bankruptcy ¶ 1129.03[5][b] at 1129-44 (15th ed.).

There are few bright line tests for this inquiry, but courts will refuse to confirm Chapter 11 plans if the facts suggest that individuals knowingly injured creditors.(628) This has occurred even when a plan merely proposed to reinstate a debtor’s pre-petition management, including that of the debtor’s parent.(629)

The existing Dynegy Holdings board, as a result of changes that were made shortly before the Petition Date, includes all the members of the FRC.  As set forth above, this committee of the Dynegy Inc. board, led by Messrs. Intrieri and Merksamer, employees of Icahn, the largest stockholder, devised the Prepetition Restructuring in a manner that would undermine legitimate creditor expectations so as to favor Dynegy Inc.  Assuming Dynegy Holdings was insolvent, the members of the FRC acted in a manner that would benefit Dynegy Inc. stockholders unfairly at the expense of creditors, and then directed that officers of Dynegy

(627)                      Section 1129(a)(5)(A) requires the plan proponent to identify any “individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor” and requires further that the appointment of such individual be “consistent with the interests of creditors and equity security holders and with public policy[.]”

(628)                      See In re Beyond.com Corp., 289 B.R. 138, 145 (Bankr. N.D. Cal. 2003) (“Continued service by prior management may be inconsistent with the interests of creditors, equity security holders, and public policy if it directly or indirectly perpetuates incompetence, lack of discretion, inexperience, or affiliations with groups inimical to the best interests of the debtor.”).

(629)                      See In re SM 104 Ltd., 160 B.R. 202, 245 (Bankr. S.D. Fla. 1993) (citing Pepper v. Litton, 308 U.S. 295 (1939), for the proposition that insiders cannot manipulate the bankruptcy process for their benefit to the detriment of creditors); see also Taylor v. Standard Gas & Electric Co., 306 U.S. 307, 323—24 (1939) (where the previous majority shareholder was denied a majority position in the new debtor in a reorganization under § 77B of the Bankruptcy Act because of “abuses of management”).

Holdings, and its subsidiary, DGI, carry out their directive. Continued service by members of the FRC as directors of Dynegy Holdings, or any affiliate participating in a joint plan with Dynegy Holdings, would be inconsistent with the interests of creditors and with public policy.

The same cannot be said with respect to existing senior management, who served simultaneously as officers of Dynegy Inc. and directors of Dynegy Holdings and DGI.  The Examiner finds that such individuals did not act out of self interest, but rather did not appreciate the distinction, from a corporate and fiduciary perspective, between Dynegy Inc. and its insolvent subsidiary. These individuals were asked to join Dynegy, not out of an allegiance to or alliance with stockholders, but solely on the basis of their strong reputations in the power sector.

                                                                                               For these reasons, the continued service of Messrs. Flexon, Freeland, and Howell as officers and directors of Dynegy Holdings, or any affiliate participating in a joint plan with Dynegy Holdings, would not be contrary to the interests of creditors or public policy.

Dated:	March 9, 2012
New York, New York

Respectfully submitted,

/s/ SUSHEEL KIRPALANI

Examiner

Counsel to Examiner:

QUINN EMANUEL URQUHART & SULLIVAN, LLP

James C. Tecce
Robert S. Loigman
Andrew J. Rossman
Daniel Holzman
Robert Dakis
Rex Lee
Katherine Scherling
Alex Rossmiller
Olga Urbieta
Todd Batson
51 Madison Avenue, 22nd Floor
New York, New York 10010

Eric D. Winston
Justin Griffin
Matthew Scheck
865 South Figueroa Street, 10th Floor
Los Angeles, California 90017

John Potter
Patrick Doolittle
50 California Street, 22nd Floor
San Francisco, California 94111

APPENDIX OF DEFINED TERMS

“2011 Credit Facilities” means the CoalCo Credit Facility and the GasCo Credit Facility.

“2012 Notes” means those certain 8.750% Senior Notes due 2012 in the initial aggregate principal amount of $500,000,000, issued by Dynegy Holdings under the Senior Notes Indenture.

“2015 Notes” means those certain 7.50% Senior Unsecured Notes due 2015 in the initial aggregate principal amount of $785,000,000 issued by Dynegy Holdings under the Senior Notes Indenture.

“2016 Notes” means those certain 8.375% Senior Unsecured Notes due 2016 in the initial aggregate principal amount of $1,046,834,000, issued by Dynegy Holdings under the Senior Notes Indenture.

“2018 Notes” means those certain 7.125% Senior Debentures due 2018 in the initial aggregate principal amount of $175,000,000, issued by Dynegy Holdings under the Senior Notes Indenture.

“2019 Notes” means those certain 7.75% Senior Unsecured Notes due 2019 in the initial aggregate principal amount of $1,100,000,000, issued by Dynegy Holdings under the Senior Notes Indenture.

“2026 Notes” means those certain 7.625% Senior Debentures due 2026 in the initial aggregate principal amount of $175,000,000, issued by Dynegy Holdings under the Senior Notes Indenture.

“Ad Hoc Bondholder Committee” means the Bondholders that are members of an ad hoc bondholder committee represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP and Houlihan Lokey Capital, Inc.

“Adjustment Mechanism” means the provision in the Undertaking pursuant to which, for every $1.00 in principal (face) amount that Dynegy Inc. reduces of the approximately $3.3 billion in Bonds through retirement, an exchange offer, tender offer, or similar means, or Dynegy Holdings reduces in an exchange or tender offer in which Dynegy Inc. guarantees the debt securities, the remaining payment stream under the Undertaking is reduced by $1.678.

“Amended and Restated RSA” means that certain Amended and Restated Restructuring Support Agreement, dated December 26, 2011.

“Assignment Agreement” means that certain Assignment Agreement dated September 1, 2011, by and among DGI and Dynegy Holdings, pursuant to which DGI assigned the Undertaking to Dynegy Holdings.

“August Refinancing” means repayment of the Old Credit Facility through the 2011 Credit Facilities.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended).

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

“Barclays” means Barclays Capital.

“Black Mountain” means Black Mountain CoGen, Inc.

“Blackstone” means the Blackstone Group L.P.

“Blackstone Offer” means the August 13, 2010 offer of Denali Parent Inc. to acquire 100% of the Dynegy Inc. common stock for $4.50 per share.

“Bonds” means the 2012 Notes, the 2015 Notes, the 2016 Notes, the 2018 Notes, the 2019 Notes, the 2026 Notes, and the Subordinated Notes.

“Bondholders” means holders of the Bonds.

“Chapter 11 Cases” means the cases commenced under chapter 11 of the Bankruptcy Code in the Bankruptcy Court with respect to the Debtors styled as In re Dynegy Holdings, LLC, et al., Chapter 11 Case 11-38111 (CGM), Jointly Administered.

“CoalCo” means the holding companies that were formed as part of the Ring-Fencing Transactions to hold Dynegy Midwest Generation, LLC f/k/a Dynegy Midwest Generation Inc.

“CoalCo Credit Agreement” means that certain credit agreement, dated August 5, 2011, among CoalCo, DCI Holdings, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral trustee (as amended, restated, replaced, refinanced, supplemented or otherwise modified or waived from time to time).

“CoalCo Credit Facility” means that certain $600 million, five-year secured term loan facility pursuant to the CoalCo Credit Agreement.

“CoalCo Transfer” means the transfer of CoalCo to Dynegy Inc., and, more specifically, the transfer by DGI of its equity in Dynegy Coal Holdco to Dynegy Inc. in exchange for the Undertaking as well as the exchange of the amended Undertaking for a note between DGI and Dynegy Holdings.

“Comparable Companies analysis” means assessing multiples of common metrics, such as EBITDA and KwH, paid by purchases or public equity of businesses deemed comparable to Dynegy.

“Credit Suisse” means Credit Suisse Securities (USA) LLC.

“Creditors’ Committee” means the Official Committee of Unsecured Creditors of Dynegy Holdings, et al., as the same may be constituted from time to time.

“Danskammer Indenture” means that certain Indenture of Trust, Mortgage, Assignment of Leases and Rents and Security Agreement related to Danskammer Units 3 and 4.

“Danskammer Lease” means that certain Facility Lease Agreement, dated May 8, 2001, between Danskammer OL LLC, as Owner Lessor, and Dynegy Danskammer, as Facility Lessee, pertaining to Units 3 and 4 of the Danskammer Power Station in Newburgh, New York.

“Danskammer Lease Guaranty” means that certain Guaranty, dated May 1, 2001, by Dynegy Holdings, as guarantor, of certain obligations of Dynegy Danskammer under the Danskammer Lease and related documents.

“Davies Ward” means Davies Ward LLP.

“DCF” means the net present value of the future cash flows, or Discounted Cash Flow.

“DCI Holdings” means Dynegy Coal Investments Holdings, LLC.

“DGH” means Dynegy GasCo Holdings, LLC.

“DGI” or “Dynegy Gas Investments” means Dynegy Gas Investments, LLC.

“DGI Holdings” means Dynegy Gas Investments Holdings LLC.

“DGI LLC Agreement” means the certain Limited Liability Company Operating Agreement of DGI.

“DGI Operating Agreement” means the Limited Liability Company Operating Agreement of DGI.

“DH” means Dynegy Holdings, LLC, formerly known as Dynegy Holdings, Inc.

“DH LLC Agreement” means the Limited Liability Company Operating Agreement of Dynegy Holdings, LLC.

“DPC” means Dynegy Power Corp.

“Debtors” means Dynegy Holdings and its debtor affiliates.

“Delaware Plaintiffs” means Roseton OL, LLC and Danskammer OL, LLC.

“Disclosure Statement” means that certain Disclosure Statement Related To The Chapter 11 Plan Of Reorganization For Dynegy Holdings LLC Proposed By Dynegy Holdings And Dynegy

Inc., dated December 1, 2011 (Docket No. 123 in the Chapter 11 Cases), as the same may be amended or modified.

“Discounted Cash Flow” means the net present value of the future cash flows, or DCF.

“Dynegy” means the entire company or Dynegy Inc. and its debtor and non-debtor subsidiaries and affiliates.

“Dynegy Coal Holdco” means Dynegy Coal Holdco LLC

“Dynegy Danskammer” means Dynegy Danskammer, LLC.

“Dynegy Disclosure Statement” means the disclosure statement filed with respect to the Dynegy Plan, as may be amended, supplemented, or otherwise modified from time to time, and the exhibits and schedules thereto.

“Dynegy Gas Holdco” means Dynegy Gas Holdco LLC.

“Dynegy Holdings” means Dynegy Holdings, LLC, formerly known as Dynegy Holdings, Inc.

“Dynegy Holdings board” means the Board of Directors of Dynegy Holdings.

“Dynegy Inc.” means Dynegy Inc.

“Dynegy Inc. board” means the Board of Directors of Dynegy Inc.

“Dynegy Northeast” means Dynegy Northeast Generation, Inc.

“Dynegy Operating” means Dynegy Operating Company.

“Dynegy Plan” means the plan of reorganization dated December 1, 2011, filed by Dynegy Inc. and Dynegy Holdings, as may be amended, supplemented, or otherwise modified from time to time, and the exhibits and schedules thereto.

“Dynegy Administrative Services” means Dynegy Administrative Services Company, a Delaware corporation.

“Dynegy Power Generation” means Dynegy Power Generation, Inc.

“Dynegy Power Marketing” means Dynegy Power Marketing, LLC, f/k/a Dynegy Power Marketing, Inc.

“Dynegy Northeast” means Dynegy Northeast Generation, Inc.

“Dynegy Roseton” means Dynegy Roseton, LLC.

“EMT” means the Executive Management Team.

“Examiner” means Susheel Kirpalani as Chapter 11 Examiner in the chapter 11 cases of Dynegy Holdings, LLC, et al.

“Examiner Motion” means that certain Motion of U.S. Bank National Association, as Indenture Trustee, for Appointment of an Examiner Pursuant to Section 1104(c) of the Bankruptcy Code, Docket No. 48 in the Chapter 11 Cases.

“Examiner’s Rule 2004 Motion” means the Mot. of Examiner, Pursuant to 11 U.S.C. §§ 105(a), 1106(a)(3) & (4), 1106(b), and 1109(b), and Fed. R. Bankr. P. 2004, for Entry of an Order Granting Authority to Issue Subpoenas for the Prod. of Documents and Authorizing the Examination of Persons and Entities and Establishing Procedures for Responding to those Subpoenas ¶¶ 21-26, In re Dynegy Holdings, LLC, No. 11-38111 (Bankr. S.D.N.Y. Jan. 16, 2012), Docket No. 326.

“Examiner Order” means that certain Order Granting the Examiner Motion (Docket No. 276 in the Chapter 11 Cases).

“Exchange Offer” means Dynegy Inc.’s offer, launched on or around September 15, 2011, to exchange up to $1.25 billion principal amount of Bonds issued by Dynegy Holdings for each exchanging noteholder’s pro rata share of (i) cash and (ii) the Exchange Notes.

“FRC” means the Special Committee of the Dynegy Inc. Board on Finance and Restructuring.

“Franklin” means Franklin Advisers, Inc., its affiliates and each fund, account and client for which Franklin Advisers, Inc. or its affiliates acts as an investment advisor.

“GasCo” means the holding companies that were formed as part of the Ring-Fencing Transactions to hold Dynegy Power, LLC f/k/a Dynegy Power Corp.

“GasCo Credit Agreement” means that certain credit agreement, dated August 5, 2011, among GasCo, DGI Holdings, the lenders from time to time party thereto, Credit Suisse AG, Cayman Islands Branch as Administrative Agent and collateral trustee for the Lenders, Credit Suisse Securities (USA) LLC and Goldman Sachs Lending Partners, LLC, as Joint Bookrunners and Joint Lead Arrangers and Credit Suisse Securities (USA) LLC and Goldman Sachs Lending Partners, LLC, as Joint Syndication Agents and Co-Documentation Agents (as amended, restated, replaced, refinanced, supplemented or otherwise modified or waived from time to time).

“GasCo Credit Facility” means that certain $1.1 billion, five-year secured term loan facility, pursuant to the GasCo Credit Agreement.

“Goldman Sachs” or “Goldman” means Goldman Sachs Lending Partners LLC.

“Habrok” means Habrok Capital Management LLP, together with its affiliates.

v

“Icahn” means Icahn Capital LP, its affiliated funds and subsidiaries.

“Icahn Offer” means the December 15, 2010 offer of Icahn Enterprises LP to acquire 100% of Dynegy Inc. common stock for $5.50 per share.

“Indentures” means the Senior Notes Indenture and the Subordinated Notes Indenture.

“Intercompany Note” means that certain $1.25 billion promissory note issued by Dynegy Holdings to Dynegy Gas Investments on September 1, 2011.

“Kendall” means Dynegy Kendall Energy, LLC.

“Lazard” means Lazard Ltd (f/k/a Lazard Frères & Co. LLC).

“Lazard Engagement Letter” means that certain engagement letter, dated April 12, 2011, between Lazard and W&C, as amended.

“Liquidity Analysis” means Exhibit E to the Disclosure Statement.

“Management Projections” means the projections contained in Dynegy’s June 6, 2011 business plan.

“Mediation Statement” means confidential mediation statements requested pursuant to the Mediation Statement Request.

“Mediation Statement Request” means that certain letter, dated January 16, 2012, from the Examiner to Dynegy Holdings, Dynegy Inc., Resource Capital Management Corp. (PSEG), Franklin Advisors, the Creditors’ Committee, U.S. Bank National Association, Aegon USA Investment Management LLC, and Appaloosa Management LP, inviting submissions of mediation statements from those parties.

“NRG” means NRG Energy, Inc.

“NOLs” means net operating losses.

“New Notes” means the $690 million in new 10% Senior Secured Notes due 2018 issued by Dynegy Inc. and secured by Dynegy Inc.’s interest in Dynegy CoalCo.

“Old Credit Facility” means the credit facility pursuant to Fifth Amended and Restated Credit Agreement, dated April 2, 2007 consisting of a $1,080 million revolving credit facility, $850 million term letter of credit facility and a $68 million senior secured term loan facility.

“Ontelaunee” means Ontelaunee Power Operating Company LLC.

“Petition Date” means November 7, 2011.

“Plan” means that certain Chapter 11 Plan Of Reorganization For Dynegy Holdings LLC Proposed By Dynegy Holdings LLC And Dynegy Inc., dated December 1, 2011 (Docket No. 123-1 in the Chapter 11 Cases), as the same may be modified or amended.

“Plants” means the 14 operational plants reviewed in the Management Projections.

“Precedent Transactions analysis” means the assessment of multiples of common metrics, such as EBITDA and KwH, paid by buyers in acquisitions of targets whose businesses were deemed comparables to Dynegy.

“Promissory Note” means that certain Promissory Note issued by Dynegy Holdings to DGI, dated September 1, 2011.

“PSEG” means PSEG Resources Inc.

“Prepetition Restructuring” means the transaction or series of transactions (a) referred to as the “Reorganization” in the July 10, 2011 Form 8-K issued by Dynegy Inc. and Dynegy Holdings Inc. and further described in the September Form 8-K, (b) described as the Prepetition Restructurings in the Disclosure Statement, and (c) defined as the “Prepetition Restructurings” in the Plan, including, without limitation, the August Refinancing, the Ring-Fencing Transactions, the CoalCo Transfer, and the Undertaking.

“Proposed Work Plan” means the Proposed Work Plan of Susheel Kirpalani, Examiner, In re Dynegy Holdings, LLC, No. 11-38111 (Bankr. S.D.N.Y. Jan. 24, 2012) , Docket No. 35.

“Purchase Agreement” means that certain Membership Interest Purchase Agreement dated September 1, 2011, by and between Dynegy Gas Investments and Dynegy Inc.

“Quinn Emanuel” means Quinn Emanuel Urquhart & Sullivan, LLP.

“RSA” means that that certain restructuring support agreement dated November 7, 2011, by and among Dynegy Inc., Dynegy Holdings, on behalf of itself and certain of its subsidiaries, and the RSA Support Parties, as may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Restructuring Term Sheet” means that certain term sheet attached as Exhibit A to the RSA.

“Ring-Fencing Transactions” means the series of transactions consummated in August 2011 in connection with the August Refinancing pursuant to which, among other things, certain wholly-owned subsidiaries of Dynegy Holdings would be structured into two “ring-fenced” silos, one for the company’s coal-powered generating facilities, and one for the company’s gas-powered generating facilities, becoming aligned under Dynegy Gas Holdco and Dynegy Coal Holdco.

“RSA Support Parties” means the signatories of the RSA who are each beneficial owners (or advisors, nominees or investment managers for the beneficial owner(s)) of a portion of the outstanding Bonds.

“Roseton Indenture” means that certain Indenture of Trust, Mortgage, Assignment of Leases and Rents and Security Agreement related to Roseton Units 1 and 2.

“Roseton Lease” means that certain Facility Lease Agreement, dated May 8, 2001, between Roseton OL LLC, as Owner Lessor, and Dynegy Roseton, as Facility Lessee, pertaining to Units 1 and 2 of the Roseton Power Station in Newburgh, New York.

“Roseton Lease Guaranty” means that certain Guaranty, dated May 1, 2001, by Dynegy Holdings, as guarantor, of certain obligations of Dynegy Roseton under the Roseton Lease and related documents.

“Rule 2004 Order” means the Order Granting Mot. of Examiner, Pursuant to 11 U.S.C. §§ 105(a), 1106(a)(3) & (4), 1106(b), 1109(b) and Fed. R. Bankr. P. 2004, for Entry of an Order Granting Authority to Issue Subpoenas for the Prod. of Documents and Authorizing the Examination of Persons and Entities and Establishing Procedures for Responding to those Subpoenas, In re Dynegy Holdings, LLC, No. 11-38111 (Bankr. S.D.N.Y. Jan. 27, 2012), Docket No. 371.

“Seneca” means Seneca Capital Investments, LP.

“Senior Notes” means those certain 2026 Notes, 2019 Notes, 2018 Notes, 2016 Notes, 2015 Notes, and 2012 Notes in the initial aggregate principal amount of $3,781.8 million, issued by Dynegy Holdings under the Senior Notes Indenture.

“Senior Notes Indenture” means that certain Indenture, dated September 26, 1996, restated as of March 23, 1998, and amended and restated as of March 14, 2001, between Dynegy Holdings and Bank One Trust Company, National Association, as Trustee (as amended, restated and supplemented from time to time).

“Sithe” means Sithe Energies, Inc.

“Sithe Senior Notes” means the 9.00% Senior Notes due 2013 issued by Sithe in the outstanding principal amount of $192,000,000.

“Subordinated Notes” means those certain Series B 8.316% Subordinated Capital Income Securities due 2027 in the initial aggregate principal amount of $200,000,000, issued by Dynegy Holdings under the Subordinated Notes Indenture.

“Subordinated Notes Indenture” means that certain Subordinated Debenture Indenture between Dynegy Holdings and First National Bank of Chicago, as Debenture Trustee, dated as of May 28, 1997 (as amended, restated and supplemented from time to time).

“Undertaking” means that certain Undertaking Agreement dated September 1, 2011 between DGI and Dynegy Inc., and the Amended and Restated Undertaking Agreement dated September 1, 2011 between Dynegy Holdings and Dynegy Inc.

“Tax Sharing Agreement” means that certain Tax Sharing Agreement, dated August 4, 2011 among Dynegy Inc., Dynegy Coal Holdco, LLC, Dynegy Coal Investments Holdings, LLC, Dynegy Midwest Generation, LLC, Dynegy GasCo Holdings, LLC, Dynegy Gas Holdco, LLC, Dynegy Gas Investments Holdings, LLC, and Dynegy Power, LLC.

“U.S. Trustee” means the United States Trustee for Region 2.

“W&C” means White & Case LLP.

“W&C Pitch” means that certain Presentation to Dynegy/Finance & Restructuring Committee of the Board, dated March 2011.

“W&C Engagement Letter” means that certain engagement letter, dated April 11, 2011, between Dynegy Inc. and W&C.

“Zolfo Cooper” means Zolfo Cooper, LLC.

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EXHIBIT A

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EXHIBIT A

Interviews Conducted Over Course of Investigation

January 18, 2012

Preliminary Interview with White & Case

January 20, 2012

Preliminary Interview with Sidley Austin

January 23, 2012

Preliminary Interview with US Bank

Preliminary Interview with Oaktree Capital Management

January 26, 2012

Preliminary Interview with Lazard

January 30, 2012

Preliminary Interview with Paul Weiss

February 2, 2012

Interviewee	Affiliation	Title(s)
David Kurtz	Lazard	Vice-Chairman of Investment Banking & Head of Global Restructuring

February 7, 2012

Interviewee(s)	Affiliation	Title(s)
Joe Miller	Lazard	Director
Carol Flaton	Lazard	Managing Director
Eric Seigert & Matthew Mazzucci	Houlihan Lokey	Seigert (Senior Managing Director, Financial Restructuring Group); Mazzucci (Managing Director, Financial Restructuring Group)

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February 8, 2012

Interviewee	Affiliation	Title(s)
Juan Correa	Lazard	Director
Carlo Bosco	Lazard	Vice President, Restructuring Group
Catherine Callaway	Dynegy	Dynegy Inc. Executive Vice President & General Counsel
Kevin Howell	Dynegy	Dynegy Inc. Executive Vice President & Chief Operating Officer; Dynegy Holdings Manager
Carolyn Burke	Dynegy	Dynegy Inc. Executive Vice President & Chief Administrative Officer

February 9, 2012

Interviewee	Affiliation	Title(s)
Robert Flexon	Dynegy	Dynegy Inc. Director, President & CEO; Dynegy Holdings Manager
Clint Freeland	Dynegy	Dynegy Inc. Executive Vice President & Chief Financial Officer; Dynegy Holdings Manager
Kenneth Krch	Dynegy	Dynegy Inc. Tax Director

February 15, 2012

Interviewee(s)	Affiliation	Title(s)
Jonathan Mir	Lazard	Managing Director
Gregory M. Saiontz & Adam S. Cohen	Caspian Capital Advisors	Saiontz (Investment Professional); Cohen (Partner)

February 16, 2012

Interviewee	Affiliation	Title
Thomas H. Day	Loomis Sayles	Assistant General Counsel

February 17, 2012

Interviewee(s)	Affiliation	Title(s)
Matthew Kimball	Avenue Capital	Portfolio Manager
James Rich & Clint Woods	AEGON USA Investment Management	Rich (Senior Distressed Research Analyst); Woods (Associate General Counsel)
Jonathan Barrett	Luminus Management	Managing Director

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February 22, 2012

Interviewee	Affiliation	Title
Eric Berg	White & Case	Partner, Head of Bank Finance Practice
Glenn Kurtz	White & Case	Partner, Litigation Practice

February 23, 2012

Interviewee	Affiliation	Title
William Dantzler	White & Case	Partner, Tax Practice
Ayesha Farooqi	White & Case	Counsel, Bank Finance Practice
Gregory Pryor	White & Case	Partner, M&A Practice

February 27, 2012

Interviewee	Affiliation	Title
Jason Buchman	Dynegy	Dynegy Inc. Vice President, General Counsel & Chief Compliance Officer

February 28, 2012

Interviewee	Affiliation	Title
D.J. (Jan) Baker	Latham & Watkins	Partner, Global Co-Chair of Insolvency Practice

February 29, 2012

Interviewee	Affiliation	Title
Gregory Pryor*	White & Case	Partner, M&A Practice

March 2, 2012

Interviewee	Affiliation	Title
Gary Kiang	Franklin Advisors	Research Analyst, Fixed Income

March 6, 2012

Interviewee	Affiliation	Title
David Thatch	White & Case	Partner, Securitization & Structured Finance Practice

3

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March 7, 2012

Interviewee(s)	Affiliation	Title(s)
Ed Perks	Franklin Advisors	Portfolio Manager
Gary Kiang*	Franklin Advisors	Research Analyst, Fixed Income
Ron Norman & Mark Repsher	PA Consulting Group	Norman (Partner); Repsher (Managing Consultant)

* Follow-up interview

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EXHIBIT B

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EXHIBIT B

Depositions Conducted Over Course of Investigation

February 15, 2012

Deponent	Affiliation	Title
Samuel Merksamer	Dynegy	Dynegy Inc. Director; Dynegy Holdings Manager

February 16, 2012

Deponent	Affiliation	Title
David Kurtz	Lazard	Vice-Chairman of Investment Banking & Head of Global Restructuring

February 21, 2012

Deponent	Affiliation	Title
Thomas Elward	Dynegy	Dynegy Inc. Chairman of the Board; Dynegy Holdings Manager

February 23, 2012

Deponent	Affiliation	Title
Kent Stephenson	Dynegy	Dynegy Inc. Executive Vice President

February 24, 2012

Deponent	Affiliation	Title
Vincent Intrieri	Dynegy	Dynegy Inc. Director; Dynegy Holdings Manager

February 27, 2012

Deponent	Affiliation	Title
E. Hunter Harrison	Dynegy	Former Dynegy Inc. Interim Chief Executive Officer; Former Dynegy Inc. Director

February 28, 2012

Deponent	Affiliation	Title
Michael Embler	Dynegy	Dynegy Inc. Director; Dynegy Holdings Manager
Reiner Boehning	Credit Suisse	Managing Director

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February 29, 2012

Deponent	Affiliation	Title
Felix Pardo	Dynegy	Dynegy Inc. Director

March 1, 2012

Deponent	Affiliation	Title
Thomas Lauria	White & Case	Partner, Global Practice Head of the Financial Restructuring & Insolvency Group
Vivek Bantwal	Goldman Sachs	Managing Director

March 2, 2012

Deponent	Affiliation	Title
John Plaster	Barclays Capital	Managing Director

March 3, 2012

Deponent	Affiliation	Title
Samuel Merksamer*	Dynegy	Dynegy Inc. Director; Dynegy Holdings Manager

* Continuation of deposition taken on February 15, 2012.

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